                         UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF NEVADA

                                                  .
                                          BK-03-52103-GWZ and BK-03-5270-GWZ
In re
                                          Jointly Administered under
                                          BK-03-52103-GWZ
AMERCO, a Nevada corporation, et. al.,
                                          Chapter 11

                  Debtors.
                                          Hon. Gregg W. Zive

--------------------------------------------------------------------------------

            FIRST AMENDED JOINT PLAN OF REORGANIZATION OF AMERCO AND AMERCO REAL ESTATE COMPANY, DEBTORS AND DEBTORS-IN-POSSESSION

--------------------------------------------------------------------------------

Craig D. Hansen                     Bruce T. Beesley
Thomas J. Salerno                   Bridget Peck
G. Christopher Meyer                BEESLEY, PECK & MATTEONI, LTD
Sean T. Cork                        5011 Meadowood Mall Way, Suite 300
SQUIRE, SANDERS & DEMPSEY L.L.P.    Reno, Nevada 89502
Two Renaissance Square, Suite 2700  (775) 827-8666
40 North Central Avenue
Phoenix, Arizona 85004              Co-Counsel for Debtors and
(602) 528-4000                      Debtors-in-Possession

Attorneys for Debtors and Debtors-in-Possession

Dated: November 26, 2003

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                                TABLE OF CONTENTS

                                                                                PAGE
INTRODUCTION ................................................................    1

ARTICLE I   DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME....    1

   A. Scope of Definitions ..................................................    1

   B. Definitions ...........................................................    2

      1.1   "503 Deadline" ..................................................    2
      1.2   "Administrative Claim" ..........................................    2
      1.3   "Administrative Claims Bar Date" ................................    2
      1.4   "Affiliate" .....................................................    2
      1.5   "Allowed Claim" or "Allowed Interest" ...........................    2
      1.6   "Amended and Restated Articles of Incorporation" ................    2
      1.7   "AMERCO" ........................................................    2
      1.8   "AMERCO/AREC Guaranty Obligations" ..............................    2
      1.9   "AMERCO Notes" ..................................................    2
      1.10  "AMERCO Unsecured Claims" .......................................    3
      1.11  "AREC" ..........................................................    3
      1.12  "AREC Note Claims" ..............................................    3
      1.13  "AREC Notes" ....................................................    3
      1.14  "AREC Syndication Terms" ........................................    3
      1.15  "Avoidance Claims" ..............................................    3
      1.16  "Ballot" ........................................................    3
      1.17  "Bank of America Swap" ..........................................    3
      1.18  "Bankruptcy Code" ...............................................    3
      1.19  "Bankruptcy Court" ..............................................    3
      1.20  "Bankruptcy Rules" ..............................................    3
      1.21  "Bar Date" ......................................................    3
      1.22  "Bar Date Order" ................................................    4
      1.23  "BBATs" .........................................................    4
      1.24  "BEAT Swaps" ....................................................    4
      1.25  "BMO Guaranty Claim" ............................................    4
      1.26  "BMO Master Lease" ..............................................    4
      1.27  "BMO Properties" ................................................    4
      1.28  "BMO Secured Claim" .............................................    4
      1.29  "BMO Valuation Hearing" .........................................    4
      1.30  "Business Day" ..................................................    4
      1.31  "Carey Cash Proceeds" ...........................................    4
      1.32  "Carey Sale Agreement" ..........................................    4
      1.33  "Carey Sale Transaction" ........................................    4
      1.34  "Cash" ..........................................................    5
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                                        i

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                                TABLE OF CONTENTS
                                   (continued)

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
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
1.35    "Causes of Action" ...................................................   5
1.36    "Chapter 11 Cases" ...................................................   5
1.37    "Citibank Guaranty Claim" ............................................   5
1.38    "Citibank Master Lease" ..............................................   5
1.39    "Citibank Properties" ................................................   5
1.40    "Citibank Secured Claim" .............................................   5
1.41    "Citibank Valuation Hearing" .........................................   5
1.42    "Claim" ..............................................................   5
1.43    "Claimholder" ........................................................   5
1.44    "Claims Agent" .......................................................   5
1.45    "Class" ..............................................................   6
1.46    "Class Actions" ......................................................   6
1.47    "Confirmation Date" ..................................................   6
1.48    "Confirmation Hearing" ...............................................   6
1.49    "Confirmation Order" .................................................   6
1.50    "Creditor" ...........................................................   6
1.51    "Creditors' Committee" ...............................................   6
1.52    "Cure" ...............................................................   6
1.53    "D&O Insurance Policies" .............................................   6
1.54    "Debtors" ............................................................   6
1.55    "Derivative Actions" .................................................   6
1.56    "Derivative Claims" ..................................................   7
1.57    "DIP Agent" ..........................................................   7
1.58    "DIP Credit Agreement" ...............................................   7
1.59    "DIP Facility" .......................................................   7
1.60    "DIP Facility Claim" .................................................   7
1.61    "DIP Facility Order" .................................................   7
1.62    "DIP Lenders" ........................................................   7
1.63    "Disallowed Claim" or "Disallowed Interest" ..........................   7
1.64    "Disclosure Statement" ...............................................   7
1.65    "Disputed Claim" or "Disputed Interest" ..............................   7
1.66    "Distribution Date" ..................................................   8
1.67    "Effective Date" .....................................................   8
1.68    "Effective Date Interest" ............................................   8
1.69    "Equity Committee" ...................................................   8
1.70    "Estates" ............................................................   8
1.71    "Exchange Act" .......................................................   8
1.72    "Exhibit" ............................................................   8
1.73    "Exhibit Filing Date" ................................................   8
1.74    "Existing Common Stock" ..............................................   8
1.75    "Existing Debt Securities" ...........................................   8
1.76    "Existing SAC Holding Notes" .........................................   9

                                       ii

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                                TABLE OF CONTENTS
                                   (continued)

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
                                                                                PAGE
1.77  "Exit Financing Facility" ..............................................    9
1.78  "Face Amount" ..........................................................    9
1.79  "Final Order" ..........................................................    9
1.80  "Holdback Amount" ......................................................    9
1.81  "Impaired" .............................................................    9
1.82  "Indemnification Obligation" ...........................................    9
1.83  "Indentures" ...........................................................    9
1.84  "Indenture Trustees" ...................................................    9
1.85  "Indenture Trustees Charging Lien" .....................................    9
1.86  "Indenture Trustee Fees" ...............................................   10
1.87  "Insurance First Day Order" ............................................   10
1.88  "Intercompany Claim" ...................................................   10
1.89  "Interest" .............................................................   10
1.90  "Interestholder" .......................................................   10
1.91  "JPMorgan" .............................................................   10
1.92  "JPMorgan Chase Credit Facility" .......................................   10
1.93  "JPMorgan Claims" ......................................................   10
1.94  "JPMorgan Support Party Obligation" ....................................   10
1.95  "JPMorgan Swap" ........................................................   10
1.96  "JPMorgan Syndication Terms" ...........................................   10
1.97  "Key Ordinary Course Professional" .....................................   10
1.98  "Key Ordinary Course Professional Claim" ...............................   10
1.99  "Miscellaneous Secured Claims" .........................................   10
1.100 "New AMERCO Notes" .....................................................   11
1.101 "New AMERCO Notes Indenture" ...........................................   11
1.102 "New BMO Guaranty" .....................................................   11
1.103 "New Citibank Guaranty" ................................................   11
1.104 "New Debt Securities" ..................................................   11
1.105 "New Term Loan A Notes" ................................................   11
1.106 "New Term Loan B Notes" ................................................   11
1.107 "New Term Loan B Notes Indenture" ......................................   11
1.108 "Non-Debtor Subsidiaries" ..............................................   11
1.109 "Ordinary Course Professional Order" ...................................   11
1.110 "Other Interests" ......................................................   11
1.111 "Other Priority Claims" ................................................   11
1.112 "Other Unsecured Claims" ...............................................   12
1.113 "Oxford" ...............................................................   12
1.114 "Oxford Note Claims" ...................................................   12
1.115 "Person" ...............................................................   12
1.116 "Petition Date" ........................................................   12
1.117 "Plan" .................................................................   12
1.118 "Plan Support Agreement" ...............................................   12

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
1.119  "PMSR" ..............................................................     12
1.120  "PMSR Agreement" ....................................................     12
1.121  "PMSR Facility" .....................................................     12
1.122  "PMSR Support Agreement" ............................................     13
1.123  "PMSR Support Obligations" ..........................................     13
1.124  "Preferred Stock Interests" .........................................     13
1.125  "Prepetition Agent" .................................................     13
1.126  "Prepetition Lenders" ...............................................     13
1.127  "Prepetition Lender Claims" .........................................     13
1.128  "Prepetition Note Claims" ...........................................     13
1.129  "Priority Claims" ...................................................     13
1.130  "Priority Tax Claim" ................................................     13
1.131  "Professional" ......................................................     13
1.132  "Professional Claim" ................................................     13
1.133  "Professional Fee Bar Date" .........................................     13
1.134  "Professional Fee Order" ............................................     13
1.135  "Pro Rata" ..........................................................     13
1.136  "PwC" ...............................................................     14
1.137  "PwC Litigation" ....................................................     14
1.138  "Record Date" .......................................................     14
1.139  "Reinstated" or "Reinstatement" .....................................     14
1.140  "Released Parties" ..................................................     14
1.141  "Reorganized AMERCO" ................................................     14
1.142  "Reorganized AREC" ..................................................     14
1.143  "Reorganized Debtor" or "Reorganized Debtors" .......................     14
1.144  "Restated BMO Master Lease" .........................................     14
1.145  "Restated Citibank Master Lease" ....................................     15
1.146  "Restructuring Agreement (Revolver Lenders)" ........................     15
1.147  "Restructuring Agreement (AREC Noteholders)" ........................     15
1.148  "RepWest" ...........................................................     15
1.149  "Retained Actions" ..................................................     15
1.150  "Retiree Benefits" ..................................................     15
1.151  "SAC Holding" .......................................................     15
1.152  "SAC Holding Note Documents" ........................................     15
1.153  "SAC Holding Senior Notes" ..........................................     15
1.154  "SAC Holding Senior Notes Indenture" ................................     15
1.155  "SAC Holding Participation and Subordination Agreement" .............     15
1.156  "Scheduled" .........................................................     16
1.157  "Schedules" .........................................................     16
1.158  "Secured Claims" ....................................................     16
1.159  "Securities Act" ....................................................     16
1.160  "Securities Action" .................................................     16

                                       iv

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                                TABLE OF CONTENTS
                                   (continued)

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
    1.161 "Statutory Committees" ...........................................     16
    1.162 "Subordinated Claims (Common)" ...................................     16
    1.163 "Subordinated Claims (Preferred)" ................................     16
    1.164 "Subsidiary" .....................................................     16
    1.165 "Subsidiary Interests" ...........................................     16
    1.166 "Terminated Swaps" ...............................................     16
    1.167 "U-Haul" .........................................................     16
    1.168 "UH Storage" .....................................................     17
    1.169 "Unimpaired" .....................................................     17
    1.170 "Unsecured Deficiency Claim" .....................................     17
    1.171 "Voting Deadline" ................................................     17
    1.172 "Workers' Compensation Program" ..................................     17

  C. Rules of Interpretation ...............................................     17

  D. Computation of Time ...................................................     18

  E. References to Monetary Figures ........................................     18

  F. Exhibits ..............................................................     18

ARTICLE II ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, AND OTHER
           UNCLASSIFIED CLAIMS .............................................     18

    2.1   Administrative Claims ............................................     18
    2.2   Priority Tax Claims ..............................................     19
    2.3   Workers' Compensation Programs Claims ............................     19
    2.4   Retiree Benefits .................................................     19
    2.5   Claims for Professional Fees .....................................     19
    2.6   Claims of DIP Lender .............................................     19

ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS .........................     20

    3.1   Class 1 ..........................................................     20
    3.2   Class 2 ..........................................................     20
    3.3   Class 3 ..........................................................     20
    3.4   Class 4 ..........................................................     20
    3.5   Class 5 ..........................................................     20
    3.6   Class 6 ..........................................................     20
    3.7   Class 7 ..........................................................     20
    3.8   Class 8 ..........................................................     20
    3.9   Class 9 ..........................................................     20
    3.10  Class 10 .........................................................     20
    3.11  Class 11 .........................................................     20
    3.12  Class 12 .........................................................     20
    3.13  Class 13 .........................................................     20
    3.14  Class 14 .........................................................     20

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
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
ARTICLE IV   IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS
             IMPAIRED AND UNIMPAIRED BY THE PLAN .................................    21

          4.1   Classes of Claims and Interests That Are Unimpaired ..............    21
          4.2   Impaired Classes of Claims .......................................    21

ARTICLE V    PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS ....................    21

          5.1   Class 1  (JPMorgan Claims) (Impaired) ............................    21
          5.2   Class 2  (Other Priority Claims) (Unimpaired) ....................    22
          5.3   Class 3  (Citibank Secured Claim and Citibank Guaranty Claim)
                (Impaired) .......................................................    22
          5.4   Class 4  (BMO Secured Claim and BMO Guaranty Claim) (Impaired)....    24
          5.5   Class 5  (Other Unsecured Claims) (Unimpaired) ...................    25
          5.6   Class 6  (AREC Note Claims) (Impaired) ...........................    25
          5.7   Class 7  (AMERCO Unsecured Claims) (Impaired) ....................    26
          5.8   Class 8  (Oxford Note Claims) (Unimpaired) .......................    26
          5.9   Class 9  (Miscellaneous Secured Claims) (Unimpaired) .............    26
          5.10  Class 10 (Intercompany Claims) (Unimpaired) ......................    27
          5.11  Class 11 (AMERCO/AREC Guaranty Obligations (Unimpaired) ..........    27
          5.12  Class 12 (Preferred Stock Interests and Subordinated Claims)
                (Unimpaired) .....................................................    27
          5.13  Class 13 (Existing Common Stock, Other Interests and
                Subordinated Claims) (Unimpaired) ................................    27
          5.14  Class 14 (Subsidiary Interests) ..................................    28

ARTICLE VI    ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF
              REJECTION BY ONE OR MORE IMPAIRED CLASSES OF
              CLAIMS OR INTERESTS ................................................    28

          6.1   Impaired Classes of Claims Entitled to Vote ......................    28
          6.2   Classes Deemed to Accept the Plan ................................    28
          6.3   Acceptance by Impaired Classes ...................................    28
          6.4   Classes Deemed to Reject the Plan ................................    28
          6.5   Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code...    28

ARTICLE VII  MEANS FOR IMPLEMENTATION OF THE PLAN ................................    29

          7.1   Continued Corporate Existence ....................................    29
          7.2   Directors and Officers of AMERCO .................................    29
          7.3   Listing on Securities Exchange or Quotation System ...............    30
          7.4   SAC Holding Participation ........................................    30
          7.5   Cancellation of Existing Debt Securities and Issuance of New Debt
                Securities .......................................................    30
          7.6   Emergence Date Financing .........................................    31

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
        7.7    Preservation of Causes of Action ................................     31
        7.8    Exclusivity Period ..............................................     31
        7.9    Corporate Action ................................................     31
        7.10   Effectuating Documents; Further Transactions ....................     32
        7.11   Exemption From Certain Transfer Taxes and Recording Fees ........     32

ARTICLE VIII EXECUTORY CONTRACTS AND UNEXPIRED LEASES ..........................     32

        8.1    Executory Contracts .............................................     32
        8.2    Approval of Assumption or Rejection .............................     32
        8.3    Cure of Defaults ................................................     33
        8.4    Bar Date ........................................................     33

ARTICLE IX   PROVISIONS GOVERNING DISTRIBUTIONS ................................     33

        9.1    Record Date .....................................................     33
        9.2    Time of Distributions ...........................................     33
        9.3    No Interest on Claims or Interests ..............................     33
        9.4    Reorganized Debtors as Disbursing Agent .........................     33
        9.5    Surrender of Securities or Instruments ..........................     34
        9.6    Services of Indenture Trustees, Agents and Servicers ............     34
        9.7    Claims Administration Responsibility ............................     34
        9.8    Delivery of Distributions .......................................     35
        9.9    Procedures for Treating and Resolving Disputed and Contingent
               Claims ..........................................................     35
        9.10   Fractional Securities; Fractional Dollars .......................     36

ARTICLE X    ALLOWANCE AND PAYMENT OF CERTAIN
             ADMINISTRATIVE CLAIMS .............................................     36

        10.1   DIP Facility Claim ..............................................     36
        10.2   Professional Claims .............................................     36
        10.3   Substantial Contribution Compensation and Expenses Bar Date .....     37
        10.4   Other Administrative Claims .....................................     37

ARTICLE XI   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS ........................     37

        11.1   Revesting of Assets .............................................     37
        11.2   Discharge of the Debtors ........................................     38
        11.3   Compromises and Settlements .....................................     38
        11.4   Releases, Exculpation and Related Matters .......................     38
        11.5   Setoffs .........................................................     40
        11.6   Subordination Rights ............................................     40
        11.7   Indemnification Obligations .....................................     40
        11.8   D&O Insurance Policies ..........................................     40
        11.9   Injunction ......................................................     40
        11.10  PMSR Agreement ............................... ..................     40

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                                   (continued)

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
ARTICLE XII CONDITIONS PRECEDENT ..........................................      41

        12.1  Conditions to Confirmation...................................      41
        12.2  Conditions to the Effective Date.............................      41
        12.3  Waiver of Conditions to Confirmation or Effective Date.......      41

ARTICLE XIII  RETENTION OF JURISDICTION....................................      42

ARTICLE XIV   MISCELLANEOUS PROVISIONS.....................................      43

        14.1  Binding Effect...............................................      43
        14.2  Modification and Amendments..................................      43
        14.3  Withholding and Reporting Requirements.......................      44
        14.4  Revocation, Withdrawal or Non-Consummation...................      44
        14.5  Notices......................................................      44
        14.6  Term of Injunctions or Stays.................................      45
        14.7  Governing Law................................................      45
        14.8  No Waiver or Estoppel........................................      45
        14.9  Severability.................................................      45
        14.10 Conflicts....................................................      45

                                    EXHIBITS

Exhibit A -1   --     Exit Financing Facility Commitment Letter

Exhibit A -2   --     Exit Financing Facility Agreement

Exhibit B      --     Plan Support Agreement (Creditors' Committee)

Exhibit C      --     Restructuring Agreement (AREC Noteholders)

Exhibit D      --     Restructuring Agreement (Revolver Lenders)

Exhibit E      --     SAC Holding Participation and Subordination Agreement

Exhibit F      --     AMERCO/AREC Guaranty Obligations

Exhibit G      --     PMSR Agreement

Exhibit H      --     Restated BMO Master Lease

Exhibit I      --     Restated Citibank Master Lease

Exhibit J      --     New BMO Guaranty

Exhibit K      --     New Citibank Guaranty

Exhibit L      --     New AMERCO Notes Indenture

Exhibit M      --     New Term Loan B Notes Indenture

Exhibit N      --     SAC Holding Senior Notes Indenture

Exhibit O      --     Restated Articles of Incorporation of Reorganized AMERCO

Exhibit P      --     Restated Articles of Incorporation of Reorganized AREC

                                  INTRODUCTION

         AMERCO and its wholly-owned subsidiary, Amerco Real Estate Company, as debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 Cases, together with SAC Holding Corporation ("SAC") and SAC Holding II Corporation, each a Nevada corporation (together with SAC, collectively, "SAC Holding") hereby propose the following First Amended Joint Plan of Reorganization for the resolution of the outstanding Claims against and Interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.B. of this Plan. The Debtors and SAC Holding are proponents of this Plan within the meaning of Section 1129 of the Bankruptcy Code.

         The direct and indirect subsidiaries of AMERCO and Amerco Real Estate Company have not commenced cases under Chapter 11 of the Bankruptcy Code. These subsidiaries, including, without limitation, U-Haul International, Inc., Oxford Life Insurance Company and Republic Western Insurance Company, continue to operate their businesses outside of bankruptcy.

         Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Claimholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on December [12], 2003, and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors' and SAC Holding's history, business, properties and operations, projections for those operations, risk factors associated with the business and Plan, a summary and analysis of this Plan, and certain related matters including, among other things, the securities to be issued pursuant to this Plan by the Reorganized Debtors and SAC Holding. ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT AND RELATED SOLICITATION MATERIALS IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article 14.2 of this Plan, each of the Debtors expressly reserves its respective rights to alter, amend, modify, revoke or withdraw this Plan with respect to such Debtor, one or more times, prior to this Plan's substantial consummation.

                                    ARTICLE I

                              DEFINITIONS, RULES OF
                    INTERPRETATION, AND COMPUTATION OF TIME

A.       SCOPE OF DEFINITIONS

         For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B. of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.       DEFINITIONS

                  1.1 "503 DEADLINE" means the deadline for any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Sections 503(b)(3), (4), and
(5) of the Bankruptcy Code to file an application with the clerk of the Bankruptcy Court, which shall be forty-five (45) days after the Effective Date.

                  1.2 "ADMINISTRATIVE CLAIM" means a Claim for any cost or expense of administration of the Chapter 11 Cases allowed under Sections 503(b), 507(b) or 546(c)(2) of the Bankruptcy Code and entitled to priority under
Section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) fees payable under 28 U.S.C. Section 1930; (b) actual and necessary costs and expenses incurred in the ordinary course of the Debtors' business; (c) actual and necessary costs and expenses of preserving the Debtors' Estates or administering the Chapter 11 Cases; (d) DIP Facility Claims; (e) all Professional Fees to the extent allowed by Final Order under Sections 330, 331, or 503 of the Bankruptcy Code; and (f) Indenture Trustees Fees.

                  1.3 "ADMINISTRATIVE CLAIMS BAR DATE" means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, except with respect to Professional Claims, which shall be subject to the provisions of Article 10.2 hereof.

                  1.4      "AFFILIATE" has the meaning given such term by
Section 101(2) of the Bankruptcy Code.

                  1.5 "ALLOWED CLAIM" or "ALLOWED INTEREST" means, respectively, except as otherwise allowed or provided for in this Plan, a Claim or an Interest, proof of which was timely and properly filed or, if no proof of claim or proof of interest was filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent, and in either case, as to which no objection to the allowance thereof has been interposed on or before the later of: (a) 45 days after the Effective Date; or (b) such other applicable period of limitation as may be fixed or extended by the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder.

                  1.6 "AMENDED AND RESTATED ARTICLES OF INCORPORATION" means the articles of incorporation of the Reorganized Debtors, amended and restated to the extent necessary to comply with the provisions of Section 1123(a)(6) of the Bankruptcy Code, in substantially the form attached hereto as Exhibit O and Exhibit P.

                  1.7 "AMERCO" means AMERCO, a Nevada corporation, debtor and debtor-in-possession in Case No. 03-52103 pending in the Bankruptcy Court.

                  1.8 "AMERCO/AREC GUARANTY OBLIGATIONS" means those obligations of the Debtors guarantying the obligations of certain of their direct and indirect subsidiaries, as set forth in Exhibit F.

                  1.9      "AMERCO NOTES" means, collectively, the following:
(a) the $175,000,000 in original principal amount of 7.85% Senior Notes due 2003 issued by AMERCO pursuant to that certain Indenture, dated as of May 1, 1996, between AMERCO, as Issuer, and Citibank, N.A., as Trustee, as supplemented; (b) the $200,000,000 in original principal amount of 8.80% Senior Notes due 2005 issued by AMERCO pursuant to that certain Senior Indenture, dated as of April 1, 1999, between AMERCO and the Bank of New York, as Trustee, as supplemented; and
(c) the $110,000,000 in medium-term notes issued pursuant to that certain Indenture, dated September 10, 1999, as supplemented, between AMERCO and The Bank of New York, as successor Indenture Trustee to The First National Bank of Chicago.

                  1.10 "AMERCO UNSECURED CLAIMS" means any Claim arising under, from or relating to the following: (a) the AMERCO Notes; (b) the BBATs;
(c) the Terminated Swaps; (d) the JPMorgan Support Party Obligation; and (e) Effective Date Interest.

                  1.11 "AREC" means Amerco Real Estate Company, a Nevada corporation, debtor and debtor-in-possession in Case No. 03-52790 pending in the Bankruptcy Court.

                  1.12 "AREC NOTE CLAIMS" means any Claim arising under, from or relating to the AREC Notes.

                  1.13 "AREC NOTES" means, collectively, the following: (a) the $95,000,000 original principal amount of Senior Secured Notes, Series A, due April 30, 2012; and (b) the $5,000,000 original principal amount of Senior Notes, Series B, due April 30, 2007, each issued by AREC under that certain Note Purchase Agreement, dated March 15, 2002, as amended or modified from time to time, between AREC and the holders of such Series A and Series B Notes.

                  1.14 "AREC SYNDICATION TERMS" means those Syndication Terms described in an exhibit to the Restructuring Agreement (AREC Noteholders).

                  1.15 "AVOIDANCE CLAIMS" means Causes of Action against Persons arising under any of Sections 510, 547, 548, 549, 550 and 551 (to the extent the latter two Sections are applicable to the other statutory sections referred to in this Article 1.15) of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

                  1.16 "BALLOT" means each of the ballot forms that are distributed with the Disclosure Statement to Claimholders included in Classes that are Impaired under this Plan and entitled to vote under Article 6.1 of this Plan to accept or reject this Plan.

                  1.17 "BANK OF AMERICA SWAP" means that certain ISDA Master Agreement, dated as of September 11, 1997, between AMERCO and Bank of New York, with an aggregate termination amount of $2,141,800.

                  1.18 "BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as in effect on the date hereof.

                  1.19 "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Nevada or such other court as may have jurisdiction over the Chapter 11 Cases.

                  1.20 "BANKRUPTCY RULES" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

                  1.21 "BAR DATE" means the deadline set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Cases. For all prepetition Claims, the Bar Date is November 10, 2003.

                  1.22 "BAR DATE ORDER" means the order entered by the Bankruptcy Court on September 30, 2003, which established November 10, 2003 as the Bar Date (Docket No. 415).

                  1.23 "BBATs" means the 7.135% Series 1997-C Bond Backed Asset Trust Certificates due October 15, 2002, in the original principal amount of $100,000,000 issued by AMERCO pursuant to that certain Trust Agreement, dated as of October 22, 1997, as amended or modified from time to time, between AMERCO, as depositer, and The Bank of New York as successor Trustee to IBJ Schroder Bank & Trust Company.

                  1.24 "BBAT SWAPS" means the following interest rate swap agreements: (a) that certain ISDA Master Agreement, dated as of October 8, 1997, between AMERCO and Citibank, N.A., New York dated October 3, 2002, with an aggregate termination amount of $15,266,722.28; and (b) that certain ISDA Master Agreement, dated as of September 11, 1997, between AMERCO and Bank of America, N.A. (f/k/a NationsBank, N.A.) with an aggregate termination amount of $11,284,099.

                  1.25 "BMO GUARANTY CLAIM" means all Claims arising under or related to that certain Amended and Restated Guaranty, dated July 27, 1999 (amending and restating the Guaranty dated December 8, 1996), by AMERCO in favor of (i) Bank of Montreal and each of the other various financial institutions, as the Lenders, (ii) BMO Global Capital Solutions, Inc. and the other various lessors, as Lessors, (iii) BMO Capital Solutions, Inc., as Agent Lessor for the Lessors, and (iv) Bank of Montreal, as Administrative Agent for the Lenders and as Arranger.

                  1.26 "BMO MASTER LEASE" means that certain Amended and Restated Master Lease Agreement and Open End Mortgage, dated as of July 27, 1999, as amended, by and among BMO Global Solutions, Inc., and the various Persons party thereto, U-Haul and AREC.

                  1.27 "BMO PROPERTIES" means the real property that is subject to the BMO Master Lease.

                  1.28 "BMO SECURED CLAIM" means any Secured Claim arising under, from or relating to the BMO Master Lease.

                  1.29 "BMO VALUATION HEARING" means the hearing to be conducted by the Bankruptcy Court pursuant to Article 5.4(a)(iii) of the Plan and Sections 506 and 1129(b) of the Bankruptcy Code with respect to the BMO Properties, as such hearing may be adjourned or continued from time to time.

                  1.30 "BUSINESS DAY" means any day, excluding Saturdays, Sundays and "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Nevada.

                  1.31 "CAREY CASH PROCEEDS" means the Cash proceeds received by AREC and U-Haul from the Carey Sale Transaction pursuant to the terms of the Carey Sale Agreement.

                  1.32 "CAREY SALE AGREEMENT" means that certain Purchase and Sale Agreement, dated as of June 6, 2003, by and among AREC, U-Haul and UH Storage, including any amendment, modification, supplement and exhibit thereto.

                  1.33 "CAREY SALE TRANSACTION" means that certain transaction or series of transactions related to the sale of the Citibank Properties and BMO Properties pursuant to the Carey Sale Agreement.

                  1.34 "CASH" means currency, checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks, money orders, negotiable instruments, and wire transfers of immediately available funds.

                  1.35 "CAUSES OF ACTION" means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims and Derivative Claims, unless otherwise waived or released by the Debtors or the Reorganized Debtors.

                  1.36 "CHAPTER 11 CASES" means the Chapter 11 Cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 03-52103-GWZ, and the phrase "Chapter 11 Case" when used with reference to a particular Debtor shall mean the particular case under Chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court.

                  1.37 "CITIBANK GUARANTY CLAIM" means all Claims arising under or related to that certain Parent Guaranty, dated September 24, 1999, by AMERCO in favor of Citicorp USA, Inc., as Agent for the benefit of the Note Holders and the Certificate Holders, BMO Global Capital Solutions, Inc., as Lessor under the Lease, and Citibank N.A., as APA Agent for the benefit of he APA Purchasers.

                  1.38 "CITIBANK MASTER LEASE" means that certain Master Lease, dated as of September 24, 1999, as amended, between BMO Global Capital Solutions, Inc., and AREC.

                  1.39 "CITIBANK PROPERTIES" means the real property that is subject to the Citibank Master Lease.

                  1.40 "CITIBANK SECURED CLAIM" means any Secured Claim arising under, from or relating to the Citibank Master Lease.

                  1.41 "CITIBANK VALUATION HEARING" means the hearing to be conducted by the Bankruptcy Court pursuant to Article 5.3(a)(iii) of the Plan and Sections 506 and 1129(b) of the Bankruptcy Code with respect to the Citibank Properties, as such hearing may be adjourned or continued from time to time.

                  1.42 "CLAIM" means a claim against one or both of the Debtors or their property, whether or not asserted in the Bankruptcy Cases, as defined in Section 101(5) of the Bankruptcy Code, including, without limitation:
(a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, mature, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured arising at any time before the Effective Date; (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; (c) any claim arising from rescission of or for damages from the purchase or sale of Existing Debt Securities; or (d) any claim for reimbursement or contribution associated with Existing Debt Securities.

                  1.43     "CLAIMHOLDER" means a holder of a Claim.

                  1.44 "CLAIMS AGENT" means The Trumbull Group, LLC, P.O. Box 721, Windsor, Connecticut 06095, Attn: Ronnie Kryjak.

                  1.45 "CLASS" means a category of Claimholders or Interestholders described in Article III of this Plan.

                  1.46 "CLASS ACTIONS" means, collectively, the following class action lawsuits: (1) Article Four Trust v. AMERCO, et al., District of Nevada, United States District Court, Case No. CV-N-03-0050-DWH-VPC; (2) Mates
v. AMERCO, et al., United States District Court, District of Nevada, Case No. CV-N-03-0107; (3) Klug v. AMERCO, et al., United States District Court of Nevada, Case No. CV-S-03-0380; and (4) IG Holdings v. AMERCO, et al., United States District Court, District of Nevada, Case No. CV-N-03-0199.

                  1.47 "CONFIRMATION DATE" means the date of entry of the Confirmation Order.

                  1.48 "CONFIRMATION HEARING" means the hearing before the Bankruptcy Court held to consider confirmation of this Plan and related matters under Section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

                  1.49 "CONFIRMATION ORDER" means the order entered by the Bankruptcy Court confirming this Plan.

                  1.50 "CREDITOR" means any holder of a Claim, whether or not such Claim is an Allowed Claim, encompassed within the statutory definition set forth in Section 101(10) of the Bankruptcy Code.

                  1.51 "CREDITORS' COMMITTEE" means the Official Committee of Unsecured Creditors appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

                  1.52 "CURE" means: (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to Section 365 of the Bankruptcy Code; and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law; provided, further, that in the event that a Debtor assumes an unexpired lease or executory contract, any guarantee provided by another Debtor related to such unexpired lease or executory contract shall be deemed Reinstated under the Plan if the failure of such guarantee to remain in force and effect would constitute a default under such assumed unexpired lease or executory contract.

                  1.53 "D&O INSURANCE POLICIES" means any directors and officers liability insurance policy or any applicable errors and omissions policy applicable to directors and officers of AMERCO and AREC, their Subsidiaries and Affiliates, or the Reorganized Debtors.

                  1.54     "DEBTORS" means AMERCO and AREC.

                  1.55 "DERIVATIVE ACTIONS" means, collectively, the following lawsuits: (1) Paul F. Shoen vs. SAC Holding Corporation et. al., CV02-05602, in the Second Judicial District Court of the State of Nevada, Washoe County; (2) Ron Belec vs. William E. Carty, et al, CV 02-06331, in the Second Judicial District Court of the State of Nevada, Washoe County; (3) M.S. Management Company, Inc. vs.

William E. Carty, et. al, CV 03-00386, in the Second Judicial District Court of the State of Nevada, Washoe County, along with two additional derivative suits against the same parties.

                  1.56 "DERIVATIVE CLAIMS" means any and all claims of the Debtors against any of their respective officers, directors, representatives, agents or employees based upon a breach or alleged breach by such Person of any duties owed to the Debtors.

                  1.57 "DIP AGENT" means the administrative agent for the DIP Lenders as defined in the DIP Credit Agreement.

                  1.58 "DIP CREDIT AGREEMENT" means that certain Senior Secured, Super-Priority Debtor-in Possession Loan and Security Agreement, dated as of August 15, 2003, as amended, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, by and among the Debtors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection with the DIP Facility.

                  1.59 "DIP FACILITY" means the debtor-in-possession secured financing facility in the original principal amount of $300,000,000 provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

                  1.60 "DIP FACILITY CLAIM" means all Administrative Claims of the DIP Agent and the DIP Lenders arising under or pursuant to the DIP Facility, including, without limitation, principal and interest on the DIP Facility, plus all reasonable fees and expenses (including professional fees and expenses) arising under the DIP Facility.

                  1.61 "DIP FACILITY ORDER" means, collectively, (i) the interim order that was entered by the Bankruptcy Court on August 14, 2003, (ii) the final order that was entered by the Bankruptcy Court on September 23, 2003, authorizing and approving the DIP Facility and the agreements related thereto, and (iii) any and all orders entered by the Bankruptcy Court authorizing and approving amendments to the DIP Credit Agreement.

                  1.62 "DIP LENDERS" means the lenders from time to time party to the DIP Credit Agreement.

                  1.63 "DISALLOWED CLAIM" or "DISALLOWED INTEREST" means a Claim or any portion thereof, or an Interest or any portion thereof, that: (a) has been disallowed by a Final Order; (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim or interest bar date has been established but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law; or (c) is not Scheduled and as to which a proof of claim or interest bar date has been set but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

                  1.64 "DISCLOSURE STATEMENT" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

                  1.65 "DISPUTED CLAIM" or "DISPUTED INTEREST" means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, or an

Allowed Interest or a Disallowed Interest, as the case may be, and includes, without limitation, Claims or Interests that: (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims or Interests are the subject of a proof of claim or proof of interest in the Bankruptcy Court; (b) are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules; or (c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

                  1.66 "DISTRIBUTION DATE" means the date, selected by the Debtors or Reorganized Debtors, occurring as soon as practicable after the Effective Date as determined by the Reorganized Debtors, upon which distributions to holders of Allowed Claims and Allowed Interests entitled to receive distributions under this Plan shall commence.

                  1.67 "EFFECTIVE DATE" means the Business Day determined by the Debtors on which all conditions to the consummation of this Plan set forth in Article 12.2 of this Plan have been either satisfied or waived as provided in
Article 12.3 of this Plan and is the day upon which this Plan is substantially consummated.

                  1.68 "EFFECTIVE DATE INTEREST" means, to the extent actually permitted under the respective underlying agreements evidencing Allowed AMERCO Unsecured Claims, the sum of (a) all accrued and unpaid interest at the default rate, if applicable, or otherwise at the non-default contract rate, as of the Petition Date, and (b) all accrued and unpaid interest, at the non-default contract rate, after the Petition date through and including the Effective Date.

                  1.69 "EQUITY COMMITTEE" means the Official Committee of Equity Security Holders appointed pursuant to Section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases, as the membership thereof may change from time to time.

                  1.70 "ESTATES" means the bankruptcy estates of the Debtors created pursuant to Section 541 of the Bankruptcy Code.

                  1.71 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

                  1.72 "EXHIBIT" means an exhibit annexed to either this Plan, in a supplement to the Plan or as an appendix to the Disclosure Statement.

                  1.73 "EXHIBIT FILING DATE" means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be on or before November 26, 2003, except with respect to Exhibit A-2, Exhibit E, Exhibit L, Exhibit M, and Exhibit N, which shall be filed with the Bankruptcy Court at least seven (7) days prior to the commencement of the Confirmation Hearing.

                  1.74 "EXISTING COMMON STOCK" means shares of common stock, par value $0.25 per share, of AMERCO that are authorized, issued and outstanding prior to the Effective Date.

                  1.75 "EXISTING DEBT SECURITIES" means: (a) the AMERCO Notes; (b) the BBATS; and (c) the AREC Notes.

                  1.76 "EXISTING SAC HOLDING NOTES" means any and all promissory notes issued by SAC Holding or any Subsidiary thereof, to the Debtors, or any Subsidiary thereof, at any time on or before the Effective Date.

                  1.77 "EXIT FINANCING FACILITY" means a post-Effective Date working capital revolving credit financing and term facility, in substantially the form attached hereto as Exhibit A-2, pursuant to the terms of: (a) that certain Commitment Letter, dated November 5, 2003, between the Debtors, as borrowers, and Wells Fargo Foothill, Inc., as the same may be amended, modified, or supplemented from time to time, in substantially the form attached hereto as Exhibit A-1; and (b) any and all additional documents related thereto filed in accordance with Article 7.6 of this Plan.

                  1.78 "FACE AMOUNT" means: (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law; and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

                  1.79 "FINAL ORDER" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

                  1.80 "HOLDBACK AMOUNT" means the amount equal to twenty percent (20%) of fees billed to the Debtors in a given month to the extent retained by the Debtors after the Petition Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order. The Holdback Amount shall not be considered property of the Debtors, the Reorganized Debtors, or the Estates.

                  1.81 "IMPAIRED" refers to any Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

                  1.82 "INDEMNIFICATION OBLIGATION" means any obligations of the Debtors or Subsidiaries to indemnify, reimburse, advance, or provide contribution to any present or former officer, director or employee, or any present or former professionals or advisors of the Debtors, pursuant to articles of incorporation, bylaws, policies of providing employee indemnification, applicable law, or otherwise as may be in existence immediately prior to the Petition Date, including, without limitation, Indenture Trustees, accountants, auditors, financial advisors, underwriters or attorneys, whether pursuant to the Indentures, charter, by law, contract, underwriting agreement, statute or otherwise, regardless of whether the indemnification is owed in connection with pre-petition or post-petition matters.

                  1.83 "INDENTURES" means the respective indentures pursuant to which each of the AMERCO Notes and the BBATs were issued.

                  1.84 "INDENTURE TRUSTEES" means, collectively, the indenture trustees under the respective Indentures.

                  1.85 "INDENTURE TRUSTEES CHARGING LIEN" means any lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustees are entitled, pursuant to the Indentures, against distributions to be made to holders of AMERCO Unsecured Claims for payment of Indenture Trustees Fees.

                  1.86 "INDENTURE TRUSTEE FEES" means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including without limitation, attorneys' and agents' fees, expenses and disbursements, incurred by the Indenture Trustees, whether prior to or after the Petition Date and whether prior to or after the Effective Date of the Plan.

                  1.87 "INSURANCE FIRST DAY ORDER" means the Final Order entered by the Bankruptcy Court approving payment of certain insurance obligations of AMERCO and RepWest (Docket No. 227).

                  1.88 "INTERCOMPANY CLAIM" means a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate.

                  1.89 "INTEREST" means the legal, equitable, contractual and other rights of any Person with respect to Existing Common Stock, Preferred Stock Interests, Other Interests, or any other equity securities of or ownership interests in the Debtors, but excludes any Subordinated Claims (Preferred) and Subordinated Claims (Common).

                  1.90     "INTERESTHOLDER" means a holder of an Interest.

                  1.91     "JPMORGAN" means JPMorgan Chase Bank.

                  1.92 "JPMORGAN CHASE CREDIT FACILITY" means that certain 3-year Credit Agreement, dated as of June 28, 2002, by and between AMERCO and JPMorgan Chase Bank, as administrative agent, Bank of America, N.A., as syndication agent, and Bank One, NA, as documentation agent, in the aggregate principal amount of $205,000,000, and all documents executed in connection therewith.

                  1.93 "JPMORGAN CLAIMS" means any Claim, whether or not a Secured Claim, arising under, from or relating to the JPMorgan Chase Credit Facility.

                  1.94 "JPMORGAN SUPPORT PARTY OBLIGATION" means the obligations of AMERCO arising under the PMSR Facility.

                  1.95 "JPMORGAN SWAP" means that certain ISDA Interest Rate and Current Exchange Agreement, dated March 5, 1992, by and between AMERCO and JPMorgan Chase Bank, with an aggregate termination amount of $3,453,808.50.

                  1.96 "JPMORGAN SYNDICATION TERMS" means those Syndication Terms described in an exhibit to the Restructuring Agreement (Revolver Lenders).

                  1.97 "KEY ORDINARY COURSE PROFESSIONAL" means those certain Persons identified as key ordinary course professionals by the Debtors pursuant to the Ordinary Course Professional Order.

                  1.98 "KEY ORDINARY COURSE PROFESSIONAL CLAIM" means an Administrative Claim of a Key Ordinary Course Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements in an amount less than $50,000 for any month relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

                  1.99 "MISCELLANEOUS SECURED CLAIMS" means all Secured Claims against any of the Debtors, as the case may be, other than the Citibank Secured Claim, the BMO Secured Claim and the Claims under the JPMorgan Chase Credit Facility.

                  1.100 "NEW AMERCO NOTES" means the New AMERCO Notes to be issued by the Reorganized Debtors pursuant to the New AMERCO Notes Indenture in an original principal amount equal to the total amount of the Allowed Class 7 Claims, minus the amount of the Cash, SAC Holding Senior Notes and New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders pursuant to Article 5.7(a), (b) and (c) of the Plan.

                  1.101 "NEW AMERCO NOTES INDENTURE" means the Indenture, dated as of the Effective Date, pursuant to which the Reorganized Debtors will issue the New AMERCO Notes, in substantially the form attached hereto as Exhibit L, as such Indenture is amended or modified from time to time.

                  1.102 "NEW BMO GUARANTY" means the new BMO Guaranty to be executed and delivered by Reorganized AMERCO on the Effective Date of the Plan pursuant to Article 5.4(b) of the Plan, in substantially the form attached hereto as Exhibit J.

                  1.103 "NEW CITIBANK GUARANTY" means the new Citibank Guaranty to be executed and delivered by Reorganized AMERCO on the Effective Date of the Plan pursuant to Article 5.3(b)(ii) of the Plan, in substantially the form attached hereto as Exhibit K.

                  1.104 "NEW DEBT SECURITIES" means: (a) the New Term Loan B Notes; (b) the New AMERCO Notes; and (c) the SAC Holding Senior Notes.

                  1.105 "NEW TERM LOAN A NOTES" means the Term Loan A Notes to be issued pursuant to the Exit Financing Facility in the original principal amount of $350,000,000.

                  1.106 "NEW TERM LOAN B NOTES" means the Term Loan B Notes to be issued by the Reorganized Debtors pursuant to New Term Loan B Notes Indenture in the original principal amount of $200,000,000.

                  1.107 "NEW TERM LOAN B NOTES INDENTURE" means the Indenture, dated as of the Effective Date, pursuant to which the Reorganized Debtors will issue the New Term Loan B Notes, in substantially the form attached hereto as Exhibit L, as such Indenture is amended or modified from time to time.

                  1.108 "NON-DEBTOR SUBSIDIARIES" means the Subsidiaries of the Debtors that have not commenced cases under Chapter 11 of the Bankruptcy Code.

                  1.109 "ORDINARY COURSE PROFESSIONAL ORDER" means the Bankruptcy Court's Order Pursuant to 11 U.S.C. Sections 105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business.

                  1.110 "OTHER INTERESTS" means the preferred share purchase rights issued by AMERCO pursuant to that certain stock-holder rights plan adopted by the board of directors of AMERCO in July 1998, with each such right entitling its holder to purchase from AMERCO one one-hundredth of a share of Series C Junior Participation Preferred Stock (Series C), no par value per share of AMERCO, at a price of $132.00 per one one-hundredth of a share of Series C, subject to adjustment.

                  1.111 "OTHER PRIORITY CLAIMS" means all Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

                  1.112 "OTHER UNSECURED CLAIMS" means any and all Claims against the Debtors as of the Petition Date not secured by a charge against an interest in or lien on property in which a Debtors' Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, including the Claims of RepWest not included in the Insurance First Day Order as of the Effective Date, but excluding therefrom: (a) Priority Claims; (b) AMERCO Unsecured Claims; (c) BMO Guaranty Claim; (d) Citibank Guaranty Claim; (e) Subordinated Claims (Preferred); (f) Subordinated Claims (Common); and (g) Claims with respect to AMERCO/AREC Guaranty Obligations.

                  1.113 "OXFORD" means Oxford Life Insurance Company, an Arizona corporation, and a wholly-owned subsidiary of AMERCO. Oxford is not a debtor in the Chapter 11 Cases.

                  1.114 "OXFORD NOTE CLAIMS" means, collectively, all Claims arising under, from or relating to the financial accommodations made available to AMERCO by Oxford as evidenced by: (a) that certain $15,000,000 Promissory Note, dated June 27, 2002, issued by AMERCO to Oxford; (b) that certain $1,700,000 Promissory Note, dated June 27, 2002, issued by AMERCO to Oxford, Christian Fidelity Life Insurance Company and North American Insurance Company; and (c) that certain $800,000 Promissory Note, dated June 27, 2002, issued by AMERCO to North America Insurance Agency.

                  1.115 "PERSON" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in Section 101(27) of the Bankruptcy
Code) or other entity.

                  1.116 "PETITION DATE" means: (a) with respect to AMERCO, June 20, 2003, the date on which it filed its petition for relief in the Bankruptcy Court; and (b) with respect to AREC, August 13, 2003, the date on which it filed its petition for relief in the Bankruptcy Court.

                  1.117 "PLAN" means this joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors and SAC Holding, including all Exhibits, supplements, appendices and schedules hereto, either in their present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

                  1.118 "PLAN SUPPORT AGREEMENT" means that certain Plan Support Agreement, dated as of November 12, 2003, and all exhibits and amendments thereto, by and among the Debtors, the Creditors' Committee and the other parties that are or may become signatories thereto.

                  1.119 "PMSR" means Private Mini Storage Realty, L.P., a Texas-based limited partnership that operates self-storage rental facilities.

                  1.120 "PMSR AGREEMENT" means that certain PMSR Agreement, dated as of the Effective Date, among PMSR, Reorganized AMERCO, and JPMorgan Chase Bank, as Administrative Agent under the PMSR Facility, in substantially the form attached hereto as Exhibit F.

                  1.121 "PMSR FACILITY" means that certain Amended and Restated Credit Agreement, dated as of March 3, 2003, among PMSR, as Borrower, Storage Realty L.L.C., as General Partner, the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent, relating to financing in the original amount of $125,000,000 for investment in self-storage operations.

                  1.122 "PMSR SUPPORT AGREEMENT" means that certain Support Party Agreement, dated as of December 30, 1997, entered into by AMERCO in favor of JPMorgan Chase Bank, as further evidenced by that certain Non-Exoneration Agreement, dated as of March 3, 2003, by AMERCO in favor of JPMorgan, as Administrative Agent, pursuant to which AMERCO assumed responsibility for fulfilling certain obligations of PMSR under the PMSR Facility, subject to the limitations set forth therein.

                  1.123 "PMSR SUPPORT OBLIGATIONS" means AMERCO's obligations arising under the PMSR Support Agreement.

                  1.124 "PREFERRED STOCK INTERESTS" means the outstanding shares of the Series A 8-1/2% Preferred Stock, no par value, of AMERCO as set forth in the Restated Articles of Incorporation, as amended, together with all rights arising thereunder, including, without limitation, unpaid dividends.

                  1.125 "PREPETITION AGENT" means JPMorgan Chase Bank as administrative agent under the JPMorgan Chase Credit Facility.

                  1.126 "PREPETITION LENDERS" means the lenders from time to time party to the JPMorgan Chase Credit Facility.

                  1.127 "PREPETITION LENDER CLAIMS" means all Claims arising under, from or pursuant to the JPMorgan Chase Credit Facility.

                  1.128 "PREPETITION NOTE CLAIMS" means all Claims arising under, from or pursuant to any of the AMERCO Notes or the Indentures governing the AMERCO Notes.

                  1.129 "PRIORITY CLAIMS" means Administrative Claims, Priority Tax Claims and Other Priority Claims.

                  1.130 "PRIORITY TAX CLAIM" means a Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

                  1.131 "PROFESSIONAL" means those Persons retained in the Chapter 11 Cases by orders of the Bankruptcy Court pursuant to Sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

                  1.132 "PROFESSIONAL CLAIM" means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

                  1.133 "PROFESSIONAL FEE BAR DATE" means the deadline by which all applications for compensation or expense reimbursement, including Professional Claims, must be filed, which deadline shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.

                  1.134 "PROFESSIONAL FEE ORDER" means the order entered by the Bankruptcy Court on June 20, 2003, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

                  1.135 "PRO RATA" means, at any time, the proportion that the Face Amount of a Claim in a particular Class or Classes bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class or Classes, unless the Plan provides otherwise.

                  1.136    "PWC" means PricewaterhouseCoopers LLP.

                  1.137 "PWC LITIGATION" means the pending action filed by AMERCO against PwC in the Maricopa County Superior Court for the State of Arizona, Case No. CV-2003-011032.

                  1.138 "RECORD DATE" means the date or dates established by the Bankruptcy Court by which holders of Claims are determined for purposes of such holders' right to vote to accept or reject the Plan and to receive Distributions under the Plan.

                  1.139 "REINSTATED" or "REINSTATEMENT" means: (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants and restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

                  1.140 "RELEASED PARTIES" means, collectively: (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the hearing on the Disclosure Statement; (ii) the Statutory Committees and all members of the Statutory Committees in their respective capacities as such; (iii) the DIP Agent in its capacity as such; (iv) the DIP Lenders in their capacities as such; (v) the Prepetition Lenders in their capacities as such; (vi) the Prepetition Agent in its capacity as such;
(vii) the holders of AREC Note Claims; (viii) the Indenture Trustees; and (ix) with respect to each of the above-named Persons, such Person's affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, in their capacities as such. Notwithstanding the foregoing, nothing in this Article 1.140, the Plan or the Confirmation Order shall affect, release, enjoin or impact the prosecution of the Claims asserted or to be asserted against the non-Debtor defendants in the Derivative Actions, the Class Actions or the Securities Actions.

                  1.141 "REORGANIZED AMERCO" means AMERCO from and after the Effective Date.

                  1.142 "REORGANIZED AREC" means AREC from and after the Effective Date.

                  1.143 "REORGANIZED DEBTOR" or "REORGANIZED DEBTORS" means, collectively, Reorganized AMERCO and Reorganized AREC, in each case from and after the Effective Date.

                  1.144 "RESTATED BMO MASTER LEASE" means the restated BMO Master Lease to be executed and delivered by Reorganized AREC and U-Haul on the Effective Date of the Plan pursuant to Article H of the Plan, in substantially the form attached hereto as Exhibit I.

                  1.145 "RESTATED CITIBANK MASTER LEASE" means the restated Citibank Master Lease to be executed and delivered by Reorganized AREC on the Effective Date of the Plan pursuant to Article 5.3(b)(i) of the Plan, in substantially the form attached hereto as Exhibit H.

                  1.146 "RESTRUCTURING AGREEMENT (REVOLVER LENDERS)" means that certain AMERCO Revolver Lenders Restructuring Agreement, dated as of September 8, 2003, and any amendments thereto, by and among AMERCO, the Prepetition Agent, and the Prepetition Lenders, attached hereto as Exhibit c.

                  1.147 "RESTRUCTURING AGREEMENT (AREC NOTEHOLDERS)" means that certain Restructuring Agreement, dated as of August 12, 2003, and any amendments thereto, by and between AREC and the holders of the AREC Notes, attached hereto as Exhibit B.

                  1.148 "REPWEST" means Republic Western Insurance Company, an Arizona corporation, and a wholly-owned subsidiary of AMERCO. RepWest is not a debtor in the Chapter 11 Cases.

                  1.149 "RETAINED ACTIONS" means all claims, Causes of Action, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtors' Estate may hold against any Person, including, without limitation: (a) claims and Causes of Action brought prior to the Effective Date; (b) the PwC Litigation; (c) claims and Causes of Action against any Persons for failure to pay for products or services provided or rendered by any of the Debtors; (d) Claims and Causes of Action relating to strict enforcement of any of the Debtors' intellectual property rights, including patents, copyrights and trademarks; (e) Claims and Causes of Action seeking the recovery of any of the Debtors' or the Reorganized Debtors' accounts receivable other receivables or rights to payment created or arising in the ordinary course of any of the Debtors or the Reorganized Debtors' businesses, including, without limitation, claim overpayments and tax refunds;
(f) Avoidance Claims; and (g) Derivative Claims, if any.

                  1.150 "RETIREE BENEFITS" means any retiree benefits provided or to be provided by the Debtors or the Reorganized Debtors, as the case may be, encompassed within the statutory definition set forth in Section 1114(a) of the Bankruptcy Code.

                  1.151 "SAC HOLDING" means, collectively, SAC Holding Corporation and SAC Holding II Corporation, each a Nevada corporation. SAC Holding is not a debtor in the Bankruptcy Cases.

                  1.152 "SAC HOLDING NOTE DOCUMENTS" means, collectively, the SAC Holding Notes Indenture, the SAC Holding Senior Notes, the SAC Holding Participation and Subordination Agreement.

                  1.153 "SAC HOLDING SENIOR NOTES" means the Senior Notes to be issued by SAC Holding pursuant to the SAC Holding Senior Notes Indenture in the original principal amount of $200,000,000.

                  1.154 "SAC HOLDING SENIOR NOTES INDENTURE" means the Indenture, dated as of the Effective Date, pursuant to which SAC Holding will issue the SAC Holding Senior Notes, as such Indenture is amended or modified from time to time.

                  1.155 "SAC HOLDING PARTICIPATION AND SUBORDINATION AGREEMENT" means the SAC Holding Participation and Subordination Agreement, dated as of the Effective Date, by and among SAC Holding, the Reorganized Debtors and the Trustee under the SAC Holding Senior Notes Indenture, providing for the subordination of the Existing SAC Holding Notes to payment in full of the SAC Holding Senior Notes, in substantially the form attached hereto as Exhibit D.

                  1.156 "SCHEDULED" means, with respect to any Claim or Interest, the status, priority, and amount, if any, of such Claim or Interest as set forth in the Schedules.

                  1.157 "SCHEDULES" means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

                  1.158 "SECURED CLAIMS" means all Claims secured by a security interest in or a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to Section 506(a) of the Bankruptcy Code or in the case of setoff, pursuant to Section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Claimholder.

                  1.159 "SECURITIES ACT" means the Securities Act of 1933, as now in effect or hereafter amended.

                  1.160 "SECURITIES ACTION" means any Cause of Action by a Person, other than by or on behalf of a Debtor, against any Person other than a Debtor arising out of or related to a Person's ownership interests of Preferred Stock Interests and Existing Common Stock Interests, including those alleged in the Class Actions.

                  1.161 "STATUTORY COMMITTEES" means, collectively, the Creditors' Committee and the Equity Committee.

                  1.162 "SUBORDINATED CLAIMS (COMMON)" means any Claim with respect to an Existing Common Stock Interest subordinated pursuant to Section 510 of the Bankruptcy Code.

                  1.163 "SUBORDINATED CLAIMS (PREFERRED)" means any Claim with respect to a Preferred Stock Interest subordinated pursuant to Section 510 of the Bankruptcy Code.

                  1.164 "SUBSIDIARY" means an entity of which more than 50% of the outstanding capital stock entitled to vote for the election of directors is owned or controlled, directly or indirectly, by the Debtors, by one or more Subsidiaries of the Debtors, or by a Debtor and one or more of its other Subsidiaries.

                  1.165 "SUBSIDIARY INTERESTS" means, collectively, the issued and outstanding shares of stock of AMERCO's Subsidiaries, including AREC, directly or indirectly owned by AMERCO as of the Petition Date.

                  1.166 "TERMINATED SWAPS" means, collectively, the (a) BBAT Swaps; (b) JPMorgan Swap; and (c) Bank of America Swap.

                  1.167 "U-HAUL" means U-Haul International, Inc., a Nevada corporation. U-Haul is not a Debtor in the Chapter 11 Cases.

                  1.168 "UH STORAGE" means UH STORAGE (DE) LIMITED PARTNERSHIP, a Delaware limited partnership, and the purchaser of the Citicorp Properties and BMO Properties under the Carey Sale Agreement. UH Storage is not a Debtor in the Chapter 11 Cases.

                  1.169 "UNIMPAIRED" refers to any Claim or Interest that is not Impaired.

                  1.170 "UNSECURED DEFICIENCY CLAIM" means any Claim by a Person holding a Secured Claim to the extent the value of such Creditor's collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, is less than the Allowed amount of such Creditor's Claims as of the Petition Date, after taking into account any elections made pursuant to Section 1111(b) of the Bankruptcy Code.

                  1.171 "VOTING DEADLINE" means the date established by the Bankruptcy Court by which holders of Allowed Claims and Interests are determined for purposes of such Holders' right to submit Ballots.

                  1.172 "WORKERS' COMPENSATION PROGRAM" means, collectively, the Debtors' workers' compensation programs in all states in which they operate pursuant to which the Debtors provide their employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors.

C.       RULES OF INTERPRETATION

                  For purposes of this Plan, unless otherwise provided herein:
(a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (e) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (f) all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (g) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in Section 102 of the Bankruptcy Code will apply.

                  This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Creditors' Committee, the Prepetition Agent on behalf of the Prepetition Lenders, the holders of AREC Note Claims, and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either: (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as "contra preferentem" shall not apply to the construction or interpretation of any provision of this Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.       COMPUTATION OF TIME

                  In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.       REFERENCES TO MONETARY FIGURES

                  All references in this Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F.       EXHIBITS

                  All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004-4498 (Attn:
Craig D. Hansen, Esq., chansen@ssd.com), counsel to the Debtors, or by downloading such exhibits from the Debtors' website at HTTP:\\WWW.AMERCO.COM. To the extent any Exhibit is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of this Plan shall control.

                                   ARTICLE II

                   ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,
                         AND OTHER UNCLASSIFIED CLAIMS

                  2.1      ADMINISTRATIVE CLAIMS.

                  On the Distribution Date occurring after the later of: (a) the date an Administrative Claim becomes an Allowed Administrative Claim; or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim: (i) Cash equal to the unpaid portion of such Allowed Administrative Claim; or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that: (y) Claimholders of Claims arising under the DIP Facility shall be deemed to have Allowed Claims as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as determined by the Bankruptcy Court, which DIP Facility Claims shall be paid in accordance with Article 10.1 of this Plan; and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases, including the Allowed Administrative Claims of RepWest against the Debtors, shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or Final Orders of the Bankruptcy Court relating thereto.

                  2.2      PRIORITY TAX CLAIMS.

                  Commencing on the later of: (a) the Effective Date; (b) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim; or (c) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors after the Effective
Date), such Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release and discharge of, and in exchange for, such Priority Tax Claim: (i) equal Cash payments on the last Business Day of each three-month period following the Effective Date, during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date; (ii) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective Date) than the treatment set forth in clause (i) hereof; or (iii) payment in full in Cash.

                  2.3      WORKERS' COMPENSATION PROGRAMS CLAIMS.

                  Following the Effective Date of the Plan, the Reorganized Debtors shall continue the Workers' Compensation Programs in accordance with applicable state laws. Nothing set forth in this Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of the Workers' Compensation Programs. The Reorganized Debtors shall be responsible for all valid claims for benefits and liabilities under the Workers' Compensation Programs regardless of when the applicable injuries were incurred. Any and all obligations under the Workers' Compensation Programs shall be paid in accordance with the terms and conditions of Workers' Compensation Programs and in accordance with all applicable laws.

                  2.4      RETIREE BENEFITS.

                  Nothing set forth in this Plan shall be deemed to alter, modify, terminate or discharge the Debtors or Reorganized Debtors from any current or future liability with respect to any Retiree Benefits that the Debtors or Reorganized Debtors are obligated to provide under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date.

                  2.5      CLAIMS FOR PROFESSIONAL FEES.

                  All Professional Claims shall be governed by Article 10.2 of this Plan.

                  2.6      CLAIMS OF DIP LENDER.

                  Simultaneously with the closing of the Exit Financing Facility, all the Debtors' outstanding obligations to any DIP Lender pursuant to a DIP Financing Order shall be fully and finally satisfied in accordance with their terms using proceeds derived from, among other things, the Exit Financing Facility and/or Cash held by the Reorganized Debtors.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS

                  Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on this Plan and of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.

                  3.1      CLASS 1. Class 1 consists of the JPMorgan Claims.

                  3.2      CLASS 2. Class 2 consists of the Other Priority
Claims.

                  3.3 CLASS 3. Class 3 consists of the following subclasses: Class 3(A) Citibank Secured Claim and Class 3(B) Citibank Guaranty Claim.

                  3.4 CLASS 4. Class 4 consists of the following subclasses: Class 4(A) BMO Secured Claim and Class 4(B) BMO Guaranty Claim.

                  3.5      CLASS 5. Class 5 consists of the Other Unsecured
Claims.

                  3.6      CLASS 6. Class 6 consists of the AREC Note Claims.

                  3.7      CLASS 7. Class 7 consists of all AMERCO Unsecured
Claims.

                  3.8      CLASS 8. Class 8 consists of the Oxford Note Claims.

                  3.9 CLASS 9. Class 9 consists of separate subclasses of Miscellaneous Secured Claims.

                  3.10     CLASS 10. Class 10 consists of the Intercompany
Claims.

                  3.11 CLASS 11. Class 11 consists of the AMERCO/AREC Guaranty Obligations.

                  3.12 CLASS 12. Class 12 consists of the following subclasses: Class 12(A) Preferred Stock Interests and Class 12(B) Subordinated Claims (Preferred).

                  3.13 CLASS 13. Class 13 consists of the following subclasses: Class 13(A) Existing Common Stock Interests and Class 13(B) Subordinated Claims (Common).

                  3.14     CLASS 14. Class 14 consists of Subsidiary Interests.

                                   ARTICLE IV

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                  INTERESTS IMPAIRED AND UNIMPAIRED BY THE PLAN

                  4.1      CLASSES OF CLAIMS AND INTERESTS THAT ARE UNIMPAIRED.

                  The following Classes are Unimpaired by the Plan:

                        Class 2:     (Other Priority Claims)

                        Class 5:     (Other Unsecured Claims)

                        Class 8:     (Oxford Note Claims)

                        Class 9:     (Miscellaneous Secured Claims)

                        Class 10:    (Intercompany Claims)

                        Class 11:    (AMERCO/AREC Guaranty Obligations)

                        Class 12:    (Preferred Stock Interest and Subordinated
                                     Claims (Preferred)

                        Class 13:    (Existing Common Stock and Other Interests
                                     and Subordinated Claims (Common))

                        Class 14:    (Subsidiary Interests)

                  4.2      IMPAIRED CLASSES OF CLAIMS.

                  The following Classes are Impaired by the Plan:

                        Class 1:     (JPMorgan Claims)

                        Class 3: (Citibank Secured Claim and Citibank Guaranty Claim)

                        Class 4:     (BMO Secured Claim and BMO Guaranty Claim)

                        Class 6:     (AREC Note Claims)

                        Class 7:     (AMERCO Unsecured Claims)

                                    ARTICLE V

                            PROVISIONS FOR TREATMENT
                             OF CLAIMS AND INTERESTS

                  The treatment of Claims and Interests as provided in this
Article V represents a compromise and full and final settlement, pursuant to
Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, of the various Claims and Interests of parties in interest in the Chapter 11 Cases.

                  5.1      CLASS 1 (JPMORGAN CLAIMS) (IMPAIRED).

                  Upon the occurrence of the Effective Date, the JPMorgan Claims are hereby allowed, and shall be treated as Allowed Claims, in the amount set forth in the Restructuring Agreement (Revolver Lenders), less the Cash payment in an amount equal to $51,250,000 paid Pro Rata to the holders of the JPMorgan Claims on or about September 10, 2003. On the Effective Date, the Prepetition Lenders shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, their JPMorgan Claims (including any prepetition setoff claims) a Pro Rata portion of:

                           (a)      Cash in an amount equal to $71,750,000;

                           (b) Cash in an amount equal to any and all accrued but unpaid interest on the principal amount outstanding payable at the non-default rate of interest under the JPMorgan Chase Credit Facility;

                           (c) $48,400,000 in aggregate principal amount of the New Term Loan A Notes issued pursuant to the Exit Financing Facility; and

                           (d) $33,600,000 in aggregate principal amount of the New Term Loan B Notes issued pursuant to the New Term Loan B Notes Indenture. In the event of any inconsistency between the terms of the Plan and the terms of the Restructuring Agreement (Revolver Lenders), the terms of the Restructuring Agreement (Revolver Lenders) shall control.

         Additionally, on the Effective Date, the Prepetition Agent under the JPMorgan Chase Credit Facility shall receive all reasonable fees and expenses provided for under the JPMorgan Chase Credit Facility.

         Notwithstanding the foregoing, in the event the Debtors fail to comply with the JPMorgan Syndication Terms, then the Prepetition Lenders shall receive an additional $33,600,000 in aggregate principal amount of Term Loan A Notes issued pursuant to the Exit Financing Facility in lieu of the consideration described in Article 5.1(d) of this Plan.

                  5.2      CLASS 2 (OTHER PRIORITY CLAIMS) (UNIMPAIRED).

                  Upon the occurrence of the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim: (a) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or
(b) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (a) above. The Debtors' failure to object to an Other Priority Claim in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the Other Priority Claimholder.

                  5.3 CLASS 3 (CITIBANK SECURED CLAIM AND CITIBANK GUARANTY CLAIM) (IMPAIRED).

                  Class 3 shall consist of a separate subclass for the Citibank Secured Claim and the Citibank Guaranty Claim. The alternative treatments set forth in this Article 5.3 of the Plan shall be in full satisfaction, settlement, release and discharge of the Citibank Secured Claim and the Citibank Guaranty Claim.

                           (a)      Class 3(a): Citibank Secured Claim
                  (Impaired):

                                    (i)      CASH - CAREY SALE PROCEEDS. On or
                           before the Effective Date of the Plan, the holders of Citibank Secured Claim shall receive an amount of Cash from the Carey Sale Proceeds equivalent to the amount of the Allowed

                           Citibank Secured Claim, excluding therefrom, if applicable, any fine, penalty, interest or cost arising from or related to a default under the Citibank Master Lease and the Citibank Guaranty, provided that: (A) the Carey Sale Agreement shall have been approved by a Final Order of the Bankruptcy Court on or before the Effective Date; (B) the Carey Sale Transaction closes in accordance with the Carey Sale Agreement, including the payment of the Carey Sale Proceeds, on or before the Effective Date; and
                           (C) the holders of Citibank Secured Claim in Class 3(a) and Citibank Guaranty Claim in Class 3(b) shall have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in
                           Section 1126 of the Bankruptcy Code.

                                    (ii)     RESTATED CITIBANK MASTER LEASE. In
                           the event the Carey Sale Transaction does not close in accordance with the Carey Sale Agreement on or before the Effective Date of the Plan, and provided that the holders of Citibank Secured Claim in Class 3(a) and Citibank Guaranty Claim in Class 3(b) shall have voted to accept the Plan by the statutory prerequisites for such acceptance set forth in
                           Section 1126 of the Bankruptcy Code, Reorganized AREC shall, on the Effective Date of the Plan, execute and deliver the Restated Citibank Master Lease.

                                    (iii)    CONVEYANCE OF CITIBANK PROPERTIES.
                           In the event the holders of the Citibank Secured Claim in Class 3(a) and the Citibank Guaranty Claim in Class 3(b) vote to reject the Plan by the statutory prerequisites for such rejection set forth in Section 1126 of the Bankruptcy Code, the Debtors reserve the right, in their sole discretion, either to: (A) surrender to the holders of the Citibank Secured Claim all of their right, title and interest in and to the Citibank Properties in full and final satisfaction of all Claims arising under or related to the Citibank Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency Claim, if any such Claim exists, of the holders of the Citibank Secured Claim as determined by a Final Order of the Bankruptcy Court pursuant to the Citibank Valuation Hearing; (B) provide for the treatment of the Citibank Secured Claim in accordance with the alternative treatment set forth in Article 5.3(a)(i) and (a)(ii) of this Plan; or (C) provide such other treatment of the Citibank Secured Claim that complies with Section 1129 (b) of the Bankruptcy Code. If the Bankruptcy Court determines, as part of the Citibank Valuation Hearing, that the value of the Citibank Properties exceeds the amount of the Allowed Citibank Secured Claim, and the Debtors have selected the alternative treatment set forth in Article 5.3(a)(iii) of this Plan, the holders of the Citibank Secured Claim shall pay in Cash to the Debtors the amount of the excess value. Notwithstanding anything set forth in this Plan, if the holders of the Citibank Secured Claim vote to reject the Plan and the Debtors elect to close the Carey Sale Transaction, the holders of the Citibank Secured Claim shall receive Cash in an amount equivalent to the amount of the Allowed Citibank Secured Claim. The holders of the Citibank Secured Claim shall have the right to submit a conditional Ballot to accept or reject the Plan.

                           (b)      Class 3(b): Citibank Guaranty Claim
                  (Impaired). In the event the Citibank Secured Claim in Class 3(a) receives the alternative treatment in Articles 5.3(a)(i) and 5.3(a)(iii) of this Plan, the Citibank Guaranty Claim, to the extent such Claim is an Allowed Claim, shall be deemed satisfied in full. In the event the Citibank Secured Claim in Class 3(a) receives the alternative treatment in Article 5.3(a)(ii) of this

                  Plan, the holder of the Citibank Guaranty Claim shall receive in full satisfaction, settlement, release and discharge of the Citibank Guaranty Claim, to the extent such Claim is an Allowed Claim, the New Citibank Guaranty, which shall be executed and delivered by Reorganized AMERCO on the Effective Date.

                  5.4 CLASS 4 (BMO SECURED CLAIM AND BMO GUARANTY CLAIM) (IMPAIRED).

                  Class 4 shall consist of a separate subclass for the BMO Secured Claim and the BMO Guaranty Claim. The alternative treatments set froth in this Article 5.4 of this Plan, shall be in full satisfaction, settlement, release, and discharge of the BMO Secured Claim and the BMO Guaranty Claim.

                           (a)      Class 4(a): BMO Secured Claim (Impaired).

                                    (i)      CASH - CAREY SALE PROCEEDS. On or
                           before the Effective Date of the Plan, the holders of BMO Secured Claim shall receive an amount of Cash from the Carey Sale Proceeds equivalent to the amount of the Allowed BMO Secured Claim, excluding therefrom, if applicable, any fine, penalty, interest or cost arising from or related to a default under the BMO Master Lease or the BMO Guaranty, provided that: (A) the Carey Sale Agreement shall have been approved by a Final Order of the Bankruptcy Court on or before the Effective Date; (B) the Carey Sale Transaction closes in accordance with the Carey Sale Agreement, including the payment of the Carey Sale Proceeds, on or before of the Effective Date; and (C) the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) shall have voted to accept the Plan by the statutory prerequisites for such rejection pursuant to Section 1126 of the Bankruptcy Code.

                                    (ii)     RESTATED BMO MASTER LEASE. In the
                           event the Carey Sale Transaction does not close in accordance with the Carey Sale Agreement on or before the Effective Date of the Plan, and provided that the holders of the BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) shall have voted to accept the Plan by the statutory prerequisites for such acceptance pursuant to Section 1126 of the Bankruptcy Code, Reorganized AREC and U-Haul shall, on the Effective Date, execute and deliver to the holders of the BMO Secured Claim the Restated BMO Master Lease.

                                    (iii)    CONVEYANCE OF BMO PROPERTIES. In
                           the event the holders of BMO Secured Claim in Class 4(a) and the BMO Guaranty Claim in Class 4(b) vote to reject the Plan by the statutory prerequisites for such rejection set forth in Section 1126 of the Bankruptcy Code, the Debtors reserve the right, in their sole discretion, either to: (A) surrender and cause U-Haul to surrender to the holders of the BMO Secured Claim all of their right, title and interest in and to the BMO Properties in full and final satisfaction of all Claims arising under or related to the Master Lease, together with Cash in an amount equivalent to the Unsecured Deficiency Claim, if any such Claim exists, of the holders of BMO Secured Claim as determined by a Final Order of the Bankruptcy Court pursuant to the BMO Valuation Hearing; (B) to treat the BMO Secured Claim in accordance with the alternative treatment set forth in Article 5.4 (a)(i) and (a)(ii) of this Plan; or
                           (C) provide such other treatment that complies with the provisions of Section 1129(b) of the Bankruptcy Code. If the Bankruptcy Court determines, as part of the BMO Valuation Hearing, that the value of the BMO Properties exceeds the amount of the Allowed BMO Secured Claim, and the Debtors have selected the alternative treatment set forth in Article 5.4(a)(iii) of this Plan, the holders of the BMO Secured Claim shall pay in Cash to the Debtors the amount of the excess value. Notwithstanding anything set forth in this Plan, if the holders of the BMO Secured Claim vote to reject the Plan and the Debtors elect to close the Carey Sale Transaction, the holders of the BMO Secured Claim shall receive Cash in an amount equivalent to the amount of the Allowed BMO Secured Claim. The holders of the BMO Secured Claim shall have the right to submit a conditional Ballot to accept or reject the Plan.

                           (b) Class 4(b): BMO Guaranty Claim (Impaired). In the event the BMO Secured Claim in Class 4(a) receives the alternative treatments in Article 5.4(a)(i) and (a)(iii) of this Plan, the BMO Guaranty Claim, to the extent such Claim is an Allowed Claim, shall be deemed satisfied in full. In the event the BMO Secured Claim in Class 4(a) receives the alternative treatment in Article 5.4(a)(ii) of this Plan, the holders of BMO Guaranty Claim shall receive in full satisfaction, settlement, release and discharge of the BMO Guaranty Claim, to the extent such Claim is an Allowed Claim, the New BMO Guaranty, which shall be executed and delivered by Reorganized AMERCO on the Effective Date.

                  5.5      CLASS 5 (OTHER UNSECURED CLAIMS) (UNIMPAIRED).

                  Each holder of an Allowed Other Unsecured Claim shall receive the payment of Cash equal to the amount of such holders' Allowed Class 5 Other Unsecured Claim upon the later to occur of: (i) the Distribution Date; (ii) the date upon which such Allowed Other Unsecured Claim would be paid in the ordinary course of the Debtors' or Reorganized Debtors' business; or (iii) such other date as the holder of the Allowed Class 5 Other Unsecured Claim shall have agreed.

                  5.6      CLASS 6 (AREC NOTE CLAIMS) (IMPAIRED).

                  Upon the occurrence of the Effective Date, the AREC Note Claims are hereby Allowed in the amount set forth in the Restructuring Agreement (AREC Noteholders). On the Effective Date, the AREC Note Claimholders shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, their AREC Note Claims, a Pro Rata portion of:

                           (a)      Cash in the amount of $65,000,000;

                           (b) Cash in an amount equal to the sum of: (i) any and all accrued but unpaid interest on the AREC Notes from October 15, 2002 up to but not including the AREC Petition Date, payable at the default rate of interest under the AREC Notes; (ii) any and all accrued and unpaid interest under the AREC Notes from the AREC Petition Date up to but not including the Effective Date, payable at the non-default rate of interest under the AREC Notes; and (iii) any reasonable unpaid fees and expenses provided for under the AREC Notes, including reasonable professional fees;

                           (c) $18,600,000 in aggregate principal amount of the New Term Loan A Notes issued pursuant to the Exit Financing Facility; and

                           (d) $16,400,000 in aggregate principal amount of the New Term Loan B Notes issued pursuant to the New Term Loan B Notes Indenture.

         Notwithstanding the foregoing, in the event the Debtors fail to comply with the AREC Syndication Terms, then the holders of the AREC Note Claims shall receive a Pro Rata portion of $16,400,000 in aggregate principal amount of the New Term Loan A Notes in lieu of the consideration described in Article 5.6(d) above. In the event of any inconsistency between the terms of the Plan and the terms of the Restructuring Agreement (AREC Noteholders), the Restructuring Agreement (AREC Noteholders) shall govern and control.

                  5.7      CLASS 7 (AMERCO UNSECURED CLAIMS) (IMPAIRED).

                  Upon the occurrence of the Effective Date, each holder of an Allowed AMERCO Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such AMERCO Unsecured Claims such holder's Pro Rata portion of the following:

                           (a) Cash in the amount of $ 191,000,000, provided, however, that the amount of Cash shall be increased by the same amount, if any, by which the principal amount of New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders is less than $200,000,000, but in no event shall the amount of Cash exceed an amount equivalent to thirty-five percent (35%) of the aggregate amount of Allowed Class 7 AMERCO Unsecured Claims. Notwithstanding anything set forth in this Plan to the contrary, the Cash distributed to the holders of Allowed Class 7 AMERCO Unsecured Claims pursuant to Article 5.7(a) of this Plan shall be decreased, only to the extent required, to enable the Reorganized Debtors to have as of the Effective Date, minimum availability under the Exit Financing Facility of $80,000,000.

                           (b) The SAC Holding Senior Notes in the original principal amount of $200,000,000.

                           (c) New Term Loan B Notes in the principal amount of $200,000,000, provided, however, that the amount of the New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders shall be decreased by the sum of: (i) the New Term Loan B Notes distributed to the AREC Note Claimholders and the Pre-Petition Lenders as a result of the satisfaction by the Debtors of the JPMorgan Syndication Terms and the AREC Syndication Terms as provided in Articles 5.1 and 5.6 of this Plan; and (ii) the amount of New Term Loan B Notes syndicated by the Debtors to unrelated third-party market participants.

                           (d)      The New AMERCO Notes.

                  The treatment of allowed Class 7 AMERCO Unsecured Claims, including the documentation evidencing the New Debt Securities, shall be consistent with the terms of the Plan Support Agreement.

                  5.8      CLASS 8 (OXFORD NOTE CLAIMS) (UNIMPAIRED).

                  On the Effective Date, the Allowed Oxford Note Claims shall be paid in Cash in full.

                  5.9      CLASS 9 (MISCELLANEOUS SECURED CLAIMS) (UNIMPAIRED).

                  On the Effective Date, the legal, equitable and contractual rights of holders of an Allowed Class 9 Claim shall be Reinstated. The Debtors' failure to object to any such Class 9 Claims in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors' right to contest or otherwise defend against such Claims in the appropriate forum when and if such Claim is sought to be enforced by the Miscellaneous Secured Claimholder. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition liens on property of any Debtor held by or on behalf of the Miscellaneous Secured Claimholder with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each Claimholder, the Allowed Claims of such Miscellaneous Secured Claimholder are paid in full.

                  5.10     CLASS 10 (INTERCOMPANY CLAIMS) (UNIMPAIRED).

                  This Plan shall not alter, impair or discharge any of the Allowed Intercompany Claims.

                  5.11     CLASS 11 (AMERCO/AREC GUARANTY OBLIGATIONS
(UNIMPAIRED).

                  On the Effective Date, and unless otherwise specifically provided for in this Plan, the AMERCO/AREC Guaranty Obligations shall be deemed Reinstated, and any non-monetary default in the primary obligations underlying the AMERCO/AREC Guaranty Obligations arising out of or related to the commencement by the Debtors of the Chapter 11 Cases, shall be deemed Cured.
Article 11.6 of the Plan shall not apply to the holders of AMERCO/AREC Guaranty Obligations.

                  5.12 CLASS 12 (PREFERRED STOCK INTERESTS AND SUBORDINATED CLAIMS) (UNIMPAIRED).

                  The subclasses of Class 12 shall receive the following treatment under the Plan.

                           (a) Class 12(a): Preferred Stock Interests (Unimpaired). The Plan shall not alter or otherwise impair any of the Allowed Preferred Stock Interests.

                           (b) Class 12(b): Subordinated Claims (Preferred) (Unimpaired). Pursuant to Section 510 of the Bankruptcy Code and this Plan, Subordinated Claims (Preferred) shall be subordinated to the Allowed Claims of Creditors in Classes 1 through 11 under this Plan, but shall be pari passu with Allowed Preferred Stock Interests in Class 12(a) under this Plan. To the extent a Subordinated Claim (Preferred) becomes an Allowed Claim, either by agreement between the Reorganized Debtors and the holder of such Subordinated Claim (Preferred), or by Final Order of the Bankruptcy Court or other court of competent jurisdiction, such Allowed Subordinated Claim (Preferred) shall be satisfied in Cash in full by the Reorganized Debtors or on such other terms as to which the Reorganized Debtors and the holder of an Allowed Subordinated Claim (Preferred) shall have agreed to in writing.

                  5.13 CLASS 13 (EXISTING COMMON STOCK, OTHER INTERESTS AND SUBORDINATED CLAIMS) (UNIMPAIRED).

                  The subclasses of Class 13 shall receive the following treatment under the Plan:

                           (a)      Class 13(a): Common stock and Other
                  Interests (Unimpaired). The Plan shall not alter or otherwise impair Allowed Existing Common Stock and Other Interests.

                           (b) Class 13(b): Subordinated Claims (Common) (Unimpaired). Pursuant to Section 510 of the Bankruptcy Code and this Plan, Subordinated Claims (Common) shall be subordinated to the Allowed Claims in Classes 1 through 11 and Allowed Preferred Stock Interests and Allowed Subordinated Claims (Preferred) in Class 12 of this Plan, but shall be pari passu with Allowed Common Stock Interests in Class 13(a) under this Plan. To the extent a Subordinated Claim (Common) becomes an Allowed Claim, either by agreement between the Reorganized Debtors and the holder of such Subordinated Claims (Common), or by Final Order of the Bankruptcy Court or other court of competent jurisdiction, such Allowed Subordinated Claim (Common) shall be satisfied in Cash in full by the Reorganized Debtors or on such other terms as to which the Reorganized Debtors and the holder of an Allowed Subordinated Claim (Common) shall have agreed to in writing.

                  5.14     CLASS 14 (SUBSIDIARY INTERESTS).

                  This Plan shall not alter or otherwise impair any of the Subsidiary Interests

                                   ARTICLE VI

                      ACCEPTANCE OR REJECTION OF THE PLAN;
                       EFFECT OF REJECTION BY ONE OR MORE
                     IMPAIRED CLASSES OF CLAIMS OR INTERESTS

                  6.1      IMPAIRED CLASSES OF CLAIMS ENTITLED TO VOTE.

                  Except as otherwise provided in order(s) of the Bankruptcy Court pertaining to solicitation of votes on this Plan and Article 6.2 and
Article 6.4 of this Plan, Claimholders in each Impaired Class are entitled to vote in their respective classes as a class to accept or reject this Plan.

                  6.2      CLASSES DEEMED TO ACCEPT THE PLAN.

                  Classes 2, 5, 8, 9, 10, 11, 12, 13 and 14 are Unimpaired by this Plan. Pursuant to Section 1126(f) of the Bankruptcy Code, such Classes are conclusively presumed to have accepted this Plan, and the votes of Claimholders and Interestholders in such Classes therefore will not be solicited.

                  6.3      ACCEPTANCE BY IMPAIRED CLASSES.

                  Classes 1, 3,4, 6, and 7 are Impaired under this Plan. Pursuant to Section 1126(c) of the Bankruptcy Code, and except as provided in
Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

                  6.4      CLASSES DEEMED TO REJECT THE PLAN.

                  Pursuant to Section 1126(g) of the Bankruptcy Code, no Classes of Claims or Interests are conclusively presumed to have rejected the Plan.

                  6.5 CONFIRMATION PURSUANT TO SECTION 1129(b) OF THE BANKRUPTCY CODE.

                  If any impaired Class of Claims entitled to vote should not accept this Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm this Plan under Section 1129(b) of the Bankruptcy Code.

                                   ARTICLE VII

                      MEANS FOR IMPLEMENTATION OF THE PLAN

                  7.1      CONTINUED CORPORATE EXISTENCE

                           (a)      The Debtors

         From and after the Effective Date of the Plan, each of the Debtors will continue to exist as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its articles of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.

                           (b)      Amended and Restated Articles of
                  Incorporation

         The certificates or articles of incorporation of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, including a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(b) of the Bankruptcy Code. The Amended and Restated Articles of Incorporation for each Debtor shall be in substantially the form of Exhibit O and Exhibit P attached to this Plan.

                           (c)      Non-Debtors

         There are certain Subsidiaries of the Debtors that are not Debtors in the Chapter 11 Cases. The continued existence, operation and ownership of such Non-Debtor Subsidiaries is a material component of the Debtors' businesses, and, as set forth in Article 11.1 of this Plan, all of the Debtors' equity interests and other property interests in such Non-Debtor Subsidiaries shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

                  7.2      DIRECTORS AND OFFICERS OF AMERCO

                           (a)      Officers

         The existing senior officers of the Debtors in office on the Effective Date shall serve in their current capacities after the Effective Date, subject to the authority of the board of directors of the Reorganized Debtors.

                           (b)      Directors of AMERCO

         The current members of the board of directors of AMERCO on the Effective Date shall continue to serve out their current term after the Effective Date, subject to the authority of the shareholders of AMERCO; provided that the board of directors, collectively, including any required committee thereof, shall comply with any other qualification, experience, and independence requirements under applicable law, including the Sarbanes-Oxley Act of 2002 and the rules then in effect of the stock exchange or quotation system (including the benefit of any transition periods available under applicable law) on which the Existing Common Stock or Series A 8-1/2% Preferred Stock of AMERCO is listed or is anticipated to be listed, when such Existing Common Stock or Series A 8-1/2% Preferred Stock is listed.

                           (c)      Directors and Officers of AREC and
                  Non-Debtor Subsidiaries

         The existing directors and officers of AREC and Non-Debtor Subsidiaries shall continue to serve in their current capacities after the Effective Date, provided, however that AMERCO reserves the right to identify new officers and members of the board of directors of each of AREC and the Non-Debtor Subsidiaries at any time thereafter.

                  7.3      LISTING ON SECURITIES EXCHANGE OR QUOTATION SYSTEM

                  AMERCO will use its commercially reasonable best efforts to seek the continued listing, as promptly as practicable after the Effective Date, of the shares of Existing Common Stock and the Series A 8-1/2% Preferred Stock of AMERCO on a national securities exchange or for quotation on a national automated interdealer quotation system but will have no liability if it is unable to do so.

                  7.4      SAC HOLDING PARTICIPATION

                  On the Effective Date, SAC Holding will execute and deliver the SAC Holding Note Documents. The SAC Holding Note Documents shall be duly and validly authorized, executed and delivered, and shall constitute valid and binding obligations of SAC Holding, enforceable in accordance with their terms.

                  7.5 CANCELLATION OF EXISTING DEBT SECURITIES AND ISSUANCE OF NEW DEBT SECURITIES

                           (a) CANCELLATION OF EXISTING DEBT SECURITIES. On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Debt Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, will be cancelled, and (b) the obligations of, and Claims against the Debtors under, relating, or pertaining to any agreements, indentures, or similar documents governing the Existing Debt Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under this Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of the Claimholder and that is administered by an Indenture Trustee, an agent, or a servicer (each hereinafter referred to as a "Servicer") will continue in effect solely for purposes of (i) allowing such Servicer to make the distributions to be made on account of such Claims under this Plan as provided in
                  Article V of this Plan and to perform such other necessary administrative functions with respect thereto, and (ii) allowing the Servicer, including Indenture Trustees, to assert their Indenture Trustees Charging Liens against such distributions for payment of the Indenture Trustee Fees, to the extent that all or a portion of such fees are not paid pursuant to Article 9.6 of this Plan, which will effectively reduce the distributions made to the Noteholders pursuant to the Plan, and allowing the Indenture Trustees to assert their indemnification rights under the Indentures against the Reorganized Debtors for all liabilities, losses, damages, claims, costs and expenses arising our of or due to their actions or omissions, including but not limited to attorneys' fees, except for their gross negligence or willful misconduct.

                           (b) ISSUANCE OF NEW DEBT SECURITIES. For purposes of this Plan and Section 1145 of the Bankruptcy Code, SAC Holding shall be an Affiliate of the Debtors. On the

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

                  Effective Date, SAC Holding will be deemed to have issued the SAC Holding Senior Notes, the Reorganized Debtors will be deemed to have issued the remainder of the New Debt Securities and the Reorganized Debtors will be deemed to have issued the New Term Loan A Notes, each as set forth in Article V of this Plan. The issuance of the New Debt Securities and the distribution thereof as described above will be in compliance with applicable registration requirements or exempt from registration under applicable securities laws pursuant to
                  Section 1145(a) of the Bankruptcy Code or Section 4(2) of the Securities Act.

                  7.6      EMERGENCE DATE FINANCING

                  On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Facility in order to obtain the funds necessary to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post reorganization operations. The Reorganized Debtors may enter into all documents necessary and appropriate in connection with the Exit Financing Facility. The commitment letter with respect to such Facility, and principal documents with respect thereto, shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and will be deemed attached hereto as Exhibit A-1 and Exhibit A-2. In the Confirmation Order, the Bankruptcy Court shall approve the terms of the Exit Financing Facility in substantially the form filed with the Bankruptcy Court (and with such changes as to which the applicable Debtors and respective agents and lenders parties thereto may agree) and authorize the applicable Reorganized Debtors to execute the same together with such other documents as the applicable Reorganized Debtors and the applicable lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Financing Facility.

                  7.7      PRESERVATION OF CAUSES OF ACTION

                  In accordance with Section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

                  7.8      EXCLUSIVITY PERIOD

                  The Debtors will retain the exclusive right to amend or modify this Plan, and to solicit acceptances of any amendments to or modifications of this Plan, through and until the Effective Date.

                  7.9      CORPORATE ACTION

                  Each of the matters provided for under this Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor, including, without limitation, the execution by the Reorganized Debtors of the Amended and Restated Articles of Incorporation, shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.

                  7.10     EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

                  Each of the Chief Executive Officer and President, Chief Financial Officer, and Senior Vice President and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

                  7.11     EXEMPTION FROM CERTAIN TRANSFER TAXES AND RECORDING
FEES

                           (a) EXEMPTION. Pursuant to Section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan, any agreement regarding the transfer of title to or ownership of any of the Debtors' real or personal property, and any recordation of mortgage liens, deeds of trust or grants of security interest necessary and appropriate to implement the Exit Financing Facility, the New Term Loan B Notes and the New AMERCO Notes, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                           (b) SUBSEQUENT ISSUANCES. All subsequent issuances, transfers or exchanges of securities, or the making or delivery of any instrument of transfer by Debtors on the Reorganized Debtors, as applicable, in the Chapter 11 Cases, whether in connection with a sale, transfer, or the making, delivery or recording of any deed or other instrument or transfer shall be deemed in furtherance of this Plan.

                                  ARTICLE VIII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  8.1      EXECUTORY CONTRACTS.

                  All executory contracts and unexpired leases of the Debtors shall be deemed assumed by the applicable Reorganized Debtor, as of the Effective Date, except for any executory contract or unexpired lease: (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date; or (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease, if applicable, has been filed with the Bankruptcy Court prior to the Confirmation Date.

                  8.2      APPROVAL OF ASSUMPTION OR REJECTION.

                  Entry of the Confirmation Order shall constitute: (i) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan or otherwise during the Chapter 11 Cases; and (ii) the approval, pursuant to
Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Cases.

                  8.3      CURE OF DEFAULTS.

                  On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall Cure any defaults under any executory contract or unexpired lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

                  8.4      BAR DATE.

                  All proofs of Claim with respect to Claims arising from the rejection of any executory contract or unexpired lease shall be filed with the Bankruptcy Court no later than forty-five (45) days after the Effective Date. Any such Claim not so filed by that date shall be forever barred.

                                   ARTICLE IX

                       PROVISIONS GOVERNING DISTRIBUTIONS

                  9.1      RECORD DATE.

                  On the Record Date, the various transfer registers for each class of Claims shall be deemed closed, and there shall be no further changes in the record holders of any Claims. The Debtors, the Reorganized Debtors and Servicers shall have no obligation to recognize any transfer of Claims accruing on or after the Record Date.

                  9.2      TIME OF DISTRIBUTIONS.

                  Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall commence on the Effective Date or as soon thereafter as practicable.

                  9.3      NO INTEREST ON CLAIMS OR INTERESTS.

                  Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Credit Agreement, a post-petition agreement in writing between the Debtors and a Claimholder, or as otherwise ordered by the Bankruptcy Court, post-petition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

                  9.4      REORGANIZED DEBTORS AS DISBURSING AGENT.

                  The Reorganized Debtors shall make all distributions required under this Plan, except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement, so long as such holders have surrendered their securities in accordance with Article 9.5 of this Plan; provided, however, that if any such Servicer is unable to make such distributions, the Reorganized Debtor with the cooperation of such Servicer, shall make such distributions. Neither the Reorganized Debtors nor the Servicers shall be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court and, to the extent the Bankruptcy Court so orders, all costs and expenses of procuring such bond or surety shall be borne by the Reorganized Debtors.

                  9.5      SURRENDER OF SECURITIES OR INSTRUMENTS.

                  Except to the extent evidenced by electronic entry, on or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim arising under, from or with respect to an Existing Debt Security (a "Certificate"), shall surrender such Certificate to the Reorganized Debtor, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this
Article 9.5 shall not apply to (i) any Claims Reinstated pursuant to the terms of this Plan, or (ii) the parties to the PMSR Agreement, in such capacity. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Reorganized Debtors or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Reorganized Debtors or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or the respective Servicer prior to the third anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary. Notwithstanding the foregoing, holders of Interests shall not be required to surrender Certificates evidencing an equity ownership in the Debtors.

                  9.6      SERVICES OF INDENTURE TRUSTEES, AGENTS AND SERVICERS.

                  The services, with respect to implementation of the distributions contemplated by this Plan, of Servicers, including Indenture Trustees under the relevant agreements that govern the rights of Claimholders shall be as set forth elsewhere in this Plan. Notwithstanding the foregoing, the Reorganized Debtors shall reimburse (i) any Servicers for reasonable and necessary services performed by it (including reasonable attorneys' fees) as contemplated by, and in accordance with this Plan, and (ii) the Indenture Trustees for all reasonable fees and expenses and indemnification amounts owed to such Indenture Trustees pursuant to the respective Indentures and arising in connection with the performance of services by the Indenture Trustees under the respective Indentures or this Plan.

                  9.7      CLAIMS ADMINISTRATION RESPONSIBILITY.

                           (a) REORGANIZED DEBTORS. The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

                           (b) FILING OF OBJECTIONS. Unless otherwise extended by the Bankruptcy Court, any objections to Claims or Interests shall be served and filed on or before forty-five
                  (45) days following the Effective Date. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the Claimholder or Interestholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder or Interestholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or interest or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's or Interestholder's behalf in the Chapter 11 Cases.

                  9.8      DELIVERY OF DISTRIBUTIONS.

                  Distributions to Allowed Claimholders shall be made by the Reorganized Debtor or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Debtors or the Reorganized Debtors, as applicable, after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Reorganized Debtors have not received a written notice of a change of address, or (d) in the case of a Claimholder whose Claim is governed by an agreement and administered by a Servicer, including an Indenture Trustee, at the addresses contained in the official records of such Servicer or Indenture Trustee. Distributions made to holders of Allowed AMERCO Unsecured Claims by the Indenture Trustees shall be subject to the rights of the Indenture Trustees under the Indentures and/or the Indenture Trustees Charging Liens. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Reorganized Debtors or the appropriate Servicer or Indenture Trustee is notified of such Claimholder's then-current address, at which time all missed distributions shall be made to such Claimholder or Interestholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return shall revert to the Reorganized Debtors.

                  9.9 PROCEDURES FOR TREATING AND RESOLVING DISPUTED AND CONTINGENT CLAIMS.

                           (a) No DISTRIBUTIONS PENDING ALLOWANCE. No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed interest. All objections to Claims or Interests must be filed on or before forty-five (45) days following the Effective Date.

                           (b) LIABILITY FOR DISPUTED CLAIMS AND INTERESTS. If a Disputed Claim or Disputed Interest becomes, in whole or in part, an Allowed Claim or Allowed Interest, the Reorganized Debtors shall distribute to the holder thereof the distributions, if any, to which such holder is entitled. No interest shall be paid on Disputed Claims or Disputed Interests that later become Allowed Claims or Allowed Interests or with respect to any distribution in satisfaction thereof. The Reorganized Debtors shall be responsible for all distributions to holders of Disputed Claims or Disputed Interests that become, in whole or in part, Allowed Claims or Allowed Interests. The Reorganized Debtors shall not required to create or maintain a separate distribution reserve to make payments pursuant to Article 9.8(b) of this Plan.

                           (c) DE MINIMIS DISTRIBUTIONS. The Reorganized Debtors or the Servicers, as applicable, shall not be required to make distributions of less than one hundred dollars ($100) with respect to any Allowed Claim, unless a request therefor is made in writing to the Reorganized Debtors on or before forty-five (45) days following the Effective Date.

                  9.10     FRACTIONAL SECURITIES; FRACTIONAL DOLLARS.

                  Neither the Reorganized Debtors nor the Servicer will be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

                                    ARTICLE X

             ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

                  10.1     DIP FACILITY CLAIM.

                  On the Effective Date, the DIP Facility Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court with notice to the Statutory Committees, not less than five (5) Business Days prior to the Effective Date, and all obligations of the Debtors under the DIP Facility shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit or by procuring back-up letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interest to secure the Debtors' obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

                  10.2     PROFESSIONAL CLAIMS.

                           (a) FINAL FEE APPLICATIONS. All final requests for payment of Professional Claims, Key Ordinary Course Professional Claims, and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the Professional Fee Bar Date.

                           (b) PAYMENT OF INTERIM AMOUNTS. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals, Key Ordinary Course Professionals, and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals and Key Ordinary Course Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee. Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.

                           (c) HOLDBACK AMOUNT. The Holdback Amount shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The Reorganized Debtors shall pay to Professionals the Holdback Amount within ten (10) days following allowance thereof by the Bankruptcy Court.

                           (d) POST-EFFECTIVE DATE RETENTION. Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

                  10.3 SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE.

                  Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to Sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the 503 Deadline, and serve such application on counsel for the Debtors and the Reorganized Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

                  10.4     OTHER ADMINISTRATIVE CLAIMS.

                  All other requests for payment of an Administrative Claim (other than as set forth in Article 10.1. Article 10.2 or Article 10.3 of this Plan) must be filed and served on counsel for the Debtors and the Reorganized Debtors no later than the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to this Article 10.4 that is not timely filed and served by the Administrative Claims Bar Date shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, (a) no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by the Debtors in the ordinary course of business, and
(b) no request for payment of an Administrative Claim need be filed with respect to the fees, expenses, disbursements and indemnity claims incurred by Servicers and Indenture Trustees (including their counsel fees and expenses), in connection with their services as Servicers and Indenture Trustees under the respective Indentures (whether prepetition or postpetition), which fees shall be paid in Cash promptly by the Reorganized Debtors without the need for application to, or approval of, any court, and (c) no request for payment of an Administrative Claim need be filed with respect to fees and expenses that the Bankruptcy Court has previously ordered paid.

                                   ARTICLE XI

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

                  11.1     REVESTING OF ASSETS.

                  Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders. As of the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

                  11.2     DISCHARGE OF THE DEBTORS.

                  Pursuant to Section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of liens on, obligations of rights against the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and rights including, but not limited to, Claims that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim based upon such Claim, debt or right is filed or deemed filed under
Section 501 of the Bankruptcy Code, (b) a Claim based upon such Claim, debt or right is allowed under Section 502 of the Bankruptcy Code, or (c) the holder of such a Claim or right accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims against the Debtors, subject to the Effective Date occurring.

                  11.3     COMPROMISES AND SETTLEMENTS.

                  In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 11.1 of this Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in this Plan.

                  11.4     RELEASES, EXCULPATION AND RELATED MATTERS.

                           (a) Releases by the Debtors. Pursuant to Section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, the Debtors, in their individual capacity and as debtors-in-possession for and on behalf of their Estates, shall be deemed to forever release, waive, and discharge all Released Parties from all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Subsidiaries, (iv) the Chapter 11 Cases and the conduct thereof, and (v) the Plan. The Reorganized Debtors shall be bound, to the same extent the Debtors are bound, by all of the releases set forth in this
                  Article 11.4(a) of this Plan.

                           (b) Release by Holders of Certain Impaired Claims. As of the Effective Date, each holder of an Impaired Claim entitled to vote to accept or reject the Plan is also entitled to vote to accept or reject the provisions of this
                  Article 11.4(b) of the Plan. Any holder of such Impaired Claim that affirmatively elects on the ballot for voting on this Plan to agree to the provisions of this Article 11.4(b) of the Plan, shall in consideration for the obligations of the Debtors and the Reorganized Debtors under this Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with this Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the Reorganized Debtors' obligations under this Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases or the conduct thereof, or this Plan against: (i) the Debtors; (ii) the Reorganized Debtors; and (iii) the Released Parties.

                           (c) Exculpation and Limitation of Liability Regarding Conduct of Chapter 11 Cases. The Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the DIP Lenders, the DIP Agent, the Prepetition Agent, the Prepetition Lenders, the Indenture Trustees, each holder of the AREC Notes, and each such parties' respective professionals, agents, present or former members, officers and directors and any of such parties' successors and assigns, shall not have or incur, and are hereby forever released, waived, and discharged from any claims, obligations, suits, judgments, damages demands, debts, rights, Causes of Action, or liabilities to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, professionals, or any of their successors and assigns, for any act or omission, unless such act or omission is caused by such parties' gross negligence or willful misconduct, in connection with, relating to, or arising out of
                  (i) the Debtors' Chapter 11 Cases, (ii) the negotiation and filing of this Plan, (iii) the filing of the Chapter 11 Cases,
                  (iv) the pursuit of confirmation of the Plan, including distributions made under the Plan, and the consummation of this Plan, including distributions made under the Plan, or (v) the administration of this Plan or the property to be distributed under this Plan.

                           (d) Exclusions and Limitations on Exculpation and Releases. Notwithstanding anything in this Plan to the contrary, the Confirmation of this Plan shall not (i) enjoin, impact or affect the prosecution of the Derivative Actions, the Class Actions or the Securities Actions, except that the Debtors and the Reorganized Debtors shall retain the right to object to the allowance of any Claim filed in the Chapter 11 Cases arising out of or related to the Derivative Actions, the Class Actions or the Securities Actions, or (ii) release or otherwise effect a release of PwC or any other party to the PwC Litigation. In addition, nothing set forth in this Article
                  11.4 shall preclude or otherwise impair the rights of the SEC to administer and enforce the United States federal securities laws, except that the Debtors and the Reorganized Debtors shall retain the right to object to the allowance of any Claim filed by the SEC in the Chapter 11 Cases.

                  11.5     SETOFFS.

                  The Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

                  11.6     SUBORDINATION RIGHTS.

                  Except as otherwise specifically provided for in the Plan, all Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Claimholders or Interestholders having such subordination right, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.

                  11.7     INDEMNIFICATION OBLIGATIONS.

                  Indemnification Obligations shall be deemed to be, and shall be treated as, executory contracts that the Reorganized Debtors shall assume pursuant hereto and Section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such Indemnification Obligations shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether any such Indemnification Right is owed for an act or event occurring before or after the Petition Date.

                  11.8     D&O INSURANCE POLICIES.

                  D&O Insurance Policies maintained by the Debtors are hereby assumed. Entry of the Confirmation Order shall constitute approval of such assumptions pursuant to Section 365(a) of the Bankruptcy Code. Each Reorganized Debtor shall have the authority, in its sole discretion to maintain from the Effective Date D&O Insurance Policy coverage for the categories of individuals covered, as of the Petition Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to this Plan.

                  11.9     INJUNCTION.

                  The satisfaction, release, and discharge pursuant to this
Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Sections 524 and 1141 thereof. Notwithstanding the foregoing, nothing in this
Article 11.9, the Plan or the Confirmation Order shall affect, release, enjoin or impact the prosecution of the claims asserted or to be asserted against the non-Debtor defendants in the Derivative Actions, the Class Actions or the Securities Actions.

                  11.10    PMSR AGREEMENT.

                  Pursuant to this Plan and Section 1141(b), on the Effective Date, Reorganized AMERCO and the other signatories to the PMSR Agreement shall execute and deliver the PMSR Agreement. As of the Effective Date, the holders of PMSR Support Obligations shall have an Allowed AMERCO Unsecured Claim in the amount of $55,550,000.

                                   ARTICLE XII

                              CONDITIONS PRECEDENT

                  12.1 CONDITIONS TO CONFIRMATION.

                  The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Article 12.3 of this
Plan:

                           (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to this Plan in form and substance acceptable to the Debtors in their sole and absolute discretion.

                           (b) The Confirmation Order shall be in form and substance acceptable to the Debtors in their sole and absolute discretion.

                  12.2 CONDITIONS TO THE EFFECTIVE DATE.

                  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Article 12.3 of this Plan:

                           (a) The Reorganized Debtors shall have entered into the Exit Financing Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                           (b) The Reorganized Debtors and SAC Holding shall have entered into the SAC Holding Participation and Subordination Agreement and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                           (c) The Bankruptcy Court shall have entered one or
                  more orders (which may include the Confirmation Order) authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by
                  Article 8 of this Plan.

                           (d) The Confirmation Order shall have been entered by
                  the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                           (e) Each Exhibit, document or agreement to be
                  executed in connection with this Plan shall be in form and substance reasonably acceptable to the Debtors.

                  12.3 WAIVER OF CONDITIONS TO CONFIRMATION OR EFFECTIVE DATE.

                  The conditions set forth in Article 12.1 and Article 12.2 of this Plan may be waived, in whole or in part, by the Debtors, after consultation with the Statutory Committees, without any notice to any other parties in interest or the Bankruptcy Court and without a hearing. Notwithstanding the foregoing, the condition set forth in Article 12.2(a) may be waived by the Debtors only with the prior written consent of JPMorgan, in its capacity as agent under the JPMorgan Chase Credit Facility. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                  ARTICLE XIII

                            RETENTION OF JURISDICTION

                  Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan, including, among others, the following matters:

                           (a) to hear and determine motions for (i)the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

                           (b)      to adjudicate any and all adversary
                  proceedings, applications and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or this Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests and all controversies and issues arising from or relating to any of the foregoing;

                           (c) to ensure that distributions to Allowed Claimholders are accomplished as provided herein;

                           (d) to hear and determine any and all objections to the allowance or estimation of Claims and Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

                           (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified and/or vacated;

                           (f) to issue orders in aid of execution, implementation, or consummation of this Plan;

                           (g) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (h) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

                           (i) to determine requests for the payment of Claims entitled to priority under Section 507(a)(l) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

                           (j) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of this Plan or the Confirmation Order including disputes arising under agreements, documents or instruments executed in connection with this Plan;

                           (k) to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

                           (l) to hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

                           (m) to hear any other matter not inconsistent with the Bankruptcy Code;

                           (n) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

                           (o) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

                           (p) to enter a final decree closing the Chapter 11 Cases; and

                           (q) to enforce all orders previously entered by the Bankruptcy Court.

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

                  14.1     BINDING EFFECT.

                  Upon the Effective Date, this Plan shall he binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties-in-interest and their respective heirs, successors, and assigns.

                  14.2     MODIFICATION AND AMENDMENTS.

                  The Debtors may alter, amend or modify this Plan and any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of this Plan with respect to the Debtors as defined in
Section 1101(2) of the Bankruptcy Code, the Debtors may under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

                  14.3     WITHHOLDING AND REPORTING REQUIREMENTS.

                  In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, stale, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

                  14.4     REVOCATION, WITHDRAWAL OR NON-CONSUMMATION.

                           (a) RIGHT TO REVOKE OR WITHDRAW. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date.

                           (b)      EFFECT OF WITHDRAWAL, REVOCATION OR
                  NON-CONSUMMATION. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan with respect to the Debtors (including the fixing or limiting to an amount certain any Claim or Class of Claims with respect to the Debtors, or the allocation of the distributions to be made hereunder), the assumption or rejection of executory contracts or leases effected by this Plan with respect to the Debtors, and any document or agreement executed pursuant to this Plan with respect to the Debtors shall be null and void as to the Debtors. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Person, to prejudice in any manner the rights of the Debtors, the holder of a Claim or Interest, or any Person in any further proceedings involving the Debtors or to constitute an admission of any sort by the Debtors or any other Person.

                  14.5     NOTICES.

                  Any notice required or permitted to be provided to the Debtors, Statutory Committees, Prepetition Lenders, or the holders of the AREC Notes, shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

IF TO THE DEBTORS:                       IF TO THE CREDITORS' COMMITTEE:

AMERCO                                   c/o Milbank, Tweed, Hadley & McCloy LLP
1325 Airmotive Way, Suite 100            601 South Figueroa Street
Reno, Nevada 89502                       Los Angeles, California 90017
Attention: Gary V. Klinefelter, Esq.     Attention: Paul S. Aronzon, Esq.

WITH A COPY TO:                          IF TO THE AREC NOTEHOLDERS:

Squire, Sanders & Dempsey L.L.P.         McDermott, Will & Emery
Two Renaissance Square                   227 West Monroe Street
40 North Central Avenue, Suite 2700      Chicago, Illinois 60606
Phoenix, Arizona 85004                   Attention: Nathan F. Coco, Esq.
Attention: Craig D. Hansen, Esq.

IF TO THE PREPETITION AGENT:             IF TO THE EQUITY COMMITTEE:

JPMorgan Chase Bank                      Stutman, Treister & Glatt PC
270 Park Avenue                          1901 Avenue of the Stars, 12th Floor
New York, New York 10017                 Los Angeles, California 90067
Attention: John McDonagh                 Attention: Charles D. Axelrod, Esq.

WITH A COPY TO:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071-3144
Attention: Richard B. Levin, Esq.

                  14.6     TERM OF INJUNCTIONS OR STAYS.

                  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  14.7     GOVERNING LAW.

                  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Nevada shall govern the construction and implementation of this Plan, any agreements, documents and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters relating to Debtors shall also be governed by the laws of the State of Nevada.

                  14.8     NO WAIVER OR ESTOPPEL.

                  Upon the Effective Date, each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Statutory Committees and/or their counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.

                  14.9     SEVERABILITY.

                  In the event any provision of this Plan is held unenforceable by the Bankruptcy Court, then such provision shall be severable and shall not affect the remaining provisions of the Plan, unless the ineffectiveness of such provision would result in a material adverse change in the treatment of any Allowed Claim or Allowed Interest as provided in this Plan.

                  14.10    CONFLICTS.

                  In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan shall govern.

                  [Remainder of Page Intentionally Left Blank]

Dated: November 26, 2003
       Reno, Nevada

                                Respectfully submitted.

                                AMERCO, a Nevada corporation

                                By:  /s/ Edward J. Shoen
                                     -----------------------------------------
                                     Its Chief Executive Officer

                                AMERCO REAL ESTATE COMPANY, a Nevada
                                corporation

                                By:  /s/ Carl Vizcarra
                                     -----------------------------------------
                                     Its President

                                SAC HOLDING CORPORATION, a Nevada corporation

                                By:  /s/ Mark V. Shoen
                                     -----------------------------------------
                                     Its President

                                SAC HOLDING II CORPORATION, a Nevada
                                corporation

                                By:  /s/ Mark V. Shoen
                                     -----------------------------------------
                                     Its President

                                   EXHIBIT A-1

                    EXIT FINANCING FACILITY COMMITMENT LETTER

                                 [SEE ATTACHED]

                           Wells Fargo Foothill, Inc.
                              2450 Colorado Avenue
                                   Suite 3000W
                         Santa Monica, California 90404

November 5, 2003

VIA TELEFAX AND OVERNIGHT DELIVERY

Mr. E. J. Shoen
Chairman of the Board
U-Haul International, Inc.
2727 North Central Avenue
Phoenix, Arizona 85004

         Re: $ 550,000,000 emergence financing for AMERCO, a Nevada corporation ("AMERCO"), Amerco Real Estate Company, a Nevada corporation ("AREC"), U-Haul International, Inc., a Nevada corporation, and certain of their wholly-owned subsidiaries (collectively, the "Borrowers" and each, individually, a "Borrower"), plus such additional related entities as may be guarantors under such financings

Dear Mr. Shoen:

         In accordance with our recent discussions, Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation, "Foothill") is pleased to issue this financing commitment (the "Commitment Letter") to the Borrowers. Foothill commits to underwrite a credit facility of up to $550,000,000 to be provided concurrent with a confirmed reorganization plan acceptable to Foothill of the respective Chapter 11 cases filed by AMERCO and AREC (the "Emergence Facility"). The commitments of Foothill under the Emergence Facility will be irrevocably reduced by the amount of the commitments of any other prospective lenders that execute commitments relating to the Emergence Facility to the extent expressly stated in such commitment of such other prospective leaders.

         This Commitment Letter supersedes all prior written proposals or letters of interest with regard to the Emergence Facility that previously may have been issued by Foothill, including, without limitation, that certain Commitment Letter dated June 19, 2003, as supplemented by the term sheet referred to therein to the extent such prior Commitment Letter relates to the Emergence Facility, and that certain Fee Letter with respect to the Emergence Facility dated June 19, 2003.

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 2

         Foothill would act as lead arranger and administrative agent for the proposed Emergence Facility. The terms of the proposed Emergence Facility are set forth in the "Summary of Terms" dated the date hereof, attached hereto as Annex A (the "Term Sheet").

         The Emergence Facility outlined in this Commitment Letter is fully underwritten with no underwriting contingency, but is subject to the satisfaction of each of the conditions contained in this Commitment Letter and the Term Sheet, including, without limitation, syndication of the Emergence Facility to the satisfaction of Foothill in its sole discretion. Foothill reserves the right to revise or modify any provision contained in the Term Sheet (provided that such changes shall not result in a reduction in the Maximum Credit Amount or the Excluded Assets, as defined in the attached Annex A) if it reasonably determines in its sole discretion that such changes are necessary during the course of preparing and negotiating the loan documentation.

         If the Emergence Facility contemplated by this Commitment Letter is not consummated on or before July 31, 2004, then, without any requirement of notice or other formality, Foothill's commitment to underwrite the Emergence Facility shall terminate and no party hereto would have any obligation to pursue the financing arrangement outlined in this Commitment Letter; provided, however, that prior thereto the Borrowers and Foothill agree to use their respective reasonable efforts to cause the Emergence Facility to be consummated on or before such date.

         As set forth herein, while Foothill has committed to underwrite the entire amount of the Emergence Facility subject to the terms and conditions of this Commitment Letter and the Term Sheet, it is the intent of Foothill to syndicate the Emergence Facility and, as a material inducement to Foothill to issue the commitments set forth herein, the Borrowers have agreed to cooperate in such syndication process. Foothill will manage all aspects of such syndication, including the timing of all offers to potential lenders, the allocation of commitments and the determination of compensation provided and titles (such as co-agent, managing agent, etc.), if any. The Borrowers also agree that no lender will receive any compensation for its participation in the Emergence Facility except as expressly set forth in the Term Sheet or as otherwise agreed to and offered by Foothill.

         The Borrowers agree to use commercially reasonable efforts to assist Foothill in forming a syndicate acceptable to Foothill. The Borrowers' assistance shall include but not be limited to: (i) using commercially reasonable efforts to make senior management and representatives of the Borrowers available to participate in meetings and to provide information to potential lenders and participants at such times and places as Foothill may reasonably request; (ii) using commercially reasonable efforts to provide to Foothill all information reasonably deemed necessary by Foothill to complete the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to the Borrowers and Foothill; (iii) using best efforts to ensure that the syndication efforts benefit from the Borrowers' existing lending relationships; and (iv) assisting (including using best efforts to cause affiliates and advisors of the Borrowers to assist) in the

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 3

preparation of a confidential information memorandum for the Emergence Facility and other marketing materials to be used in connection with the syndications.

         To ensure an orderly and effective syndication of the Emergence Facility, the Borrowers agree that, from the date hereof until the termination of the syndication of the Emergence Facility (as determined by Foothill in its sole discretion), the Borrowers will not, and will not permit any of their affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any senior secured debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of Foothill, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not limit the Borrowers' ability to negotiate with creditors, other than creditors that are likely participants in an emergence facility such as the Emergence Facility contemplated by this Commitment Letter, as part of the Borrowers' restructuring. Notwithstanding anything in this letter to the contrary, nothing contained herein shall prohibit or restrict the Borrowers from entering into discussions or negotiations with an alternative lending source or sources with respect to an emergence facility if the Borrowers determine, in their reasonable discretion, that they can obtain substantially more favorable terms from an alternative lender or lenders.

         This Commitment Letter, the Term Sheet and the letter agreement of even date with respect to certain fees payable with respect to the Emergence Facility (the "Fee Letter") embody the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any letter of intent. This Commitment Letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

         This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and to be performed wholly within the State of New York. Each party hereto waives any right it may have to a trial by jury, in the event of any dispute pertaining to this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby and thereby.

         In connection with the requested Emergence Facility, the Borrowers understand that it will be necessary for Foothill to make certain financial, legal, and collateral investigations and determinations and acknowledge the undertaking by Foothill and its counsel of such investigations and determinations currently. The Borrowers hereby agree to pay to Foothill an expense deposit (the "Initial Expense Deposit") of $500,000 against the expenses that have been or may be incurred by Foothill, whether under this Commitment Letter or otherwise in connection with the Emergence Facility. From time to time until the closing date of the Emergence Facility, the Borrowers shall pay Foothill an additional expense deposit as requested by Foothill against the expenses that have been or may be incurred by Foothill, whether under this Commitment Letter or otherwise (the "Additional Expense Deposit"; and together with the Initial Expense Deposit,

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 4

hereinafter referred to as the "Expense Deposit"). The Expense Deposit will be applied to Foothill's expenses as and when they are incurred. If Foothill concludes, for any reason, that it will not make the Emergence Facility available to the Borrowers, Foothill will return the unused balance of the Expense Deposit. If, on the other hand, Foothill continues to be prepared to extend the Emergence Facility to the Borrowers and the Borrowers decline, for any reason, to accept the Emergence Facility, Foothill shall be entitled to retain the full amount of the Expense Deposit for the benefit of Foothill, irrespective of the amount of expenses incurred Foothill (except, to the extent that the Expense Deposit exceeds the amount of the expenses incurred by Foothill, such excess will be credited towards the Alternative Financing Fee defined in the Fee Letter). Foothill's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Foothill as a result of Borrowers' decision to decline to accept the Emergence Facility. If the Emergence Facility is funded, the Expense Deposit will be returned to the Borrowers after deducting all of Foothill's expenses actually incurred. Foothill shall not be obligated to segregate the Expense Deposit from its other funds and the Borrowers are not entitled to receive interest on any portion of the Expense Deposit. The Borrowers hereby agree to pay the fall amount of Foothill's expenses incurred in connection with the Emergence Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Term Sheet and the loan documents and any security arrangements in connection therewith, including the reasonable fees and disbursements of counsel (whether incurred before or after the date hereof), irrespective of the amount of the Expense Deposit and whether the transaction is actually consummated. The Borrowers further agree to pay all costs and expenses of Foothill (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. Borrower acknowledges its continuing obligation to provide, from time to time, as Foothill shall request, additional supplements to the Expense Deposit to the extent that actual or anticipated expenses exceed, or may reasonably be expected to exceed, the Expense Deposit.

         The Borrowers represent and warrant that (i) all information (other than financial projections) that has been or will hereafter be made available to Foothill, any lender or any potential lender by or on behalf of the Borrowers or any of their respective representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of the Borrowers or any of their respective representatives and made available to Foothill, any lender or any potential lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to Foothill, If, at any time from the date hereof until the date of the initial borrowings under the Emergence Facility, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 5

warranties were being made, at such time, then the Borrowers will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances. The Borrowers acknowledge that information and documents relating to the transactions contemplated hereby may be transmitted through Intralinks, the internet or similar electronic information transmission systems.

         In issuing this Commitment Letter and in arranging the Emergence Facility, including the syndication thereof, Foothill will be entitled to use, and to rely on the accuracy of, the information furnished to them by or on behalf of the Borrowers or any of their respective representatives without responsibility for independent verification thereof.

         Regardless of whether the commitment herein is terminated or the proposed Emergence Facility closes, the Borrowers shall indemnify and hold harmless Foothill and its affiliates, directors, officers, employees, attorneys and representatives (each, an "Indemnified Person"), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), that may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter or the proposed Emergence Facility under consideration, the documentation related thereto, any other financing related thereto, any actions or failure to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters, whether or not such suit, action, proceeding, investigation or litigation is brought by a Borrower, any of its equity holders or creditors, an Indemnified Person or any other person or entity, and whether or not an Indemnified Person is otherwise a party thereto. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Persons gross negligence or willful misconduct, as finally determined by a court of competent Jurisdiction. Under no circumstances shall Foothill or any of its affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages in connection with this Commitment Letter, the proposed Emergence Facility, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the transaction or the Emergence Facility closes.

         You may not assign this Commitment Letter without the prior written consent of Foothill, and any attempted assignment without such consent shall be void:

         You acknowledge that Foothill may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests may conflict with the Borrowers' interests. Foothill will not furnish confidential information obtained from the Borrowers or their respective affiliates to any of its customers. Furthermore, Foothill has no

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 6

obligation to use in connection with the transactions contemplated hereby, or to furnish to the Borrowers, confidential information obtained by Foothill from any Other person.

         If you wish to proceed on the basis outlined above, please execute this Commitment Letter in the space provided below and return it to the undersigned no later than 5:00 p.m., Los Angeles, California time, on or before November 5, 2003, accompanied by payment of the Initial Expense Deposit. If you fail to make any required fee payment by the applicable deadline, this Commitment Letter shall expire automatically and Foothill's commitments shall terminate and be of no further force and effect. This Commitment Letter is being provided to the Borrowers on a confidential basis and is not for the benefit of, nor should it be relied upon by, any third party.

         This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by telecopier shall be as effective as delivery of an original executed counterpart thereof. The Borrowers' obligations with respect to payment of costs and expenses, indemnities and confidentiality shall survive the expiration or termination of this Commitment Letter whether or not the loan documents shall be executed and delivered.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 7

                                        Very truly yours,

                                        WELLS FARGO FOOTHILL, INC.,
                                        formerly known as Foothill Capital
                                        Corporation

                                        By: /s/ [ILLEGIBLE]
                                            -----------------------------------
                                        Title: Senior Vice President

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

AMERCO -- Emergence Facility Commitment Letter
November 5, 2003
Page 8

         The foregoing terms and conditions are hereby accepted and agreed to as of November 5, 2003.

                                        AMERCO, a Nevada corporation, on behalf
                                        of itself and its affiliates and
                                        subsidiaries that will be Borrowers or
                                        Guarantors as contemplated by the Term
                                        Sheet

                                        By: /s/ [ILLEGIBLE]
                                            ------------------------------------
                                        Title: Chairman

cc: Chris D. Molen, Esq.
    Jesse H. Austin, III, Esq.

EMERGENCE FACILITY COMMITMENT LETTER

                                    ANNEX A

                  AMERCO AND AMERCO REAL ESTATE COMPANY, ET AL.

                                SUMMARY OF TERMS

                         $550,000,000 EMERGENCE FACILITY

                                NOVEMBER 5, 2003

The terms and conditions summarized herein represent the terms and conditions pursuant to which Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation ("Foothill" or "Agent") will provide a $550,000,000 credit facility (the "Emergence Facility") to be provided concurrent with a confirmed reorganization plan acceptable to Foothill of the respective Chapter 11 cases.

The proposed terms and conditions summarized herein with respect to the Emergence Facility are provided to evidence the terms and conditions by which Foothill hereby commits, in accordance with the terms of the accompanying Commitment Letter, to provide financing to Borrowers and Guarantors under the Emergence Facility.

BORROWERS:                 AMERCO, a Nevada corporation, Amerco Real Estate
                           Company, U-Haul International, Inc. and and certain wholly-owned subsidiaries and affiliates
                           (collectively, the "Companies" or "Borrowers").
                           Excluded subsidiaries not to be considered Borrowers would be Republic Western Insurance Company
                           ("RepWest"), and its subsidiaries, and Oxford Life
                           Insurance Company ("Oxford"), and its subsidiaries
                           (collectively, the "Excluded Subsidiaries").

GUARANTORS:                All U.S. affiliates (excluding SAC entities) and
                           subsidiaries of the Companies (that are not direct
                           Borrowers) as required by Foothill, but excluding all Excluded Subsidiaries and SAC entities, (together with Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

LEAD ARRANGER AND           Wells Fargo Foothill, Inc.
ADMINISTRATIVE
AGENT:

FINANCING FACILITY:        EMERGENCE FACILITY: A senior secured credit facility
                           with a Maximum Credit Amount of $550,000,000 consisting of (i) a revolving credit facility of up to $200,000,000 ("Revolver"), with a $50,000,000 subfacility for the issuance of letters of credit, plus (ii) a $350,000,000 amortizing term loan facility

                           ("Term Loan A"). Monthly principal amortization of Term Loan A would be equal to $291,667.00 with the remaining balance due in full upon maturity of the Emergence Financing.

                           The Borrowing Base for the Emergence Facility shall be equal to 60% of the fair market value of owned real property. All such amounts would also be net of all reserves for anticipated environmental remediation costs for certain properties and other customary and normal reserves, which may be established by Agent. To the extent that the Borrowing Base did not equal $550,000,000, Foothill would consider an appropriate advance against Borrower's rolling stock to accomplish such a level on the Borrowing Base.

LETTERS OF CREDIT:         Each letter of credit will be issued for the account
                           of a Borrower by Wells Fargo Bank or another bank selected by Foothill, which shall be reasonably satisfactory to the Borrower, and shall have an expiry date that is not later than thirty (30) days prior to the Maturity Date (as hereinafter defined) unless on or prior to the Maturity Date such letter of credit shall be cash collateralized in an amount equal to 105% of the face amount of such letter of credit. Borrowers and Guarantors will be bound by the usual and customary terms contained in the letter of credit issuance documentation of the issuing bank and Foothill.

MATURITY DATE:             Five (5) years from closing date (the "Maturity
                           Date").

EARLY TERMINATION:         Termination of the Emergence Facility prior to the
                           Maturity Date shall be subject to a prepayment premium payable to Foothill equal to the percentage set forth in the following schedule of then applicable Maximum Credit Amount for each full and partial month remaining to the Emergence Facility
                           Maturity Date:

YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
------     ------     ------     ------     ------
2.00%      1.50%      1.00%      0.00%      0.00%

                           Other customary prepayments to be included in definitive loan documentation (including sale of assets, casualty events, etc.), subject to levels to be negotiated.

COLLATERAL:                Subject to a confirmed Plan acceptable to Foothill,
                           all obligations of the Loan Parties to Foothill shall be secured by a first priority perfected security interest in substantially all the assets of Borrowers, but excluding (i) the existing promissory notes issued to the Loan Parties by SAC Holdings and its subsidiaries (and proceeds associated with the monetization of such asset, as they may be amended or restated from time to time), (ii) the Borrowers' real estate subject to any currently existing synthetic lease arrangements (and the proceeds associated with the monetization of such assets), (iii) the stock of RepWest and Oxford (and the proceeds associated with the monetization of such assets), (iv) real property subject to a lien by Oxford, (v) real property under contract for sale at the time of the Closing, (vi) real property defined as surplus property at the time of Closing, (vii) proceeds in excess of $50,000,000 associated with the settlement, judgment or recovery related to Borrower's lawsuit against PwC, and (viii) vehicles (including any motor vehicle, trailer or other asset) that become and remain subject to a TRAC or Operating Lease transaction. The Emergence
                           Facility shall include provisions authorizing the granting of a junior lien in substantially all of the assets of the Borrowers in favor of those parties receiving new notes in connection with the confirmed
                           Plan, subject to an intercreditor agreement, the terms and conditions of which shall be reasonably satisfactory to the Lenders.

                           All borrowings by Borrowers, all reimbursement obligations with respect to letters of credit, all costs, fees and expenses of the Lenders, and all other obligations owed to the Lenders shall be secured as described above and charged to the loan account to be established under the Emergence Facility.

INTEREST RATES:            Advances outstanding under the Revolver would bear
                           interest, at Borrower's option, at (a) the Base Rate plus the applicable margin set forth in the pricing matrix below, or (b) at the LIBOR Rate plus the applicable margin set forth in the pricing matrix below:

                 Pricing Matrix

Senior Debt/    Base Rate     LIBOR        L/C
  EBITDA         Margin       Margin       Fee
------------    ---------     ------       ---
   1. TBD         1.50%        4.00%      4.00%

   2. TBD         1.25%        3.75%      3.75%

   3. TBD         1.00%        3.50%      3.50%

                           The effective interest rate would start at the level 1 pricing shown in the above grid and would remain at level 1 for the first six months following the closing. Thereafter, the interest rate will be adjusted quarterly at each fiscal quarter-end based on

                           Borrower's consolidated EBITDA for the trailing twelve months.

                           Advances outstanding under Term Loan A would bear interest at Borrower the LIBOR Rate plus 4.00% percentage points.

                           Borrower would be charged a letter of credit fee (plus bank issuance charges) at a rate as determined under the Pricing Matrix times the undrawn amount of all outstanding Letters of Credit.

                           As used herein (x) "Base Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. at its principal office in San Francisco, California, as its reference rate, base rate or prime rate. The LIBOR Rate means the rate per annum, determined by Foothill in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Foothill. At no time shall the LIBOR Rate utilized prior to application of the appropriate margin be less than 1.00%. All interest and fees for the Emergence Facility shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur, interest shall accrue under the Facility at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect.

FEES:                      Unused Line Fee       One half of one percent (0.50%)
                           (for the Financing    on the unused portion of the
                           Facilities):          respective Revolver Facility,
                                                 payable quarterly in arrears.

                           Letter of Credit      As determined above in the
                           Fees (for the         Pricing Matrix, plus the
                           Financing             customary charges imposed by
                           Facilities):          the letter of credit issuing
                                                 bank

                           Field Examination     Without limiting the foregoing,
                           Fee (for the          Borrowers would be required to
                           Financing             pay (a) a fee of $850 per day,
                           Facilities):          per analyst, plus out-of-pocket
                                                 expenses, for each financial
                                                 audit of Borrowers performed by
                                                 personnel employed by Agent,
                                                 and (b) the actual charges paid
                                                 or incurred by Agent if it
                                                 elects to employ the services
                                                 of one or more unrelated third
                                                 parties to perform financial
                                                 audits of Borrowers, to
                                                 appraise Borrowers' collateral,
                                                 or to assess Borrowers'
                                                 business valuation.

                           Borrowers shall also pay all applicable fees set forth in the fee letter of even date herewith (the "Fee Letter").

USE OF PROCEEDS:           To refinance the DIP Facility, fund Borrowers'
                           confirmed Plan and for general corporate purposes including the financing of working capital and capital expenditures.

CONDITIONS                 The obligation of Foothill to make any loans or
PRECEDENT:                 assist in the issuance of any letters of credit in
                           connection with the Emergence Facility will be subject to customary conditions precedent including, without limitation, the following:

                              (a) Receipt of evidence of the entry of a final Order confirming Borrower's Plan and accompanying disclosure statement, and satisfaction of all other conditions to the confirmation of such Plan, which Plan, disclosure statement, and confirmation Order shall be in form and substance reasonably acceptable to Foothill and which Plan will include, among things, a level of assets both in number and value, acceptable to Foothill. Such acceptance shall not be unreasonably withheld to the extent that Borrower's post-emergence capital structure takes the form similar to that outlined in a the Plan filed with the Bankruptcy Court on October 6, 2003.

                              (b)  Receipt of management's projections and
                                   business plan for the succeeding twelve (12) month period on a month-by-month basis and the succeeding three year period on an annual basis in form and substance reasonably acceptable to Foothill.

                              (c) Payment of all reasonable fees and expenses owing to Agent in connection with the Emergence Facility.

                              (d) Execution and delivery of appropriate legal documentation in form and substance reasonably satisfactory to Foothill and the satisfaction of the conditions precedent contained therein and delivery of all appropriate opinions of counsel relating thereto, reasonably satisfactory in all respects to Foothill.

                              (e) Payment in full of obligations owing and amounts outstanding under the DIP Facility.

                              (f) Foothill shall have been granted a perfected, first priority lien on all Collateral including without limitation mortgages on all owned real property in form and substance satisfactory to Foothill. Foothill shall have received real estate, UCC, tax and judgment lien searches and other appropriate evidence, confirming the absence of any liens on the Collateral, except existing liens acceptable to the Lenders.

                              (g) No default or event of default shall exist under the loan documents for the DIP Facility or the Emergence Facility, and no pending claim, investigation or litigation by any governmental entity shall exist with respect to the Loan Parties or the transactions contemplated hereby, except as previously publicly disclosed through October 1, 2003.

                              (h) Insurance satisfactory to Foothill, such insurance to include liability insurance for which Foothill, will be named as an additional insured and property insurance with respect to the Collateral for which the Agent, for the benefit of Foothill, will be named as loss payee.

                              (i) Borrowers shall, at loan closing, have a minimum of $25,000,000 in the aggregate of unrestricted cash and available but unused credit availability.

                              (j) The absence of (i) a Material Adverse Change in the business operations, assets, condition (financial or otherwise) or prospects of Borrowers and Guarantors since March 31, 2003, as determined by Foothill in its sole discretion, other than (x) the filing of the Chapter 11 Cases and the events resulting from the filing of the Chapter 11 Cases, (y) the withdrawal by PriceWaterhouseCoopers of its audit letter with respect to the Borrowers' financial statements for the fiscal year ended as of March 31, 2002, and
                                   (z) such other matters as have been disclosed in writing by Borrowers to Foothill or disclosed to Borrower's public filings on or before October 1, 2003, or (ii) an adverse change or disruption in the loan syndication, financial, banking or capital markets generally that, in Foothill's judgment, could materially impair the syndication of the Emergence Facility.

                              (k) Foothill's completion of and satisfaction in all respects with the results of its ongoing due diligence investigation of the business, assets, operations, properties (including compliance with FIRREA), condition (financial or otherwise), contingent liabilities, prospects and material agreements of Borrowers and their respective Subsidiaries.

                              (l) Execution of intercreditor agreements with the holders of Term B Notes and secured bonds ("Subordinated Debt") resulting from any confirmed Plan of Reorganization, in form and substance satisfactory to Foothill.

                              (m) Satisfactory credit rating for the Facility from Standard & Poors.

REPRESENTATIONS               Usual representations and warranties, including,
AND WARRANTIES:               but not limited to, corporate existence and good
                              standing, permits and licenses, authority to enter into the respective loan documents, occurrence of the closing date for the Facility, validity of the Final Order, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of Material Adverse Change, absence of default or unmatured default and priority of Foothill's liens.

COVENANTS:                    Borrowers will be required to maintain an agreed
                              upon minimum fixed charge coverage ratio.
                              Borrowers will also have a limitation on capital expenditures (to be determined based upon Borrower's Plan). All such financial covenants shall be tested quarterly. Financial reporting shall include, without limitation, the delivery to the Agent of monthly financial statements, audited annual financial statements and annual updated projections.

                              Other customary covenants (both positive and negative), including, but not limited to, notices of litigation, defaults and unmatured defaults and other information, compliance with laws, permits and licenses, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, compliance with pension, environmental and other laws, operating leases, transactions with affiliates and prepayment of other indebtedness.

                              With respect to certain affirmative covenants:

                              - Borrower will be required to continue a captive
                                self-insurance program for its fleet, as currently provided by RepWest, provided however that the Borrower may alter or replace its captive self-insurance with the approval of Foothill provided that the terms are reasonably consistent with the program currently provided by RepWest, and such approval will not be unreasonably withheld by Foothill.

                              With respect to certain negative covenants:

                              - Borrower would be permitted to repay
                                Subordinated Debt using the proceeds of Excluded Assets provided that no Event of Default is then in existence or will be in existence as a result after giving effect to the said event.

                              - Borrower would be permitted to prepay
                                Subordinated Debt, in other circumstances, provided that (i) no Event of Default is then in existence or will be in existence as a result after giving effect to the said event, (ii) payments shall not exceed 50% of Borrower's free cash flow for the prior 12 months, and (iii) Borrower shall have not less than $35,000,000 in availability under the Facility plus unrestricted cash after giving effect to the said event and, Borrower's projected availability for the next 12 months, after giving effect to the said event, would not be below $35,000,000.

                              - Borrower would be permitted to make cash
                                payments on Preferred Stock in existence as of the Emergence Date, provided that (i) no Event of Default is then in existence or will be in existence as a result after giving effect to the said event, (ii) cash payments shall not exceed $13,000,000 annually, and (iii) Borrower shall have not less than $35,000,000 in availability under the Facility plus unrestricted cash after giving effect to the said event and, Borrower's projected availability for the next 12 months, after giving effect to the said event, would not be below $35,000,000.

CASH MANAGEMENT:              Borrowers shall institute a cash management system
                              reasonably satisfactory to Agent, including without limitation, establishing one or more concentration accounts at financial institutions acceptable to the Agent

REQUIRED LENDERS:             Lenders holding 51% of the outstanding
                              commitments and/or exposure under the Facility, except for provisions customarily requiring unanimous approval by the Lenders.

EVENTS Of DEFAULT:            Usual events of default, including, but not
                              limited to, payment, cross-default, violation of covenants, breach of representations or warranties, judgments, ERISA, material environmental, change of control and other events of default which are customary in facilities of this nature.

GOVERNING LAW:                All documentation in connection with the Financing
                              Facility shall be governed by the laws of the State of New York applicable to agreements made and performed in such State except as governed by the Bankruptcy Code.

ASSIGNMENTS AND               Foothill shall be permitted to assign its rights
PARTICIPATIONS:               and obligations hereunder, or any part thereof, to
                              any person or entity without the consent of the Loan Parties. Foothill shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without the consent of the Loan Parties.

EXPENSES:                     The Loan Parties shall pay on demand all
                              reasonable fees and expenses of Foothill
                              (including legal fees, financial consultant fees
                              (if any), audit fees, search fees, filing fees, and documentation fees, and expenses in excess of the Deposit), incurred in connection with the transactions contemplated by this Term Sheet, whether or not such transactions close. Borrower permits Foothill to charges such Expense to Borrower's existing DIP Facility agented by Foothill.

SYNDICATION:                  Agent to underwrite the Financing Facility and
                              syndicate to other qualified financial
                              institutions. Agent may change the terms, structure (including, without limitation, the maximum amount of the Revolver and Term Loan A), tenor or pricing (including, without limitation, the offering of an original issue discount) as Agent, in its sole discretion, determines is necessary to ensure a successful syndication of the Emergence Facility; provided, however, such changes shall not result in a reduction of the Maximum Credit Amount of the Emergence Facility nor a change in the Excluded Assets, as herein defined.

                                   EXHIBIT A-2

                       EXIT FINANCING FACILITY AGREEMENT

               [TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE]

                                    EXHIBIT B

                  PLAN SUPPORT AGREEMENT (CREDITORS' COMMITTEE)

                                 [SEE ATTACHED]

                                                                  EXECUTION COPY

                             PLAN SUPPORT AGREEMENT

         This Plan Support Agreement (the "AGREEMENT") is made and entered into as of November 12, 2003, by and among AMERCO, Amerco Real Estate Company, ("AREC", and together with AMERCO, collectively, the "DEBTORS"), each Nevada corporations and debtors and debtors in possession, SAC Holding Corporation ("SAC") and SAC Holding II Corporation (together with SAC, collectively, "SAC HOLDING"), each a Nevada corporation and non-debtors, the Official Committee of Unsecured Creditors ("COMMITTEE") in the AMERCO Chapter 11 case, and the individual Committee Member that are signatories hereto ("COMMITTEE MEMBER"). The Debtors, SAC Holding, the Committee, the Committee Members and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein as the "PARTIES" and individually as a "PARTY".

                                    RECITALS

         WHEREAS, on June 20, 2003, AMERCO filed a voluntary petition for relief ("AMERCO CASE") under Chapter 11 of Title 11 of the United States Code ("BANKRUPTCY CODE") and on August 13, 2003, AREC similarly filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (together with the AMERCO Case, the "CASES").

         WHEREAS, on June 27, 2003, the Office of the United States Trustee for the District of Nevada (the "UNITED STATES TRUSTEE") appointed pursuant to section 1102 of the Bankruptcy Code, the Committee in the Case, which appointment has been amended by the United States Trustee from time to time.

         WHEREAS, on October 6, 2003, the Debtors and SAC Holding (together, "PROPONENTS") jointly filed a Joint Plan of Reorganization of AMERCO and AREC, Debtors and Debtors-In-Possession under section 1121(a) of the Bankruptcy Code (the "PLAN"), and a related disclosure statement (the "DISCLOSURE STATEMENT") pursuant to section 1125 of the Bankruptcy Code (capitalized terms not otherwise described herein shall have the meanings given them in the Plan).

         WHEREAS, the Parties have engaged in good faith negotiations in connection with the Plan with the objective of reaching an agreement concerning the restructuring of the Debtors (the "RESTRUCTURING") and, in particular, the treatment of holders of AMERCO Unsecured Claims (presently identified as Class 7 Claims under the Plan).

         WHEREAS, the Parties now desire to implement the Restructuring pursuant to this Agreement and amend the Disclosure Statement (hereafter the "AMENDED DISCLOSURE STATEMENT") and the Plan (hereafter, the "AMENDED PLAN") in a manner consistent with the terms set forth in this Agreement and the AMERCO Term Sheet attached hereto as Exhibit "A," and incorporated herein by this reference (the "TERM SHEET").

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         WHEREAS, the Proponents intend to use their commercially reasonable efforts to obtain approval of the Amended Disclosure Statement and obtain confirmation of the Amended Plan by the United States Bankruptcy Court for the District of Nevada ("BANKRUPTCY COURT"), in accordance with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure ("BANKRUPTCY RULES") on terms consistent with this Agreement and the Term Sheet.

         WHEREAS, the Committee intends to use their commercially reasonable efforts to cooperate and actively support confirmation and consummation of the Plan, subject to the terms and conditions of this Agreement and the Term Sheet.

         WHEREAS, the Committee Members that actually hold AMERCO Unsecured Claims and become a signatory hereto are prepared, subject to the terms and conditions of this Agreement and the Term Sheet, to vote their respective Claims to accept the Amended Plan.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. Amended Plan to Be Consistent With Term Sheet. The Amended Plan and Amended Disclosure Statement shall provide for the treatment of AMERCO Unsecured Claims and other features of the Amended Plan in a manner consistent with the Term Sheet.

         2. Approval of the Amended Disclosure Statement and Confirmation of the Plan. Proponents shall use their commercially reasonable efforts to obtain prompt approval of the Amended Disclosure in accordance with the Bankruptcy Code and on terms consistent with this Agreement, and the Committee and Committee Members shall cooperate fully in that regard. The Proponents and the Committee shall take all reasonable, necessary and appropriate actions to achieve confirmation and consummation of the Amended Plan as contemplated herein.

         3. Amendments and Modifications. Should any modification or amendment to the Amended Plan be necessary to obtain confirmation of the Amended Plan or for the Restructuring to be consummated, each of the Parties agrees to negotiate in good faith any such amendments and modifications to the Amended Plan.

         4. Committee Support of the Restructuring and the Amended Plan. So long as no Support Termination Event, as defined herein, has occurred, the Committee shall: (i) support confirmation and consummation of the Amended Plan, including supporting the Debtors' contention that they have, as part of Confirmation of the Plan, satisfied each of the confirmation requirements set forth in Section 1129(a) of the Bankruptcy Code, and (iii) recommend that all parties-in-interest entitled to vote do so in favor of the Amended Plan.

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         5.       Voting in Favor of Amended Plan. So long as no Support
Termination Event has occurred, each Committee Member that is a signatory hereto and that is entitled to vote an AMERCO Unsecured Claim agrees to timely vote such Claim to accept the Plan.

         6. Restrictions on Transfer. Without the prior written consent of the Debtors and provided that no Support Termination Event shall have occurred, each Committee Member that is a signatory hereto and that holds an AMERCO Unsecured Claim hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose of any of its AMERCO Unsecured Claims, in whole or in part, or any interest therein, unless the transferee accepts such Claims subject to the terms of this Agreement, or (b) grant any proxies, deposit any of its AMERCO Unsecured Claims into a voting trust, or enter into a voting agreement with respect to any such Claims unless such arrangement provides for compliance herewith. Unless the Debtors have otherwise consented in writing or a Support Termination Event shall have occurred, in the event that a Committee Member that is a signatory hereto transfers such AMERCO Unsecured Claim prior to the last date for voting on the Amended Plan, such transferee shall comply with and be subject to all the terms of this Agreement so long as such Agreement remains in effect, including but not limited to, such Committee Member's obligations to vote in favor of the Amended Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical to the terms of this Agreement and, upon commencement of the solicitation of votes to accept or reject the Amended Plan, a ballot indicating its acceptance of the Conforming Plan.

         7. Reservation of Rights, Claims, Remedies and Defenses. Except as expressly provided herein, each Party expressly acknowledges and agrees that:
(i) nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Committee, or each Committee Member, whether or not such Committee Member is a signatory hereto, to protect and to preserve all of their rights, claims, remedies, defenses and interests; and (ii) by entering into this Agreement, the Committee and each Committee Member, whether or not such Committee Member is a signatory hereto, does not waive any of their legal rights, claims or causes of action against the Proponents, if any, and any of their affiliates or any defenses that the Committee or each Committee Member may have in connection with any claim objection, avoidance action, adversary proceeding or other action or legal proceeding that the Proponents or their affiliates may bring against the Committee or any one or more of the Committee Members. By execution of this Agreement, the Committee and the Committee Members do not make any admissions of any law or fact.

         8. Solicitation Acknowledgement. This Agreement is not and shall not be deemed to be a solicitation for consents to the Amended Plan. The solicitation of votes concerning the Amended Plan will not occur until parties entitled to vote on the Amended Plan receive the Amended Disclosure Statement and related ballots, as approved by the Bankruptcy Court.

         9. Exclusivity. So long as no Support Termination Event has occurred, the Committee shall support the Debtors' request to continue their exclusive right to solicit

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votes to accept or reject the Plan under section 1121 of the Bankruptcy Code through and including February 28, 2004.

         10. Conditions. The Committee's and, to the extent applicable, the Committee Member's obligations hereunder, are conditioned upon the satisfaction or waiver of the following conditions:

                  a. By no later than June 1, 2004, the Bankruptcy Court shall have entered an order confirming the Amended Plan and the Amended Plan's Effective Date shall have occurred.

                  b. All materials, documents, instruments, notes, agreements, pleadings, the Amended Disclosure Statement, the Amended Plan and orders relating to the Amended Plan, debt securities issued or sold under the Amended Plan or the Restructuring, including the SAC Holding Note Documents, shall be substantially consistent with the Amended Plan and in form and substance reasonably satisfactory to the Committee, Debtors and SAC Holding.

         11. Support Termination Events. The obligations of a Party hereunder, including the obligations of the Committee Members to vote to accept the Plan under Section 5 and Section 6 hereof, shall terminate and be of no further force and effect if one of the following events occurs (each a "Support Termination Event"), and such Party does not waive such Support Termination Event.

         a. A breach of this Agreement by one or more of the other Parties to this Agreement, including but not limited to the failure to either satisfy or obtain the waiver of any condition set forth in paragraph 10, above;

         b. A material adverse change, based on events occurring subsequent to the effective date of this Agreement in the prospects, business, assets, operations, liabilities or financial performance or condition of the Debtors, U-Haul International, Inc., and its subsidiaries;

         c. The Cases are converted to a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee or examiner with expanded power to actually operate the business of the Debtors in any of the Cases;

         d.       The Bankruptcy Court denies confirmation of the Amended Plan;

         e. The Committee, in good faith, as a fiduciary for unsecured creditors and based upon the written opinion of its counsel, determines that termination of this Agreement is necessary or appropriate to comply with their fiduciary duties and delivers notice thereof to the Proponents; or

         f. The termination of the Debtors' right to file and solicit a plan of reorganization under section 1121(d) of the Bankruptcy Code.

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                                                                  EXECUTION COPY

         Upon the occurrence of a Support Termination Event which has not been waived in writing by the Parties within seven (7) business days of notice hereof, the obligations of the Parties hereto shall immediately and automatically terminate. In that event, no Party shall have any continuing liability or liability for damages or any continuing obligation to any other Party hereunder. It is understood and agreed by each of the Parties hereto that money damages are waived and that such damages would not be a sufficient remedy for any material breach of any provision of this Agreement by any Party and each non-breaching Party shall be entitled to the sole and exclusive remedy of specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

         12. Representations and Warranties. Each of the Parties represents and warrants to each of the other Parties that the following statements are true, correct and complete as of the date hereof:

         a. It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

         b. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

         c. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or by-laws or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its certificate of incorporation or by-laws or other organizational documents.

         d. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or other governmental authority or regulatory body.

         13. Effectiveness; Amendments. This Agreement shall be effective and binding upon the Proponents and the Committee once it has been executed by such Parties. This Agreement shall not become effective and binding upon an individual Committee Member unless and until a counterpart signature page to this Agreement has been executed and delivered by such individual Committee Member.

         14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that the Bankruptcy Court

                                                                  EXECUTION COPY

shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         15. Notices. All notices and consents hereunder shall be in writing and shall be deemed to have been duly given upon receipt if personally delivered by courier service, messenger, telecopy, or by certified or registered mail, postage prepaid return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

         If to the Committee or a Committee Member, to:

         Milbank, Tweed, Hadley & McCloy LLP
         601 S. Figueroa Street, 30th Floor
         Los Angeles, CA 90017
         Facsimile No.: (213)629-5063
         Attn: Paul S. Aronzon

         If to the Debtors or SAC Holding:

         AMERCO
         2727 North Central Avenue
         Phoenix, AZ 85004
         Facsimile No.: (602)263-6173
         Attn: Gary V. Klinefelter

         with a copy to:

         Squire, Sanders & Dempsey L.L.P.
         Two Renaissance Square
         40 North Central Avenue, Suite 2700
         Facsimile No.: (602) 253-8129
         Attn: Craig D. Hansen

         16. Representation by Counsel. Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

         17. Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

                                                                  EXECUTION COPY

         18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, administrators and representatives.

         19. Several, Not Joint, Obligations. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint.

         20. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof but shall not supersede the Amended Plan.

         21. Counterparts. This Agreement (and any modifications, amendments, supplements or waivers in respect hereof) may be executed in one or more counterparts by manual or facsimile signature, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         22. No Third-Party Beneficiaries. Except for the Committee Members who are intended beneficiaries of paragraph 5 and 6 of the Agreement, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

         23. Disclosure. Until there has been public disclosure of this Agreement, (i) no disclosure of this Agreement shall be made by any Party hereto without the prior approval of the other Parties, and (ii) no Party shall make any public statement regarding the obligations hereunder without the prior approval of the other Parties; provided, however, Proponents may disclose the Committee support for the Amended Plan generally, as set forth in this Agreement, without prior approval. Further, in any event, no written statement concerning the position of another Party to this Agreement, beyond the language of the Agreement, shall be made without the prior approval of the Party.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

AMERCO

By: /s/ [ILLEGIBLE]
    ---------------------
Its: President

AMERCO REAL ESTATE COMPANY

By: /s/ [ILLEGIBLE]
    ---------------------
Its: President

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                                                                  EXECUTION COPY

SAC HOLDING CORPORATION

By: /s/ [ILLEGIBLE]
    ---------------------
Its: President

SAC HOLDING II CORPORATION

By: /s/ [ILLEGIBLE]
    ---------------------
Its: President

THE OFFICIAL COMMITTEE OF
UNSECURED CREDITORS OF AMERCO

By: /s/ [ILLEGIBLE]
    ---------------------
Its: Counsel, Milbank, Tweed, Hadley & McCloy LLP

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                                                                  EXECUTION COPY

                                    EXHIBIT A

                                   TERM SHEET
                         (DATED AS OF NOVEMBER 5, 2003)

SETTLEMENT COMMUNICATION --                               DATE: NOVEMBER 5, 2003
INADMISSIBLE FOR ALL PURPOSES

                                     AMERCO

                                   TERM SHEET

         SUMMARY OF INDICATIVE TERMS AND CONDITIONS OF THE RESTRUCTURING
          AND TREATMENT OF THE CLASS 7 ALLOWED AMERCO UNSECURED CLAIMS

1. DEFINITIONS:            Except as expressly provided herein, all capitalized
                           terms not otherwise defined will have the meanings ascribed to such terms in the Joint Plan of Reorganization dated as of October 6, 2003, as amended to reflect the terms and conditions set forth in this Term Sheet (the "PLAN").

2. CLASS MEMBERS AND       Class 7 will consist of the holders of all Allowed
ESTIMATED ALLOWED CLAIM:   AMERCO Unsecured Claims. As of the Effective Date
                           (estimated to be January 31, 2004), the amount of Allowed Claims in Class 7, including interest following the Petition Date through the anticipated
                           Effective Date, at the non-default contract rate, is approximately $714,600,000.

3. TREATMENT SUMMARY:

Cash on Effective Date:    Cash in the amount of $191,000,000, provided,
                           however, that the amount of Cash will be increased by the same amount, if any, by which the principal amount of the New Term Loan B Notes distributed to the AMERCO Unsecured Claimholders is less than $200,000,000, but not to exceed thirty-five percent
                           (35%) of the Allowed Class 7 Claims. The total Cash distributed to AMERCO Unsecured Claimholders holding
                           Allowed Claims will be decreased, to the extent required, in order for the Reorganized Debtors to have minimum availability under the Exit Financing
                           Facility (defined as Cash plus undrawn revolver) at the Effective Date of $80,000,000.

New Term Loan B Notes:     $200,000,000 less the sum of: (i) the principal
                           amount of the New Term Loan B Notes externally syndicated; and, (ii) the amount of the New Term Loan
                           B Notes distributed to the JPMorgan Claimholders and AREC Note Claimholders pursuant to the Plan.

SAC Holding Senior Notes:  $200,000,000.

New AMERCO Notes:          $714,600,000, less distributions of Cash, New Term
                           Loan B Notes and SAC Holding Senior Notes to the holders of Allowed AMERCO Unsecured Claims.

4. GLOBAL TERMS:

Transferability of New     The New Debt Securities will be (i) fully
Securities:                transferable, and (ii) either exempt from
                           registration under the Securities Act of 1933, or, if an exemption is not available, registered at the sole expense of AMERCO, or SAC Holding, as appropriate.
                           AMERCO and SAC Holding will use their reasonable best efforts to support the establishment of a market in the New Debt Securities. Additionally, SAC Holding will continue to report its financial performance as part of the consolidating financials of Reorganized
                           AMERCO, so long as Reorganized AMERCO is required to consolidate SAC Holdings under GAAP. To the extent
                           Reorganized AMERCO is no longer required to consolidate SAC Holdings under GAAP, SAC Holdings will provide stand-alone audited financial statements.

Governance and             As of the Effective Date, AMERCO will be compliant in
Management:                all material respects with all applicable laws and
                           regulations regarding governance and Board of Director independence, including the then effective requirements of (i) Sarbanes-Oxley; (ii) NYSE;
                           (iii) NASDAQ; and (iv) SEC.

Support of Carey Sale      The Creditors' Committee agrees to support the
Transaction:               Debtors in their efforts to execute the Carey Sale
                           Transaction, as it may be modified or supplemented, subject to documentation reasonably satisfactory to the Creditors' Committee.

5. SECURITIES SUMMARY

A. KEY TERMS OF NEW TERM
LOAN B NOTES

Issuer/Borrower:           AMERCO ("BORROWER").

Guarantor:                 All Subsidiaries of AMERCO, including AREC, U-Haul,
                           and all their respective Subsidiaries, but excluding
                           RepWest, Oxford and all of their respective
                           Subsidiaries (collectively "GUARANTORS"). SAC
                           Holdings will not be a Borrower or Guarantor.

Principal Balance:         Aggregate principal balance of $200,000,000.

Maturity/Term:             5 years following the Effective Date of the Plan.

Rating/Coupon:             The Debtors agree to have the New Term Loan B Notes
                           rated by Standard & Poor's and price the New Term
                           Loan B Notes at a mutually acceptable price based upon the rating obtained except that, to the extent the New Term Loan B Notes are externally syndicated in accordance with the JPMorgan Syndication Terms and the AREC Syndication Terms, the market pricing established by such syndication will govern the pricing of the New Term Loan B Notes. Interest will be paid in cash, quarterly in arrears.

Security/Collateral:       A second priority (behind the Exit Financing
                           Facility), perfected security interest in substantially all of the assets of the Borrowers and Guarantors. The assets set forth on Schedule 1 attached hereto will not be part of the collateral
                           (the "EXCLUDED ASSETS"). The Indenture Trustee with respect to the New Term Loan B Notes will enter into an inter-creditor agreement in form and substance reasonably acceptable to the Creditors' Committee, the Debtors and Foothill.

Amortization:              Non-amortizing.

Covenants and Other        Customary for debt securities of this type. Such
Terms:                     covenants and terms will be set to take into account
                           the impact upon the syndication of the Exit Financing
                           Facility.

B. KEY TERMS OF THE NEW
AMERCO NOTES.

Issuer/Borrower:           AMERCO ("BORROWER").

Guarantor:                 All Subsidiaries of AMERCO, including AREC, U-Haul,
                           and all their respective Subsidiaries, but excluding
                           RepWest, Oxford and all of their respective
                           Subsidiaries (collectively, "GUARANTORS"). SAC
                           Holding will not be a Borrower or Guarantor.

Principal Balance:         The original principal amount of the New AMERCO Notes
                           will be equal to the Allowed Class 7 Claims, minus the amount of Cash, New Term Loan B Notes and SAC
                           Holding Senior Notes distributed to the Class 7
                           Claimholders as set forth in this Term Sheet and the Plan.

Maturity/Term:             7 years following the Effective Date.

Coupon/Rate:               12% cash, payable quarterly in arrears.

Security/Collateral:       A first priority perfected security interest in: (i)
                           stock of Oxford; and first priority lien in the (ii) real property under contract for sale as of the closing of the Exit Financing Facility (the "SALE
                           PROPERTY"): (iii) property defined as surplus property at the closing of the Exit Financing
                           Facility, as defined in such Exit Financing Facility
                           (the "SURPLUS PROPERTY"), and (iv) residual, restated
                           Existing SAC Holding Notes, including existing SAC
                           Holding Notes relating to 4 SAC, 5 SAC and 19 SAC, but excluding any Existing SAC Holding Note that is prohibited by an existing contractual relationship from being pledged.

Ranking: The New AMERCO Notes will rank senior in right of payment to any existing and future obligations with respect to the collateral securing the New AMERCO Notes. The New AMERCO Notes will rank junior with respect to the Exit Financing Facility, New Term Loan B Notes, and any refinancing thereof. The New AMERCO Notes will rank senior to all existing and future subordinated debt to the extent any claim exists above the value of the collateral securing the New AMERCO Notes.

Optional Redemption:       Following the Effective Date, Borrower may redeem
                           some or all of the New AMERCO Notes at a redemption price of 100% of the principal amount of such Notes, plus accrued and unpaid interest, if any, as of the date of the redemption.

Mandatory Redemption:      In the event Reorganized AMERCO: (i) executes a
                           sale, merger, dividend, transfer or other form of monetization of the stock or assets of all or substantially all of Oxford; (ii) monetizes the Sale
                           Property; or (iii) monetizes Surplus Property, 100% of the net cash proceeds derived from such a transaction will be used to redeem the New AMERCO
                           Notes at a redemption price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, as of the date of redemption. In addition, 75% of net recoveries realized above
                           $50,000,000 (i.e. the first $50,000,000 is pledged as
                           collateral for the Exit Financing Facility) from the PwC Litigation will used to redeem the New AMERCO
                           Notes at a redemption price of 100% of the principal amount of such New AMERCO Notes, plus accrued and unpaid interest, if any, as of the date of the redemption.

Covenants:                 Limitation on the incurrence by Reorganized AMERCO
                           and the Guarantors of additional indebtedness, including a defined basket of indebtedness senior to the New AMERCO Notes.

                           Limitation on restricted payments by Reorganized AMERCO and the Guarantors, provided however that Reorganized AMERCO will be able to make certain restricted payments, including dividends on existing preferred stock and other restricted payments of a type and amount customary under the terms of similar indebtedness and, in all events, reasonably acceptable to the Debtors and Creditors' Committee.

                           Limitation on merger, sale or consolidation by Reorganized AMERCO and the Guarantors, provided that, notwithstanding such limitations, Reorganized AMERCO will not be restricted in the sale of the collateral securing the payment of New AMERCO Notes for purposes of redeeming such Notes.

                           Limitation on liens.

                           Other covenants customary under the terms of similar indebtedness and, in all events, reasonably acceptable to the Debtors and the Creditors' Committee.

C. KEY TERMS OF SAC
HOLDING SENIOR NOTES

Issuer/Borrower:           SAC Holding and SAC Holdings II (collectively, "SAC
                           HOLDING"). It is anticipated that prior to the Effective Date, 4 SAC, 5 SAC and 19 SAC will be transferred into a newly formed holding company ("NEW
                           SAC HOLDING"). New SAC Holding will not be an issuer, borrower or guarantor with respect to the SAC Holding
                           Senior Notes, and 4 SAC, 5 SAC and 19 SAC will not be
                           SAC Holding Subsidiaries. If 4 SAC, 5 SAC and 19 SAC are not transferred to New SAC Holding, such entities will nevertheless not be issuers, borrowers or guarantors with respect to or otherwise subject to the SAC Holding Senior Notes. AMERCO, U-Haul, AREC and all of their respective Subsidiaries will not be an issuer, borrower or guarantor of the SAC Holding
                           Senior Notes.

Principal Balance:         Aggregate principal balance of $200,000,000.

Maturity/Term:             10 years following the Effective Date.

Coupon/Rate:               8.5% cash, payable quarterly in arrears.

Security/Collateral:       None.

Ranking: The SAC Holding Senior Notes will be senior indebtedness of SAC Holding and will be senior in priority to all existing and future indebtedness of SAC Holding, but will rank junior to the claims of third-party senior secured mortgage debt at the SAC Holding Subsidiary level.

Optional Redemption:       3 year no call, subject to carveout provision.
                           Thereafter, redeemable at the option of SAC Holding at the following percentage of principal amount, together with accrued but unpaid interest to the redemption dates:

                           Year 4 - 104.0%

                           Year 5 - 103.0%

                           Year 6 - 101.5%

                           Year 7 through 10 - 100%

Mandatory Redemption       In the event SAC Holding executes a sale, refinancing
                           or other form of monetization transaction involving the real estate of any SAC Holding Subsidiary, 100% of the net cash proceeds, after payment of third-party senior secured mortgage indebtedness and any fees and taxes, derived from such a transaction will be used to redeem the SAC Holding Senior Notes at a redemption price in accordance with the call features outlined above, plus accrued and unpaid interest, if any, to the date of redemption;
                           provided, however, that the redemption price in the case of a sale, refinancing or other monetization of 3 SAC will be 101% of principal, plus accrued and unpaid interest to the redemption date.

Covenants:                 Cross defaults with all current and future
                           indebtedness of SAC Holding and its Subsidiaries, provided that any such cross default will be restricted to a default that results in the acceleration of such other indebtedness, which acceleration is not rescinded or cured within 30 days of notice of such cross-default

                           The Existing SAC Holding Notes will be restated to provide for (i) the subordination of claims thereunder against SAC Holding to those of the SAC Holding Senior Notes, other than where such subordination is prohibited by an existing contractual relationship; and (ii) the subordination of all amounts payable to SAC Holding under the Existing SAC Holding Notes in the event of default in the payment of the SAC Holding Senior Notes.

                           Limitations of liens against SAC Holding and its Subsidiaries.

                           Limitations on the sale of equity interests in existing SAC Holding Subsidiaries such that SAC Holding may sell its interest in SAC Holding Subsidiaries, provided that it obtains a third party appraisal verifying the sales price received and, provided further that net cash proceeds from a sale are used as outlined under the Mandatory Redemption.

                           Limitation on the incurrence of indebtedness by SAC Holding and its Subsidiaries, but for any extension, renewal or replacement of any of the current indebtedness of SAC Holding Subsidiaries, provided that if any extension, renewal or replacement is in an amount greater than the indebtedness so extended, renewed or replaced (plus the amount of expenses, fees and any premium or penalty paid in connection with such extension, renewal or replacement), such excess amount will be distributed in accordance with the Mandatory Redemption provisions set forth above.

                           All inter-company claims of SAC Holding and its subsidiaries will be subordinated to the SAC Holding Senior Notes.

                           Other covenants customary under the terms of similar indebtedness and, in all events, reasonably acceptable to the Debtors, SAC Holding and the Creditors' Committee. Notwithstanding the above, no covenants will be included that would interfere with the "ring fencing" of SAC Holding and its Subsidiaries from Reorganized AMERCO.

SAC Holding Participation  SAC Holding will be a co-proponent of the Plan with
and Subordination          AMERCO and AREC. To facilitate the transactions
Agreement:                 contemplated by the Plan, SAC Holding and its
                           shareholders will execute and deliver the SAC Holding
                           Participation and Subordination Agreement, which will be in form and substance reasonably acceptable to the Debtors and the Creditors' Committee. The SAC Holding
                           Participation and Subordination Agreement will, among other things, have provisions that ensure that SAC
                           Holding and its Subsidiaries are "ring fenced" and separate and remote from AMERCO and its Subsidiaries by containing terms, conditions and covenants that are designed to facilitate such "ring fencing." The
                           SAC Holding and Participation and Subordination
                           Agreement will also contain provisions that provide assurances that all of the transactions and agreements contemplated by the Plan are valid, enforceable in accordance with their terms, lawful, not violative of other agreements and not subject to avoidance, rescission or other collateral attack under any applicable law. The SAC Holding
                           Participation and Subordination Agreement will be approved the Bankruptcy Court as part of the Confirmation of the Plan, supported by findings of fact and conclusions of law, which will be contained in a Confirmation Order, all of which will be in form and substance reasonably acceptable to the Debtors and the Creditors' Committee. The SAC Holding
                           Participation and Subordination Agreement will be in existence for so long as the SAC Holding Senior Notes and the New AMERCO Notes are outstanding, provided, however, that if the SAC Holding Senior Notes are no longer outstanding, the SAC Holding Participation and Subordination Agreement will expire at such time as all restated Existing SAC Holding Notes securing the New AMERCO Notes have been retired.

                            SCHEDULE 1 TO TERM SHEET

                                 EXCLUDED ASSETS

         All capitalized terms set forth below will have the meaning ascribed to such terms in the Exit Financing Facility commitment letter dated as of November 5, 2003, by and between Wells Fargo Foothill, Inc., and the Debtors, a true and correct copy of which is Exhibit A-1 to the Plan.

         1. The existing promissory notes issued to the Loan Parties by SAC Holdings and its subsidiaries (and proceeds associated with the monetization of such asset, as they may be amended or restated from time to time;

         2. The Borrowers' real estate subject to any currently existing synthetic lease arrangements (and the proceeds associated with the monetization of such assets);

         3. The stock of RepWest and Oxford (and the proceeds associated with the monetization of such assets);

         4.       Real property subject to a lien by Oxford;

         5. Real property under contract for sale at the time of the Closing;

         6. Real property defined as surplus property at the time of Closing;

         7. Proceeds in excess of $50,000,000 associated with the settlement judgment or recovery related to Borrowers' lawsuit against PwC; and

         8. vehicles (including any motor vehicle, trailer or other asset) that become and remain subject to a TRAC or Operating Lease transaction.

                                    EXHIBIT C

                   RESTRUCTURING AGREEMENT (AREC NOTEHOLDERS)

                                 [SEE ATTACHED]

                             RESTRUCTURING AGREEMENT

         This Restructuring Agreement (this "Agreement") is made and entered into as of August 12, 2003, by AMERCO Real Estate Company, a Nevada corporation ("AREC") and the signatories hereto that are holders of the Notes described below (collectively, the "Noteholders"). AREC and the Noteholders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, AREC and the Noteholders have engaged in good faith negotiations with the objective of reaching an agreement with regard to (i) the restructuring of the $95,000,000 Senior Notes, Series A, due April 30, 2012 and the $5,000,000 Senior Notes, Series B, due April 30, 2007, issued by AREC (collectively, the "Notes") under that certain Note Purchase Agreement dated March 15, 2002 (the "Purchase Agreement"), between AREC and the Noteholders, and guaranteed by AREC's parent, AMERCO, a Nevada corporation ("AMERCO"), under and pursuant to the Purchase Agreement, and (ii) the recapitalization of AREC and AMERCO.

         WHEREAS, on June 20, 2003, AMERCO filed for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et. seq. (the "Bankruptcy Code"), which case is pending before the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court").

         WHEREAS, AREC and the Noteholders desire to implement the financial restructuring consistent with this Agreement and the term sheet attached hereto and incorporated herein by reference as Exhibit A (the "Term Sheet," and the restructuring and recapitalization contemplated therein, the "Financial Restructuring"), by AREC filing for relief under Chapter 11 of the Bankruptcy Code on or before August 14, 2003 (the "AREC Petition Date"). AREC intends to file a motion with the Bankruptcy Court requesting that its Chapter 11 Case be consolidated, for administrative purposes only, with the Chapter 11 Case of AMERCO (collectively, with any other bankruptcy cases filed by any affiliates or subsidiaries of AMERCO or AREC under the Bankruptcy Code, the "Chapter 11 Cases").

         WHEREAS, in order to implement the Financial Restructuring, AREC intends, subject to the terms and conditions of this Agreement and the Term Sheet, to prepare a disclosure statement and a plan of reorganization consistent with the terms set forth in this Agreement and the Term Sheet, to solicit acceptances of such plan, and to file and seek approval of such Disclosure Statement and confirmation of such plan in its administratively consolidated Chapter 11 Cases, as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

         WHEREAS, each Noteholder executing this Agreement (each a "Consenting Noteholder" and collectively, the "Consenting Noteholders") owns or controls the aggregate principal amount of indebtedness under the Notes ("Existing Noteholder Obligations"), in each case as identified on the signature pages hereto.

         WHEREAS, in order to facilitate and expedite the implementation of the Financial Restructuring, the Noteholders are prepared, subject to the terms and conditions of this

Agreement, to vote their respective Claims (as that term is defined in the Bankruptcy Code) against AREC and AMERCO arising under the Notes and the Purchase Agreement (the "Noteholder Claims") to accept the "Conforming Plan" (as defined in Section 3 hereof).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby as agree as follows:

         1. Recitals. Each of the foregoing Recitals is incorporated hereby as if fully set forth herein.

         2. Filing of Reorganization Case. AREC will commence its voluntary Chapter 11 case by August 14, 2003, or such other date as may be agreed to in writing by AREC and the Consenting Noteholders.

         3. Conforming Plan, Conforming Disclosure Statement, Voting in Favor of the Conforming Plan.

                  (a) For purposes of this Agreement, a "Conforming Plan" and a "Conforming Disclosure Statement" shall mean, respectively, a plan and disclosure statement, proposed by AREC and AMERCO pursuant to the Bankruptcy Code and reasonably acceptable to the Consenting Noteholders, that shall:

                           (i) effectuate the Financial Restructuring, in accordance with the terms and conditions of this Agreement and the Term Sheet;

                           (ii) grant the Noteholders allowed claims in the Chapter 11 Cases on account of the Noteholder Claims in the amount of (w) all outstanding principal on the Notes, (x) interest accrued and unpaid on the Notes from October 15, 2002 up to the AREC Petition Date, payable at the default rate, (y) interest accrued on the Notes from the AREC Petition Date up to the actual date of payment of amounts due to the Consenting Noteholders on the Effective Date pursuant to this Agreement and the Term Sheet, payable at the non-default rate, and (z) any applicable reasonable fees and expenses provided under the Notes and the Purchase Agreement, including, without limitation, all reasonable attorneys fees and other reasonable professional advisor fees (collectively, the "Allowed Noteholder Claims");

                           (iii) comply with all material terms of this Agreement and the Term Sheet;

                           (iv) not otherwise prejudice rights, remedies, claims, interests of the Noteholders, including the Allowed Noteholder Claims, or the distributions to be made to the Noteholders under this Agreement and the Term Sheet. The Parties understand that the Conforming Plan and all related documents will contain customary provisions for transactions of the nature set forth herein and in the Term Sheet;

                           (v) provide that AREC and AMERCO shall not syndicate the "Term Loan B Notes" to "Market Participants"
                  (as outlined and defined in the Term Sheet) in excess of $30,000,000 aggregate face par amount, unless such syndication is completed in an amount not less than $80,000,000 aggregate face par amount; and

                           (vi) provide that AREC and AMERCO shall pay to the bondholders of AMERCO an amount no greater than thirty-five percent (35%) of their claims against AMERCO in cash from the proceeds of the Emergence Facility.

                  (b) Each Consenting Noteholder agrees to timely vote its Noteholder Claim in favor of the Conforming Plan and not to revoke or withdraw such vote unless the Conforming Plan shall be (i) modified to provide for treatment of the Noteholders that is different in any material respect from the treatment described in this Agreement and in the Term Sheet or (ii) withdrawn by AREC or AMERCO. Each Consenting Noteholder to this Agreement agrees not to elect on any ballot concerning a Conforming Plan to preserve any rights, if any, that such Party may have that may be affected by the releases provided for under the Conforming Plan.

         4. Restrictions on Transfer. Without the prior written consent of AREC and provided that no "Event of Termination" (as defined in Section 9 hereof) has theretofore occurred, each Consenting Noteholder hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose of any of its Noteholder Claims, in whole or in part, or any interest therein, unless the transferee accepts such claims subject to the terms of this Agreement, or (b) grant any proxies, deposit any of its Noteholder Claims into a voting trust, or enter into a voting agreement with respect to any of its Noteholder Claims unless such arrangement provides for compliance herewith. Unless AREC has otherwise consented in writing or an Event of Termination has theretofore occurred, in the event that a Consenting Noteholder transfers such Noteholder Claims prior to the last date for voting on the Conforming Plan, such transferee shall comply with and be subject to all the terms of this Agreement so long as such Agreement remains in effect, including, but not limited to, such Consenting Noteholder's obligations to vote in favor of the Conforming Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical to the terms of this Agreement and, upon commencement of the solicitation of votes to accept or reject the Conforming Plan, a ballot indicating its acceptance of the Conforming Plan.

         5. AREC Agreements. During the term of this Agreement, AREC hereby agrees to the following:

                  (a) AREC shall use all reasonable efforts to have the Conforming Disclosure Statement approved by the Bankruptcy Court, and to use all reasonable efforts to obtain an order of the Bankruptcy Court confirming the Conforming Plan, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules and consistent with the terms and conditions set forth in this Agreement and in the Term Sheet.

                  (b) AREC shall (i) prior to the AREC Petition Date, make a payment of all accrued and unpaid interest on the Notes from April 30, 2003 to the AREC Petition Date, payable at the default rate under the Notes, (ii) prior to the AREC Petition Date, make a cash deposit of
         (x) $400,000 for counsel to the Noteholders, McDermott Will & Emery, and (y) $100,000 for the financial advisors to the Noteholders, Houlihan, Lokey, Howard, & Zukin ("HLHZ"), to the Consenting Noteholders for reasonable professional fees, including reasonable attorneys fees and other reasonable professional advisor fees, incurred after the Petition Date in connection with this Agreement, the Term Sheet, the Financial Restructuring, and the Chapter 11 Cases, (iii) subject to the approval of the Bankruptcy Court, make additional prepayments for reasonable professional fees as reasonably requested by the Consenting Noteholders from time-to-time, and (iv) separately pay, prior to the AREC Petition Date, any accrued and unpaid reasonable fees of such professionals, including attorneys and other professional advisors, including, without limitation, fees due to HLHZ under that certain Engagement Agreement between AREC and HLHZ.

                  (c) AREC shall use all reasonable efforts to obtain approval by the Bankruptcy Court of (i) the $300,000,000 debtor-in-possession financing facility (the "DIP Facility") provided to AREC and AMERCO by Wells Fargo Foothill, Inc., as lead arranger, collateral agent, syndication agent and administrative agent ("Foothill"), and (ii) an emergence facility of approximately $650,000,000 (the "Emergence Facility") also to be provided by Foothill on the confirmation and consummation of the Conforming Plan, based on the Term Sheet, attached hereto as Exhibit B (the "Foothill Term Sheet"). Notwithstanding the references in this Agreement or the Term Sheet to Foothill and the Foothill Term Sheet, AREC and AMERCO may select an alternative senior lender or lenders to provide the DIP Facility or the Emergence Facility under terms (i) similar in all material respects to the Foothill Term Sheet and (ii) effectuating the Financial Restructuring in accordance with the Term Sheet and this Agreement.

                  (d) Except as provided pursuant to this Agreement and the Term Sheet, AREC shall not request, shall not acquiesce in any request, and shall use all reasonable efforts to oppose any request or action of any other party that (i) impairs or changes the rights, remedies, claims, powers, benefits, privileges, liens, security interests or protections of the Noteholders, including, without limitation, any objection to the Allowed Noteholder Claims, (ii) obtains any additional credit outside of the ordinary course (other than the DIP Facility and the Emergence Facility) without the prior written consent of the Consenting Noteholders, (iii) other than through a Conforming Plan, substantively consolidates the estates of AREC and any other entity, including, without limitation, AMERCO, or (iv) rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or other applicable law. Furthermore, AREC shall use all best efforts to obtain an order approving the assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code on or before October 15, 2003.

                  (e) Reference is hereby made to the $205 million credit facility (the "Credit Facility") under the Credit Agreement dated as of June 28, 2002, among AMERCO, the lenders identified therein (the "Revolver Lenders") and JPMorgan Chase Bank, acting as administrative agent on behalf of the Revolver Lenders ("JPMorgan"). If the Revolver Lenders and JPMorgan fail to execute a restructuring agreement providing for the financial restructuring of the Credit Facility consistent with the treatment of the Credit Facility, the Revolver Lenders and JPMorgan as provided in the Term Sheet on or before September 15, 2003, AREC hereby agrees that the Revolver Lenders and JPMorgan shall not receive payment of any amounts from or under the DIP Facility.

         6.       Support of the Conforming Plan.

                  (a) Provided that an Event of Termination has not theretofore occurred, each Party shall use all reasonable efforts to obtain confirmation of the Conforming Plan in accordance with the Bankruptcy Code as expeditiously as possible, including, without limitation, communicating its support of the Conforming Plan to the holders of allowed impaired claims.

                  (b) Provided that an Event of Termination has not theretofore occurred, no Party shall:

                           (i) object to confirmation of the Conforming Plan or otherwise commence any proceeding to oppose or alter the Conforming Plan or any other reorganization related documents or agreements that implement and are consistent with the Conforming Plan (the "Conforming Plan Documents"), which shall include, but not be limited to any documents or agreements related to the DIP Facility and the Emergence Facility to the extent such documents substantially conform to the terms of the Foothill Term Sheet, the Term Sheet, and this Agreement,

                           (ii) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any of the Chapter 11 Cases,

                           (iii) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of AREC, AMERCO or any of their subsidiaries that could reasonably be expected to materially prevent, delay or impede the successful restructuring of AREC and AMERCO as contemplated by the Conforming Plan or the Conforming Plan Documents,

                           (iv)     object to the Conforming Disclosure
                  Statement or the solicitation of consents to the Conforming Plan, or

                           (v) take any other action that is inconsistent with, or that would materially delay confirmation of, the Conforming Plan.

         7.       Acknowledgment.

                  (a) This Agreement is not, and shall not be deemed to be, a solicitation for consents to the Conforming Plan. The acceptances of the Consenting Noteholders will not be solicited until such Parties have received the Disclosure Statement approved by order of the Bankruptcy Court as containing "adequate information," as such term is defined in Section 1125(a)(l) and (2) of the Bankruptcy Code, the Conforming Plan and related ballot.

                  (b) The Consenting Noteholders are creditors only. None of the Consenting Noteholders, or any of their respective present or former employees, officers, directors, or agents at any time has agreed or consented to being an agent, principal, participant, joint venturer, partner, or alter ego of AREC. None of the Consenting Noteholders or any of their respective present or former employees, officers, directors, or agents at any time has directed or participated in any of the business dealings of AREC in any capacity other than as a creditor.

                  (c) Except as expressly set forth herein and subject to the automatic stay provisions of Section 362 of the Bankruptcy Code:
         (i) the Notes and the Purchase Agreement shall remain in full force and effect in accordance with their respective terms; and (ii) nothing contained in this Agreement shall: (A) modify or alter any of the terms or provisions in the Notes or the Purchase Agreement in any manner whatsoever, (B) cure, waive, release or postpone any defaults now or hereafter existing under the Notes or the Purchase Agreement; (C) establish a custom between any of the parties hereto; (D) in any way waive, limit, or condition the rights of remedies of the Consenting Noteholders under the Notes or the Purchase Agreement; or (E) cause the Consenting Noteholders to be or be deemed in control of AREC and AMERCO, their operations or properties, or to be acting as a "responsible person" with respect to the operation and management of AREC, AMERCO or their properties. Subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, the Consenting Noteholders may exercise their respective rights and remedies with respect to the events of default upon termination of this Agreement as provided in Section 9 hereof.

         8. Disclaimer. On or promptly following the AREC Petition Date, the Parties agree that a copy of this Agreement shall be filed with the Bankruptcy Court.

         9.       Termination of Agreement.

                  (a) Upon the effectiveness of this Agreement in accordance with Section 26 hereof, the obligations of the Consenting Noteholders and AREC hereunder shall remain effective and binding until the "Effective Date" (as defined in the Term Sheet) of the Conforming Plan unless terminated as provided herein.

                  (b) Upon the occurrence of an Event of Termination, which has not been waived in writing by all Consenting Noteholders within seven (7) business days of notice thereof, the obligations of the Parties hereto shall immediately and automatically terminate without further demand or notice of any kind. The occurrence of any one or more of the following shall constitute an "Event of Termination" hereunder:

                           (i) the Conforming Plan or any Conforming Plan Document is modified to provide for treatment of the Consenting Noteholders that is different in any material respect from the treatment described in the Term Sheet;

                           (ii) the Conforming Plan or any Conforming Plan Document is modified to provide for the treatment of the Credit Facility that is different in any material respect from the treatment described in the Term Sheet;

                           (iii) AMERCO or AREC pays to JPMorgan, on behalf of the Revolver Lenders, more than $51,250,000 in cash in the aggregate from the DIP Facility;

                           (iv) AREC fails to file the Conforming Plan and Conforming Disclosure Statement on or before October 15, 2003;

                           (v) the Conforming Disclosure Statement is not approved on or before December 15,2003;

                           (vi) the Conforming Plan is not confirmed on or before February 27, 2004;

                           (vii) the Conforming Plan is not consummated on or before March 15, 2004;

                           (viii) the Bankruptcy Court does not approve the Emergence Facility as part of the confirmation of the Conforming Plan;

                           (ix) the revolving credit facility and the 'Term Loan A Notes" (as such term is defined in the attached Term Sheet) exceeds $550,000,000 in face amount;

                           (x) the "Term Loan B Notes" (as such term is defined in the attached Term Sheet), exceeds $200,000,000 in face amount;

                           (xi) the Bankruptcy Court denies confirmation of the Conforming Plan;

                           (xii) any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code or a trustee or examiner with expanded powers is appointed in any of the Chapter 11 Cases under any chapter of the Bankruptcy Code;

                           (xiii) any written representation or warranty made by AREC to the Consenting Noteholders in this Agreement or the Term Sheet (including without limitation, representations relating to AREC or AMERCO's financial performance) is false or misleading in any material respect;

                           (xiv) a material default occurs under the DIP Facility and is not waived by the lenders under the DIP Facility within ten (10) business days thereof;

                           (xv) the material breach of any provision of this Agreement;

                           (xvi)    the Bankruptcy Court finds or holds
                  unenforceable this Agreement, the Term Sheet, or any material provision thereof;

                           (xvii) the estates of AREC and any other entity, including, without limitation, AMERCO, are substantively consolidated, other than through the Conforming Plan; or

                           (xviii)  the voluntary or involuntary commencement of
                  any bankruptcy, receivership, or assignment for the benefit of creditors proceeding by or against U-Haul International, Inc. or any other material subsidiary of AMERCO or AREC, other than as part of the implementation of the Conforming Plan.

                  (c) Except as set forth in Section 9(d) hereof, no Party shall have any liability to the other or any other person as a result of the termination of such Party's obligations hereunder in accordance with this Section 9. In addition, each of the Parties hereunder acknowledges and agrees that any assumption of this Agreement pursuant to Section 5(d) hereof and Section 365 of the Bankruptcy Code shall not result in the Noteholder Claims being granted any administrative expense priority under the Bankruptcy Code in the Chapter 11 Cases without further order of the Bankruptcy Court.

                  (d)      Upon termination of this Agreement pursuant to
         Section 9(a),

                           (i) except as set forth in Section 9(d)(iii) hereof, all obligations contained herein of the Parties shall immediately terminate and no provision contained herein shall be binding upon any Party;

                           (ii) the Noteholders shall be immediately entitled to exercise their rights and remedies under the Notes and the Purchase Agreement; and

                           (iii)    subject to the automatic stay provisions of
                  Section 362 of the Bankruptcy Code, the forbearance provided in Section 11 hereof shall terminate and all amounts due and owing under the Notes and the Purchase Agreement shall become immediately due and payable, including, without limitation,
                  (x) all principal, (y) any and all accrued and unpaid interest on the Notes, including default interest as provided in the Notes, and (z) fees and expenses provided under the Notes and the Purchase Agreement. Provided that the Noteholders have not theretofore materially breached this Agreement, all such amounts due under the Notes shall be deemed allowed claims by AREC, and AREC shall not object to such claim being allowed in the Chapter 11 Cases. In addition, the Noteholders retain all rights to assert any "make-whole" provisions contained in the Purchase Agreement as part of their allowed claim in the Chapter 11 Cases, and AREC reserves all rights to dispute any such "make-whole" provisions.

         10. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Conforming Plan Documents, in good faith, and in any event, in all material respects consistent with the Term Sheet.

         11. Forbearance. Each Consenting Noteholder, for so long as no Event of Termination has occurred, hereby severally agrees to forbear from exercising any rights or remedies it may have under the Notes, the Purchase Agreement and all related documents, applicable law, or otherwise (including without limitation, the filing of an involuntary petition against AREC) with respect to any default with respect to the Notes or the Purchase Agreement, whether presently existing or hereafter arising. Notwithstanding the foregoing, the forbearance provided herein shall terminate upon the termination of this Agreement pursuant to Section 9 hereof, and the Consenting Noteholders shall immediately be entitled to exercise their rights and remedies as provided in
Section 9(d) hereof, subject to the automatic stay provisions of Section 362 of the Bankruptcy Code.

         12. Representations and Warranties. Each Consenting Noteholder represents and warrants that the statements set forth in clauses (a), (b), (e),
(f), and (g) below are true, correct and complete as of the date hereof, and AREC represents and warrants that the statements set forth in clauses (a) through (e) below are true, correct and complete as of the date hereof:

                  (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the place of its organization, and has all requisite corporate, partnership, limited liability company or other similar power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part.

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of AREC.

                  (e) Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of each Party, enforceable against each Party in accordance with the terms of this Agreement.

                  (f) Owner of Claims. As of the date hereof, each Consenting Noteholders is the beneficial owner of, or holder of investment authority over, its Noteholder Claim against AREC that it has agreed to vote in favor of the Conforming Plan.

                  (g) Acknowledgment of Risks. Each Consenting Noteholder has received and reviewed this Agreement and all schedules and exhibits hereto and has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in the Conforming Plan.

         13. Further Acquisition of_Claims. This Agreement shall in no way be construed to preclude any of the Consenting Noteholders from acquiring additional Noteholder Claims in the Chapter 11 Cases. However, any such additional Noteholder Claims so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         14. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of AREC and all of the Consenting Noteholders.

         15. Disclosure of Individual Consenting Noteholders. Unless required by applicable law or regulation, AREC shall not disclose any Consenting Noteholder's holdings of Existing Noteholder Obligations without the prior written consent of such Consenting Noteholder; and if such announcement or disclosure is so required by law or regulation, AREC shall afford the Consenting Noteholder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to AREC's making such announcement or disclosure. The foregoing shall not prohibit AREC from disclosing the approximate aggregate holdings of Existing Noteholder Obligations by the Noteholders as a group.

         16. Consent to DIP Facility. Unless an Event of Termination has occurred and subject to compliance with Section 5(e) hereof, the Consenting Noteholders (a) consent to the approval of the DIP Facility, including the partial payment to the Revolver Lenders from the proceeds of the DIP Facility as set forth in the attached Term Sheet, and, (b) if requested by AREC, will provide consents in form and substance reasonably acceptable to AREC and the Consenting Noteholders relating to the implementation of the DIP Facility.

         17. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Nevada. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Nevada jurisdiction, upon the commencement of the Chapter 11 Case by AREC, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         18. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         21. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

         23. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof, other than successors and assigns of any Party.

         24. Consideration. It is hereby acknowledged by the Parties hereto that no additional consideration shall be due or paid to the Noteholders for its agreement to vote to accept the Conforming Plan in accordance with the terms and conditions of this Agreement.

         25.      Notices.

                  (a) All notices hereunder to be served to AREC shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                           AMERCO Real Estate Company
                           2727 North Central Avenue
                           Suite 500
                           Phoenix, Arizona 85004
                           Attn: Robert Peterson
                           Fax: 602-277-4879

                           with copy to:

                           SQUIRE, SANDERS & DEMPSEY L.L.P.
                           40 N. Central Avenue, Suite 2700
                           Phoenix, AZ 85004
                           Attn: Craig D. Hansen, Esq.

                           Fax: 602-253-8129

                  (b) All notices hereunder to be served to a Consenting Noteholder shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the address or telecopier number for such Consenting Noteholder set forth above its signature hereto (or at such other addresses or telecopier numbers as shall be specified by like notice), with copies to:

                           McDERMOTT, WILL & EMERY
                           227 W. Monroe Street, Suite 4400
                           Chicago, IL 60606
                           Attn: Elizabeth Majers, Esq.
                           Fax: 312-984-7700

         26. Effectiveness. This Agreement shall become effective when AREC has received counterparts of this Agreement duly executed and delivered by AREC and all of the Noteholders.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                         AREC:

                                         AMERCO Real Estate Company

                                         By: /s/ROBERT T. PETERSON
                                             ------------------------
                                             Name: ROBERT T. PETERSON
                                             Title: CONTROLLER

                       [Additional signature pages follow]

                               NOTEHOLDERS:

                               MONUMENTAL LIFE INSURANCE COMPANY

                               By: /s/ Martin J. Rosacker
                                   -----------------------------
                               Name: Martin J. Rosacker
                               Title: Vice President

                                             Principal Amount of Notes Owned or
                                             Controlled: $21,000,000 Series A

                               Address: c/o AEGON USA INVESTMENT MANAGEMENT, LLC
                                        4333 EDGEWOOD ROAD NE
                                        CEDAR RAPIDS, IA 52499-5335
                                        Attention: MARTIN J. ROSACKER

                                TRANSAMERICA LIFE INSURANCE
                                COMPANY

                               By: /s/ Martin J. Rosacker
                                   -----------------------------
                               Name: Martin J. Rosacker
                               Title: Vice President

                                             Principal Amount of Notes Owned or
                                             Controlled: $10,500,000 Series A

                               Address: c/o AEGON USA INVESTMENT MANAGEMENT, LLC
                                        4333 EDGEWOOD ROAD NE
                                        CEDAR RAPIDS, IA 52499-5335
                                        Attention: MARTIN J. ROSACKER

                               AUSA LIFE INSURANCE COMPANY

                               By: /s/ Martin J. Rosacker
                                   -----------------------------
                               Name: Martin J. Rosacker
                               Title: Vice President

                                        Principal Amount of Notes Owned or
                                        Controlled: $3,500,000 Series A

                               Address: c/o AEGON USA INVESTMENT MANAGEMENT, LLC
                                        4333 EDGEWOOD ROAD NE
                                        CEDAR RAPIDS, IA 52499-5335
                                        Attention: MARTIN J. ROSACKER

                                THE NORTHWESTERN MUTUAL LIFE
                                INSURANCE COMPANY

                                BY: /s/ Jeffery J. Lueken
                                    -----------------------------------
                                Name: Jeffery J. Lueken
                                Title: Its Authorized Representative

                                         Principal Amount of Notes Owned or
                                         Controlled: $35,000,000 Series A

                                Address: The Northwestern Mutual Life Insurance
                                         Company
                                         720 E. Wisconsin Ave
                                         Milwaukee, WI 53202
                                         Attention: Colleen Gunther

                                NATIONWIDE LIFE INSURANCE COMPANY

                                By: /s/ MARK W. POEPPELMAN
                                    -------------------------------------
                                Name: MARK W. POEPPELMAN
                                Title: AUTHORIZED SIGNATORY

                                          Principal Amount of Notes Owned or
                                          Controlled: $19,000,000 Series A

                                Address: One Nationwide Plaza
                                         Columbus, Ohio 43215-2220
                                         Attention: -------------------------

                                     NATIONWIDE LIFE AND ANNUITY
                                     INSURANCE COMPANY

                                     By : /s/ MARK W. POEPPELMAN
                                         ---------------------------------------
                                     Name: MARK W. POEPPELMAN
                                     Title: AUTHORIZED SIGNATORY

                                            Principal Amount of Notes Owned or
                                            Controlled: $3,000,000 Series A

                                     Address: One Nationwide Plaza
                                              Columbus, Ohio 43215-2220
                                              Attention: ----------------------

                                     NATIONWIDE INDEMNITY COMPANY

                                     By : /s/ MARK W. POEPPELMAN
                                         ---------------------------------------
                                     Name: MARK W. POEPPELMAN
                                     Title: AUTHORIZED SIGNATORY

                                            Principal Amount of Notes Owned or
                                            Controlled: $3,000,000 Series A

                                     Address: One Nationwide Plaza
                                              Columbus, Ohio 43215-2220
                                              Attention: -----------------------

                                     THE CANADA LIFE ASSURANCE COMPANY

                                     By: /s/ J. G. Lowery
                                        ------------------------------
                                     Name: J. G. Lowery
                                     Title: Assistant Vice President,
                                            Investments, U.S. Operations

                                     By: /s/ Tad Anderson
                                        ------------------------------
                                     Name: Tad Anderson
                                     Title: Manager, Investments,
                                            U.S. Operations

                                            Principal Amount of Notes Owned or
                                            Controlled: $5,000,000 Series B

                                     Address: 8515 East Orchard Road, 3T2
                                              Greenwood Village, CO 80111-5037
                                              Attention: Ray Miller

                                   EXHIBIT A

                                  AREC/AMERCO

                                   TERM SHEET

         This Term Sheet describes the principal terms of the proposed restructuring and recapitalization of certain of the outstanding indebtedness AMERCO Real Estate Company, a Nevada corporation ("AREC") and its parent, ("AMERCO"), pursuant to a plan of reorganization (the "Conforming Plan") in accordance with (a) Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") and (b) the terms and conditions contained herein. This Term Sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Conforming Plan.

                               CERTAIN DEFINITIONS

                  "AREC" means AMERCO Real Estate Company.

                  "Effective Date" means the date the Conforming Plan becomes effective in accordance with its terms and conditions.

                  "Term Loan A Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Conforming Plan, in the aggregate face amount not to exceed $350,000,000.

                  "Term Loan B Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Conforming Plan, in the aggregate face amount not to exceed $200,000,000.

                  "Debtor or Debtors" means, collectively, AMERCO, AREC, and any other, affiliates or subsidiaries of AMERCO or AREC who file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, other than PAC Fourteen, Inc. and PAC Fifteen, Inc.

                  "New Notes" means, collectively, the Term Loan A Notes and the Term Loan B Notes.

         CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THAT CERTAIN RESTRUCTURING AGREEMENT, BY AND AMONG, AREC AND THE NOTEHOLDERS SIGNATORY THERETO (THE "NOTEHOLDERS RESTRUCTURING AGREEMENT").

                               TREATMENT OF NOTES

CLASSIFICATION:   The Conforming Plan will place the claims of the Noteholders in a single class, and such class will be impaired and entitled to vote on the Conforming Plan.

CASH              On the Effective Date of the Conforming Plan, the Consenting
DISTRIBUTIONS:    Noteholders will receive the following cash distributions:

                  -- $65,000,00 in cash;

                  -- Additional cash in an amount equal to the sum of (a) interest accrued and unpaid from October 15, 2002 up to the AREC Petition Date, payable at the default rate; and (b) interest accrued from the AREC Petition Date up to the Effective Date, payable at the non-default rate.

DISTRIBUTION OF   $18,600,000 (18.6% of remaining principal amount of the Notes)
NEW NOTES:        exchanged for and satisfied with Term Loan A Notes under the
                  Emergence Facility in the par amount (net after any discount) of $18,600,000, subject to the Syndication Terms set forth in this Term Sheet.

                  $16,400,000 (16.4% of the remaining principal amount of the Notes) exchanged for and satisfied with Term Loan B Notes under the Emergence Facility in having an aggregate Market Value (as defined below) of $16,400,000, subject to the Syndication Terms set forth in this Term Sheet.

TERMS OF NEW      As the New Notes are issued under the Emergence Facility, the
NOTES:            New Notes (under both Term Loan A and Term Loan B) will be identical to the notes issued under the Emergence Facility and will be issued under the same credit agreement, note purchase agreement, or comparable governing document, and will be governed by and entitled to all of the same benefits and terms as the Term Loan A Notes and Term Loan B Notes, including borrowers, guarantors, maturity date, early termination provisions, lien priority on collateral, interest rate, fees, and all other terms of the Foothill Term Sheet, subject to the qualification that the maturity of the New Notes will not exceed 5 years from date of issuance.

FEES: On the Effective Date, the Noteholders will be entitled to receive 2% of the par amount of Term Loan B Notes actually issued to the Noteholders.

SYNDICATION       AMERCO will obtain ratings for the Term Loan B Notes from
RIGHTS:           either Fitch, S&P or Moody's prior to the Effective Date.

                  1. If the Term Loan B Notes are syndicated as described below, then the "Market Value" of the Term Loan B Notes shall be the price (net after any discounts) at which Term Loan B Notes are purchased in such syndication.

                  2.AMERCO will use its best efforts to arrange for placement of a portion of the Term Loan B Notes to "Market Participants" (as defined below). The proceeds of any commitments from new Market Participants (as described below) above $30,000,000 aggregate face par amount of Term Loan B Notes will be paid initially to the Revolver Lenders until the total cash received by the Revolver Lenders equals 65% of the face amount of the credit facility, and all proceeds thereafter will be paid, on a pro rata basis, to the Revolver Lenders and Noteholders, in lieu of an equal amount of Term Loan B Notes to reduce, on a pro rata basis, the principal amounts required to be purchased by the Revolver Lenders and the Noteholders.

                  3. In addition to any fees payable to the Noteholders as set forth in this Term Sheet, to the extent the Term Loan B Notes are offered or issued in a syndication with additional fees, discounts, increased spreads, or other additional compensations not already taken into account in the determination of Market Value (whether paid pre- or post-closing of the Term Loan B Notes, and including anticipated flex fees), the Noteholders will fully participate therein, on the same terms offered or issued to each other holder of Term Loan B Notes.

                  4. If less than $20,000,000 of Term Loan B Notes are sold to Market Participants on the same terms as issued to the Noteholders, then the Noteholders will receive Term Loan A Notes in the amount (net after any discount) of $16,400,000, instead of any Term Loan B Notes, and the Noteholders will not participate in the Term Loan B Notes. For purposes of this Term Sheet, "Market Participants" shall be defined as recognized institutional investors not affiliated with the Debtors or with any "insider" (as that term is defined in the Bankruptcy Code) of the Debtors.

NOTEHOLDER        The reasonable fees and expenses of the financial and legal
FEES:             professionals retained by the Noteholders shall be paid on the
                  Effective Date of the Conforming Plan, including, without limitation, fees, including success fees, due to Houlihan, Lokey, Howard, & Zukin ("HLHZ") under that certain Engagement
                  Agreement between AREC and HLHZ.

                          TREATMENT OF REVOLVER LENDERS

CLASSIFICATION:   The Conforming Plan will place the claims of the Revolver
                  Lenders under the Credit Agreement in a single class or subclass, and such class or subclass will be impaired and entitled to vote on the Conforming Plan.

TREATMENT:        The treatment of the Revolver Lenders under the Conforming
                  Plan will not be different in any material adverse respect from the treatment of the Noteholders described in this Term
                  Sheet, except that:

                  1. The Revolver Lenders will be paid cash in the amount of $51,250,000 (25% of the existing Credit Facility) from the proceeds of the DIP Facility if the Debtors and the Revolver Lenders execute a restructuring agreement evidencing the terms of this Term Sheet on or before September 15, 2003;

                  2. The Revolver Lenders will be entitled to be paid, on the Effective Date of the Conforming Plan, additional cash in the amount of $71,750,000 (35% of the existing Credit Facility) if the Debtors and the Revolver Lenders execute a restructuring agreement evidencing the terms of this Term Sheet on or before September 15, 2003;

                  3. $48,400,000 (23.6% of the remaining principal amount of the Credit Facility) satisfied with Term Loan A Notes under the Emergence Facility in the par amount (net after any discount) of $48,400,000, subject to the Syndication Terms set forth in this Term Sheet; and

                  4. $33,600,000 (16.4% of the remaining principal amount of the Credit Facility) satisfied with Term Loan B Notes under the Emergence Facility having an aggregate Market Value of $33,600,000, subject to the Syndication Terms set forth in this Term Sheet.

                                   OTHER TERMS

RELEASE AND       The Conforming Plan will contain release and exculpation
EXCULPATION       provisions in substantially the following form:
PROVISIONS:

                  1. As of the Effective Date, the Debtors and reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Cases or the Conforming Plan (other than the rights of the Debtors or reorganized Debtors to enforce the Conforming Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen on unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 Cases or the Conforming Plan, and that may be asserted by or on behalf of the Debtors or their estates or the reorganized Debtors against: (a) the directors, officers, employees, agents and professionals of the Debtors as of the AREC Petition Date and thereafter, (b) the holders of prepetition lender claims, (c) the DIP Facility agent and the holders of DIP Facility claims, (d) each Consenting Noteholder and each Revolver Lender, and (e) the directors, officers, employees, agents, and professionals (as of the AREC Petition Date and thereafter) of the entities released in subclauses (b) - (d).

                  2. As of the Effective Date, each prepetition lender, each Consenting Noteholder and each Revolver Lender and each holder of an impaired claim that affirmatively elects on the ballot for voting on the Conforming Plan to do so, shall in consideration for the obligations of the Debtors and the reorganized Debtors under the Conforming Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Conforming Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the reorganized Debtors' obligations under the Conforming Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 Cases, or the Conforming Plan against: (a) the Debtors and the reorganized Debtors, (b) the directors, officers, employees, agents and professionals of the Debtors as of the AREC Petition Date and thereafter, (c) the holders of prepetition lender claims and the agents thereto, (d) the DIP Facility agent and the holders of DIP Facility claims, (e) each Consenting Noteholder and each Revolver Lender, and (f) the directors, officers, employees, agents, and professionals (as of the AREC Petition Date and thereafter) of the entities released in subclauses (a) - (e) acting in such capacity.

                  3. None of the Debtors, the reorganized Debtors, the Consenting Noteholders, the Revolver Lenders, the holders of DIP Facility claims, the DIP Facility agent, the holders of prepetition lender claims, the agents thereto, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating negotiating or implementing the Conforming Plan, the solicitation of acceptances of the Conforming Plan, the pursuit of confirmation of the Conforming Plan, the confirmation of the Conforming Plan, the consummation of the Conforming Plan, or the administration of the Conforming Plan or the property to be distributed under the Conforming Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Conforming Plan.

EMERGENCE         On the Effective Date, the Debtors shall close the Emergence
FACILITY:         Facility with substantially the terms and conditions set
                  forth in the Foothill Term Sheet.

                  All funded obligations outstanding under the DIP Facility on the Effective Date shall be repaid from borrowings under the Emergence Facility.

AGREEMENT OF      On or before September 15, 2003, the Revolver Lenders shall
REVOLVER          execute a restructuring agreement (a) containing terms and
LENDERS IN        conditions substantially the same, in all material respects,
SUPPORT OF THIS   with the terms of this Term Sheet, including the financial
TERM SHEET:       restructuring of the Credit Facility as outlined herein, and
                  (b) including an agreement by the Revolver Lenders to support the terms and conditions contained herein and in the Noteholders Restructuring Agreement, including the financial restructuring of the Notes as outlined herein and in the Noteholders Restructuring Agreement.

                                    EXHIBIT B

                                   AREC/AMERCO

                               FOOTHILL TERM SHEET

                                     ANNEX A

              AMERCO AND AMERCO  REAL ESTATE COMPANY, ET AL.

                                FINANCING COMMITMENT

                            $300,000,000 DIP FACILITY
                         $650,000,000 EMERGENCE FACILITY

                                 JUNE 19, 2003

The proposed terms and conditions summarized herein represent the terms and conditions pursuant to which Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation ("Foothill"), will underwrite (i) a $300,000,000 debtor-in-possession credit facility (the "DIP Facility") for purposes of financing Borrowers' operations during the contemplated Chapter II reorganization cases to be filed by Borrowers and Guarantors, and(ii) a $650,000,000 credit facility (the "Emergence Facility") to be provided concurrent with a confirmed reorganization plan acceptable to Foothill of the respective Chapter II cases.

The proposed terms and conditions summarized herein with respect to the DIP Facility and the Emergence Facility are provided to evidence the terms and conditions by which Foothill hereby commits, in accordance with the terms of the accompanying Commitment Letter, to provide financing to Borrowers and Guarantors under the DIP Facility and the Emergence Facility.

BORROWERS:        DIP FACILITY: AMERCO, a Nevada corporation, Amerco Real Estate
                  Company and certain of their wholly-owned subsidiaries as required by Foothill (collectively, "Companies" or "Borrowers"), each as a debtor-in-possession under cases to be filed under chapter 11 of the United States Bankruptcy Code
                  (the "Chapter 11 Cases").

                  EMERGENCE FACILITY: AMERCO, a Nevada corporation, Amerco Real Estate Company, U-Haul International, Inc. and such other of their wholly-owned subsidiaries and affiliates as required by Foothill (collectively, "Companies" or "Borrowers").

GUARANTORS:       DIP FACILITY: All U.S. affiliates and subsidiaries of the
                  Companies (that are not direct Borrowers under the DIP
                  Facility) as required by Foothill, including, without limitation, U-Haul International, Inc. and its subsidiaries
                  (together with Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

                  EMERGENCE FACILITY: All U.S. affiliates and subsidiaries of the Companies (that are not direct Borrowers under the Emergence Facility) as required by Foothill.

LEAD ARRANGER     DIP FACILITY: Wells Fargo Foothill, Inc., f/k/a Foothill
AND               Capital Corporation ("Agent" or "Foothill"), as lead arranger,
ADMINISTRATIVE    collateral agent, syndication agent and administrative agent.
AGENT:

                  EMERGENCE FACILITY: Foothill, as lead arranger, administrative agent, collateral agent and syndication agent.

FINANCING         TRANCHED FACILITIES: Two separate senior secured credit
FACILITIES:       facilities with Maximum Credit Amounts as follows:

                  (1) A $300,000,000 debtor-in-possession credit facility (the "DIP Facility"), with the Maximum Credit Amount of $300,000,000 available upon the entry of a final Order (the "Final Order") approving such facility; and

                  (2) A $650,000,000 credit facility to be provided concurrent with a confirmed reorganization plan of Borrowers' and Guarantors' Chapter 11 cases acceptable to Agent (the "Emergence Facility"). The DIP Facility and the Emergence Facility shall collectively be referred to as the "Financing Facilities."

                  APPROVAL OF DIP FACILITY: A senior secured credit facility with a Maximum Credit Amount of $300,000,000 consisting of a revolving credit facility of up to $200,000,000 ("DIP Revolver"), with a $25,000,000 subfacility for the issuance of letters of credit, plus an interest only term loan facility of $100,000,000 ("DIP Term Loan"). Aggregate loans and letters of credit under the DIP Facility upon entry of the Final Order will be limited to the lesser of (a) $300,000,000, and (b) the Borrowing Base (as hereinafter defined).

                  NOTE: The DIP Facility is being presented on the basis that Borrowers will not seek approval on an interim basis but will seek approval for the DIP Facility at a final hearing.

                  EMERGENCE FACILITY: A senior secured credit facility with a Maximum Credit Amount of $650,000,000 consisting of (i) a revolving credit facility of up to $200,000,000 ("Revolver"), with a $25,000,000 subfacility for the issuance of letters of credit, plus (ii) a $350,000,000 amortizing term loan facility ("Term Loan A") with amortization thereon to be determined, plus (iii) a $100,000,000 term loan facility with no scheduled amortization payments ("Term Loan B"). Aggregate loans and letters of credit under the Revolver and Term Loan A of the Emergence Facility will be limited to the lesser of (a) $550,000,000, and (b) the Borrowing Base.

                  The Borrowing Base for the DIP Facility shall be 40% of the fair market value of the Real Property Collateral with respect to the DIP Revolver and the DIP Term Loan thereof. The Borrowing Base for the Emergence Facility shall be 55% of the fair market value of owned Real Property Collateral and shall apply to the Revolver and Term Loan A thereof. All such amounts would also be net of a reserve for anticipated environmental remediation costs for certain properties, a reserve for any title defects affecting the Real Property Collateral (as defined below) deemed unacceptable to Agent, and other customary and normal reserves (including, without limitation, reserves for Carve-Out Expenses) which may be established by Agent.

LETTERS OF        Each letter of credit will be issued for the account of a
CREDIT:           Borrower by Wells Fargo Bank or another bank selected by
                  Agent, which shall be reasonably satisfactory to Borrowers, and shall have an expiry date that is not later than thirty
                  (30) days prior to the Maturity Date (as hereinafter defined) unless on or prior to the Maturity Date such letter of credit shall be cash collateralized in an amount equal to 105% of the face amount of such letter of credit. Borrowers and Guarantors will be bound by the usual and customary terms contained in the letter of credit issuance documentation of the issuing bank and Foothill.

MATURITY DATE:    FINANCING UNDER THE DIP FACILITY: The earlier of (i) the date which is twelve (12) months following the date of entry of the Final Order, (ii) ten (10) days following the date of entry of an Order confirming Borrowers' plan of reorganization (a
                  "Plan") in the Chapter 11 Cases acceptable to Foothill, and
                  (iii) the conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code (such earliest date, the "Maturity Date"). No confirmation order with respect to a Plan entered in the Chapter 11 Cases will discharge or otherwise affect in any way any of the joint and several obligations of the Loan Parties to Foothill under the DIP Facility, other than after the payment in full and in cash to Foothill of all obligations under the DIP Facility on or before the effective date of the Plan.

                  EMERGENCE FACILITY: Five (5) years from closing date of the Emergence Facility (the "Emergence Facility Maturity Date").

EARLY             Termination of the Emergence Facility prior to the Emergence
TERMINATION:      Facility Maturity Date shall be subject to a prepayment
                  premium payable to Foothill equal to the percentage set forth in the following schedule of then applicable Maximum Credit
                  Amount for each full and partial month remaining to the Emergence Facility Maturity Date:

                  YEAR 1
                  YEAR 2
                  YEAR 3
                  YEAR 4
                  YEAR 5

                  2.00%
                  1.50%
                  1.00%
                  0.00%
                  0.00%

                  Other customary prepayments to be included in definitive loan documentation (including sale of assets, casualty events, etc.), subject to levels to be negotiated.

CLOSING DATE:     With respect to the DIP Facility on the earlier of (i) July
                  31, 2003, or (ii) thirty (30) business days following execution of the accompanying Commitment Letter and satisfying the terms thereof (specifically including payment of any required fees), subject only to the Bankruptcy Court having entered the Final Order in form and substance reasonably satisfactory to Foothill. Borrowings under the DIP Facility are subject to entry of the Final Order, in form and substance reasonably satisfactory to Foothill.

COLLATERAL:       DIP Facility: All obligations of the Loan Parties to Foothill shall be: (a) entitled to super-priority administrative expense claim status pursuant to Section 364(c)(1) of the Bankruptcy Code in each Chapter 11 Case, subject only to (i) the payment of allowed professional fees and disbursements incurred by the Loan Parties and any official committees appointed in the Chapter 11 Cases, in an aggregate amount not in excess of $5,000,000 (plus all unpaid professional fees and disbursements incurred, accrued or invoiced prior to the occurrence of an Event of Default, to the extent allowed by the Bankruptcy Court) (ii) the payment of fees pursuant to 28 U.S.C.Section 1930 (collectively, the "Carve-Out Expenses") and (b) secured pursuant to Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy Code by a security interest in and lien on all now owned or hereafter acquired property and assets of the Loan Parties, both tangible and intangible, and real property (the "Real Property Collateral") and personal property (including, without limitation, capital stock or other equity interests of their subsidiaries), and the proceeds thereof, excluding (i) Borrowers' real estate subject to any currently existing synthetic lease arrangements and to the existing promissory notes issued to Amerco Real Estate
                  Company by SAC Holdings and its subsidiaries, and (ii) causes of action arising under Sections 502(d), 544, 545, 547, 548,
                  549, 550 or 551 of the Bankruptcy Code. The security interests in and liens on the aforementioned assets of the Loan Parties shall be first priority, senior secured liens not subject to subordination, but subject to the Carve-Out Expenses.

                  Emergence Facility: Subject to a confirmed Plan acceptable to Foothill, all obligations of the Loan Parties to Foothill shall be secured by a first priority perfected security interest in substantially all the assets of Borrowers and Guarantors, but excluding (i) the existing promissory notes issued to Amerco Real Estate Company by SAC Holdings and its subsidiaries and (ii) Borrowers' real estate subject to any currently existing synthetic lease arrangements. The Emergence Facility shall include provisions authorizing the granting of a junior lien in substantially all of the assets of Borrowers in favor of those parties receiving new notes in connection with the confirmed Plan, subject to an intercreditor agreement, the terms and conditions of which shall be satisfactory to Foothill. Such intercreditor agreement shall, at a minimum, provide for both lien subordination and payment subordination and shall, in all respects, be a "deeply subordinated" instrument.

                  All borrowings by Borrowers, all reimbursement obligations with respect to letters of credit, all costs, fees and expenses of Foothill, and all other obligations owed to Foothill shall be secured as described above and charged to the loan account to be established under the Facilities.

INTEREST RATES:   Advances outstanding under the DIP Facility shall bear
                  interest, at Borrowers' option, at (a) the LIBOR Rate plus
                  3.50%, or (b) the Base Rate plus 1.00%.

                  Advances outstanding under (i) the Emergence Facility Revolver would bear interest, at Borrowers' option, at (a) the LIBOR Rate plus 4.00%, or (b) the Base Rate plus 1.00%, and (ii) advances outstanding under the Emergence Facility Term Loan A would bear interest at the LIBOR Rate plus 4.00%. In addition, the interest rate could be periodically reduced subject to Borrowers achieving certain financial performance and leverage ratios ("Performance Pricing Grid") to be determined.

                  Advances outstanding under the Emergence Facility Term Loan B would bear interest at (i) the greater of the Base Rat plus 4.75% (ii) or 9.00% per annum; provided that 1.75% of such interest will be payment-in-kind (PIK).

                  As used herein (x) "Base Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. at its principal office in San Francisco, California, as its reference rate, base rate or prime rate. The LIBOR Rate means the rate per annum, determined by Foothill in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Foothill. With respect to the Emergence Facility only, at no time shall the LIBOR Rate utilized prior to application of the appropriate margin be less than 2.00%. All interest and fees for the Financing Facilities shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur, interest shall accrue under the Facilities at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect.

FEES:             Unused Line Fee (for    One half of one percent (0.50%) on the
                  the Financing           unused portion of the   respective
                  Facilities):            Revolver Facility, payable monthly in
                                          arrears.

                  Letter of Credit Fees   Three and one-half percent (3.50%) per
                  (for the Financing      annum of the face amount of each
                  Facilities):            letter of credit issued under the DIP
                                          Facility and four percent (4.00%) per
                                          annum of the face amount of each
                                          letter of credit issued under the
                                          Emergence Facility, in each case,
                                          payable monthly in advance, plus the
                                          customary charges imposed by the
                                          letter of credit issuing bank.

                  Field Examination       Without limiting the foregoing,
                  Fee (for the            Borrowers would be required to pay (a)
                  Financing Facilities):  a fee of $850 per day, per analyst, plus out-of-pocket expenses, for each
                                          financial audit of Borrowers performed
                                          by personnel employed by Foothill, and
                                          (b) the actual charges paid or
                                          incurred by Foothill if it elects to
                                          employ the services of one or more
                                          third parties to perform financial
                                          audits of Borrowers, to appraise
                                          Borrowers' collateral, or to assess
                                          Borrowers' business valuation.

                  Borrowers shall also pay all applicable fees set forth in one or more of the fee letters of even date herewith (collectively, the "Fee Letters").

USE OF PROCEEDS:  DIP Facility: To refinance a certain amount of Amerco's existing $205 million revolving credit facility and fund working capital in the ordinary course of business (including for the fees and transaction costs in connection with the DIP Facility and for the payment of such pre-petition claims as may be permitted by the Court pursuant to "first day" orders or other pre-petition claims permitted under the DIP Facility) with agreed limitations on use of proceeds to fund or capitalize non-debtor entities affiliated with Borrowers and Guarantors.

                  Emergence Facility: To refinance the DIP Facility, fund Borrowers' confirmed Plan and for general corporate purposes including the financing of working capital and capital expenditures.

CONDITIONS        Financing under DIP Facility:
PRECEDENT:
                  The obligation of Foothill to make any loans in connection with the DIP Facility will be subject to customary conditions precedent including, without limitation, the following:

                  (a) Execution and delivery of appropriate legal documentation in form and substance satisfactory to Foothill and the satisfaction of the conditions precedent contained therein.

                  (b) Amerco Real Estate Company shall have become a debtor-in-possession under the Chapter 11 Cases

                  (c) No material adverse change in the business operations, assets, financial condition or prospects of Borrowers and Guarantors ("Material Adverse Change") other than the filing of the Chapter 11 Cases and the events resulting from the filing of the Chapter 11 Cases, as determined by Foothill in its sole discretion.

                  (d) Entry of the Final Order in the Chapter 11 Cases, reasonably satisfactory in form and substance to Foothill, which Final Order (i) shall approve the transactions contemplated herein, grant the super priority administrative expense claim status and senior liens referred to above, (ii) shall not have been reversed, modified, amended, stayed or vacated, and (iii) shall have been entered no later than July 31, 2003.

                  (e) Foothill shall have been granted a deemed perfected, first priority senior lien on all Collateral, as defined earlier. Foothill shall have received real estate UCC, tax and judgment lien searches and other appropriate evidence, confirming the absence of any liens on the Collateral, except existing liens acceptable to Foothill. Foothill acknowledges that it has already reviewed real estate title reports on over 95% of Borrowers' properties, have negotiated a form of title insurance commitment and have reviewed issued tide insurance commitments on over 350 of Borrowers' properties.

                  (f) Opinions from the Loan Parties' counsel as to such matters as Foothill and its counsel may reasonably request.

                  (g) Insurance satisfactory to Foothill, such insurance to include liability insurance for which Foothill, will be named as an additional insured and property insurance with respect to the Collateral for which Foothill will be named as loss payee.

                  (h) Foothill's completion of and satisfaction in all respects with the results of its ongoing due diligence investigation of the business, assets, operations, properties (including compliance with FIRREA), condition (financial or otherwise), contingent liabilities, prospects and material agreements of Borrowers and their respective Subsidiaries.

                  (i) Borrowers shall have paid to Foothill all fees and expenses, including all appraisal fees and expenses, then owing to Foothill.

                  (j)      Receipt of the Budget as provided to the Bankruptcy
                           Court.

                  (k) Borrowers shall, at loan closing, have a minimum of $40,000,000 in the aggregate of unrestricted cash and available but unused credit availability (defined as the difference between (i) the lesser of the (X) the Borrowing Base or (Y) $300,000,000 and (ii) the sum of the loans and LC's outstanding) under the DIP Facility.

                  (l) Satisfying any conditions precedent in the Commitment Letter.

                  Emergence Facility:

                  The obligation of Foothill to make any loans or assist in the issuance of any letters of credit in connection with the $6,50,000,000 Emergence Facility will be subject to customary conditions precedent including, without limitation, the following:

                     (a) Foothill shall have closed the DIP Facility with Borrowers as provided herein.

                     (b) Receipt of evidence of the entry of a final Order confirming Borrowers' Plan and accompanying disclosure statement, and satisfaction of all other conditions to the confirmation of such Plan, which Plan, disclosure statement, and confirmation Order shall be in form and substance reasonably acceptable to Foothill and which Plan will include, among things, a level of assets both in number and value, acceptable to Foothill.

                     (c) Receipt of management's projections and business plan for the succeeding twelve (12) month period on a month-by-month basis and the succeeding four year period on an annual basis in form and substance acceptable to Foothill.

                     (d) Payment of all reasonable fees and expenses owing to Foothill in connection with the Emergence Facility.

                  (e) Execution and delivery of appropriate legal documentation in form and substance satisfactory to Foothill and the satisfaction of the conditions precedent contained therein and delivery of all appropriate opinions of counsel relating thereto, reasonably satisfactory in all respects to Foothill.

                  {f) Payment in full of obligations owing and amounts outstanding under the DIP Facility.

                  (g) Foothill shall have been granted a perfected, first priority lien on all Collateral including without limitation mortgages on all owned real property in form and substance satisfactory to Foothill. Foothill shall have received real estate, UCC, tax and judgment lien searches and other appropriate evidence, confirming the absence of any liens on the Collateral, except existing liens acceptable to Foothill.

                  (h) No default or event of default shall exist under the loan documents for the DIP Facility or the Emergence Facility, and no pending claim, investigation or litigation by any governmental entity shall exist with respect to the Loan Parties or the transactions contemplated hereby.

                  (i) The absence of (i) a Material Adverse Change in the business operations, assets, condition (financial or otherwise) or prospects of Borrowers and Guarantors since March 31, 2002, as determined by Foothill in its sole discretion, other than (x) the filing of the Chapter 11 Cases and the events resulting from the filing of the Chapter 11 Cases, (y) the withdrawal by PriceWaterhouseCoopers of its audit letter with respect to the Borrowers' financial statements for the fiscal year ended as of March 31, 2002, and (z) such other matters as have been disclosed in writing by Borrowers to Foothill on or before June 20, 2003 or (ii) an adverse change or disruption in the loan syndication, financial, banking or capital markets generally that, in Foothill's judgment, could materially impair the syndication of the Emergence Facility.

                  (j) Foothill's commencement and completion of, and satisfaction in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects and material agreements of Borrowers and their respective Subsidiaries.

REPRESENTATIONS   Usual representations and warranties, including, but not
AND WARRANTIES:   limited to, corporate existence and good standing, permits and licenses, authority to enter into the respective loan documents, occurrence of the closing date for the respective
                  Financing Facilities, validity of the Final Order, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of Material Adverse Change, absence of default or unmatured default and priority of Foothill's liens.

COVENANTS:        With respect to the DIP Facility, Borrowers will be required to maintain agreed upon minimum levels of EBITDA, EBITDAR and fixed charge coverage ratios. With respect to the Emergence
                  Facility, Borrowers will be required to maintain agreed upon minimum levels of EBITDA, EBITDAR, leverage and fixed charge coverage ratios. All such covenants will be not less than 80% of Borrowers' projected operating performance. Borrowers will also have a limitation on capital expenditures (to be determined). All such financial covenants shall be tested quarterly. Financial reporting shall include, without limitation, the delivery to Agent of monthly financial statements, audited annual financial statements and annual updated projections and any financial and other reporting material filed in the Bankruptcy Cases or shared with any Committees appointed in the Bankruptcy Cases.

                  Other customary covenants (both positive and negative), including, but not limited to, notices of litigation, defaults and unmatured defaults and other information (including pleadings, motions, applications and other documents filed with the Bankruptcy Court or distributed to any official committee appointed in the Chapter 11 Cases), compliance with laws, permits and licenses, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends, retirement of capital stock and repurchases of subordinated debt (except for certain repurchases to be agreed upon based on performance ratios and liquidity at levels to be determined at the time of the proposed repurchase), guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, compliance with pension, environmental and other laws, operating leases, transactions with affiliates and prepayment of other indebtedness.

CASH MANAGEMENT:  Borrowers shall institute a cash management system satisfactory to Agent, including without limitation, establishing one or more concentration accounts at financial institutions acceptable to

                  Agent.

EVENTS OF         Usual events of default, including, but not limited to,
DEFAULT:          payment, cross-default, violation of covenants, breach of
                  representations or warranties, judgments, ERISA, environmental, change of control and other events of default which are customary in facilities of this nature.

                  In addition, an Event of Default shall occur if: (i) (A) any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, a chapter 11 trustee or an examiner with enlarged powers shall be appointed in any of the cases, any other superpriority administrative expense claim which is senior to or pari passu with Foothill's claims shall be granted and the Final Order shall be stayed, amended, modified, reversed or vacated; (B) a Plan shall be confirmed in any of the Chapter 11 Cases which does not provide for termination of the commitment under the DIP Facility and payment in full in cash of the Loan Parties' obligations thereunder on the effective date of the Plan; or an order shall be entered which dismisses any of the Loan Parties' Chapter 11 Cases and which order does not provide for termination of the Financing Facility then outstanding and payment in full in cash of all obligations thereunder; (C) the Loan Parties shall take any action, including the filing of an application, in support of any of the foregoing or any person other than the Loan Parties shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; (ii) the Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder of any security interest in any asset of the Loan Parties having a book value in an amount equal to or exceeding an amount to be agreed upon; and (iii) such other similar Events of Default as are usual and customary in DIP credit facilities.

GOVERNING LAW:    All documentation in connection with the Financing
                  Facilities shall be governed by the laws of the State of New
                  York applicable to agreements made and performed in such State except as governed by the Bankruptcy Code.

ASSIGNMENTS AND   Foothill shall be permitted to assign its rights and
PARTICIPATIONS:   obligations hereunder, or any part thereof, to any person or entity without the consent of the Loan Parties. Foothill shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without the consent of the Loan Parties.

EXPENSES:         The Loan Parties shall pay on demand all fees and expenses of
                  Foothill (including legal fees, financial consultant fees (if any), audit fees, search fees, filing fees, and documentation fees, and expenses in excess of the Deposit), incurred in connection with the transactions contemplated by this Term
                  Sheet, whether or not such transactions close.

SYNDICATION:      Foothill shall underwrite the DIP Facility and syndicate to other qualified financial institutions and, to the extent set forth in the Commitment Letter, Foothill shall underwrite the Emergence Facility and syndicate to other qualified financial institutions.

                                    EXHIBIT D

                   RESTRUCTURING AGREEMENT (REVOLVER LENDERS)

                                 [SEE ATTACHED]

                 AMERCO-REVOLVER LENDERS RESTRUCTURING AGREEMENT

         This AMERCO-Revolver Lenders Restructuring Agreement (this "Agreement") is made and entered into as of September 8, 2003, by AMERCO, a Nevada corporation ("AMERCO"), JPMorgan Chase Bank, as Administrative Agent under the Credit Agreement described below (the "Administrative Agent"), and the lenders under the Credit Agreement described below (the "Revolver Lenders"). AMERCO, the Administrative Agent and the Revolver Lenders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, AMERCO, the Administrative Agent and the Revolver Lenders have engaged in good faith negotiations with the objective of reaching an agreement with regard to the restructuring of the indebtedness of AMERCO under that certain 3-Year Credit Agreement dated as of June 28, 2002 (as amended to date, the "Credit Agreement"), among AMERCO, the Revolver Lenders and JPMorgan Chase Bank, as Administrative Agent for the Revolver Lenders, and the recapitalization of AMERCO and its subsidiaries.

         WHEREAS, on June 20, 2003, AMERCO filed for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et. seq. (the "Bankruptcy Code"), which case is pending before the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") and on August 13, 2003, AMERCO Real Estate Company ("AREC") filed for relief under Chapter 11 of the Bankruptcy Code, which case is also pending before the Bankruptcy Court.

         WHEREAS, AMERCO, the Administrative Agent and the Revolver Lenders desire to implement the financial restructuring consistent with this Agreement and the term sheet attached hereto as Exhibit A (the "Term Sheet," and the restructuring and recapitalization contemplated therein, the "Financial Restructuring").

         WHEREAS, in order to implement the Financial Restructuring, AMERCO intends, subject to the terms and conditions of this Agreement and the Term Sheet, to prepare a plan of reorganization (the "Plan") and a disclosure statement (the "Disclosure Statement")(1) consistent with the terms set forth in this Agreement and the Term Sheet, to file and seek approval of such Disclosure Statement, to solicit acceptances of such Plan, and to seek confirmation of such Plan in its administratively consolidated Chapter 11 cases, as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

         WHEREAS, the Administrative Agent and each consenting Lender (collectively, the "Consenting Parties") owns or controls the aggregate principal amount of revolving loans under the Credit Agreement ("Existing Loans"), in each case as identified on the signature pages hereto.

         WHEREAS, in order to facilitate and expedite the implementation of the Financial Restructuring, the Administrative Agent and the Consenting Parties are prepared, subject to the terms and conditions of this Agreement, to vote their Claims (as that term is defined in the Bankruptcy Code) to accept the Plan.

-----------------------
(1) For purposes of this Agreement, the terms "Plan" and "Disclosure Statement" shall mean a Plan and Disclosure Statement consistent with the terms set forth in this Agreement and the Term Sheet.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         1. Recitals. Each of the foregoing Recitals is incorporated hereby as if fully set forth herein.

         2. Voting in Favor of the Plan. Each Consenting Party agrees to timely vote its claim under the Credit Agreement to accept the Plan and not to revoke or withdraw such vote. The Parties understand that the Plan and all related documents will contain customary provisions for transactions of the nature set forth herein and in the Term Sheet. Each Consenting Party to this Agreement agrees not to elect on its ballot for its Credit Agreement Claim to preserve any rights, if any, that such Party may have that may be affected by the releases provided for under the Plan.

         3. Restrictions on Transfer. Each Consenting Party hereby agrees, so long as this Agreement remains in effect, not to (i) sell, transfer, assign, pledge, or otherwise dispose of any of its Existing Loans, in whole or in part, or any interest therein, unless the transferee accepts such claims subject to the terms of this Agreement, or (ii) grant any proxies, deposit any of its Existing Loans into a voting trust, or enter into a voting agreement with respect to any of the Existing Loans unless such arrangement provides for compliance herewith. In the event that a Consenting Party transfers such Existing Loans prior to the last date for voting on the Plan, such transferee shall comply with and be subject to all the terms of this Agreement as long as such Agreement remains in effect, including, but not limited to, such Consenting Party's obligations to vote its Existing Loans in favor of the Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical to the terms of this Agreement and, upon commencement of the solicitation of votes to accept or reject the Plan, a ballot for the Existing Loan indicating its acceptance of the Plan.

         4. AMERCO Agreements. During the term of this Agreement, AMERCO hereby agrees to the following:

                  (a) AMERCO shall use its commercially reasonable efforts to have the Disclosure Statement approved by the Bankruptcy Court, and to use its commercially reasonable efforts to obtain an order of the Bankruptcy Court confirming the Plan, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules and consistent with the terms and conditions set forth in this Agreement and in the Term Sheet.

                  (b) AMERCO shall use its commercially reasonable efforts to obtain approval by the Bankruptcy Court of the $300,000,000 debtor-in-possession financing facility (the "DIP Facility") based on the Term Sheet (the "Foothill Term Sheet") provided to AMERCO by Wells Fargo-Foothill, Inc., as lead arranger, collateral agent, syndication agent and administrative agent ("Foothill"), and an emergence facility of approximately $650,000,000 also to be provided by Foothill on the confirmation and consummation of the Plan (the "Emergence Facility"). Notwithstanding the references in this Agreement or the Term Sheet to Foothill and the Foothill Term Sheet, AMERCO may select an alternative senior lender or lenders to provide the DIP Facility or the Emergence Facility under terms substantially similar to the Foothill Term Sheet.

         5. Support of the Plan. As long as this Agreement remains in effect, AMERCO and each Consenting Party (acting only in its capacity as the holder of an Existing Loan) will: (i) use its commercially reasonable efforts to obtain confirmation of the Plan in accordance with the Bankruptcy Code as expeditiously as possible; and (ii) take all commercially reasonable, necessary and appropriate actions to achieve confirmation including communicating the Consenting Holders' support of the Plan to the holders of allowed impaired claims. As long as this Agreement remains in effect, no Consenting Party, acting in its capacity as a holder of an Existing Loan, shall (a) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan or any other reorganization related documents or agreements (the "Plan Documents"), which shall include, but not be limited to, any documents or agreements related to the DIP Facility and the Emergence Facility, to the extent such documents, in the reasonable judgment of the Consenting Parties, substantially conform to the terms of the Foothill Term Sheet, (b) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any Chapter 11 or Chapter 7 case commenced in respect of AMERCO, (c) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of AMERCO or any of its subsidiaries that could reasonably be expected to materially prevent, delay or impede the successful restructuring of AMERCO as contemplated by the Plan or the Plan Documents, (d) object to the Disclosure Statement or the solicitation of consents to the Plan, or (e) take any other action that is inconsistent with, or that would materially delay confirmation of, the Plan.

         6. Acknowledgment. This Agreement is not, and shall not be deemed to be, a solicitation for consents to the Plan. The acceptances of the Consenting Parties will not be solicited until such Parties have received the Disclosure Statement approved by order of the Bankruptcy Court as continuing "adequate information," as such term is defined in Section 1125(a)(l) and (2) the Bankruptcy Code, the Plan and related ballot.

         7. Disclaimer. The Parties agree that a copy of this Agreement shall be filed with the Bankruptcy Court.

         8.       Termination of Agreement.

                  (a) Upon the effectiveness of this Agreement in accordance with Section 23, the obligations of AMERCO, the Consenting Parties and the Administrative Agent hereunder shall remain effective and binding until the "Effective Date" (as defined in the Term Sheet) of the Plan unless terminated earlier pursuant to this Section 8.

                  (b) If any of the following occurs, one or more Revolver Lenders whose claims in respect of the Existing Loans equal or exceed two-thirds in amount of the total of the Existing Loans, may provide written notice to AMERCO of the termination of this Agreement, and upon the receipt of such notice by AMERCO, the obligations of the Parties hereunder shall immediately and automatically terminate and shall be of no further force or effect, which notice may be given by any such Revolver Lenders:

                                    (1)      the Plan or any Plan Document
         provides for or is modified to provide for treatment of the Existing Loans that is different in any material adverse respect from the treatment described in the Term Sheet;

                                    (2)      the Plan or any Plan Document
         provides or is modified to provide for the treatment of the Senior Notes, Series A, due April 30, 2012 and Senior Notes, Series B, due April 30, 2007 (collectively, the "Notes"), issued by AREC, under that certain Note Purchase Agreement dated March 15, 2002, that is different in any material adverse respect from the treatment described in that certain Restructuring Agreement dated as of August 12, 2003, among the holders of the Notes and AREC, a copy of which has been filed with the Bankruptcy Court.

                                    (3)      AMERCO or AREC pays to the
         Indenture Trustee on behalf of the holders of the Notes any cash from the DIP Facility.

                                    (4)      AMERCO fails to file the Plan and
         Disclosure Statement on or before October 15, 2003;

                                    (5)      the Disclosure Statement is not
         approved on or before December 15, 2003;

                                    (6)      the Plan is not confirmed on or
         before February 27, 2004;

                                    (7)      the Plan is not consummated on or
         before March 15, 2004;

                                    (8)      the Bankruptcy Court does not
         approve the Emergence Facility as part of the confirmation and consummation of the Plan;

                                    (9)      the revolving credit facility
         exceeds $200,000,000 in face amount, and the "Term Loan A Notes" (as such term is defined in the attached Term Sheet) exceeds $350,000,000 in face amount;

                                    (10)     the 'Term Loan B Notes" (as such
         term is defined in the attached Term Sheet), exceeds $200,000,000 in face amount;

                                    (11)     the Bankruptcy Court denies
         confirmation of the Plan;

                                    (12)     the Chapter 11 case of AMERCO or
         AREC is converted to a case under Chapter 7 of the Bankruptcy Code or a trustee is appointed under any chapter of the Bankruptcy Code or an examiner with expanded powers to operate the business is appointed for AMERCO or AREC;

                                    (13)     any written representation or
         warranty made by AMERCO or AREC to the Administrative Agent or the Revolver Lenders in this Agreement or the Term Sheet (including without limitation, representations relating to AMERCO's or AREC's current or future financial performance or AMERCO's FY2003 Form 10-K) is false or intentionally misleading in any material respect when made;

                                    (14)     a default occurs under the DIP
         Facility and is not waived by the lenders under the DIP Facility within fifteen business days after such lenders become aware of such default;

                                    (15)     there is a material breach of any
         provision of this Agreement;

                                    (16)     the Bankruptcy Court finds or holds
         unenforceable this Agreement, the Term Sheet, or any material provision hereof or thereof;

                                    (17)     the estates of AMERCO and any other
         entity, including, without limitation, AREC, are substantively consolidated, other than through the Plan;

                                    (18)     a voluntary or involuntary
         bankruptcy, receivership, or assignment for the benefit of creditors proceeding is commenced by or against U-Haul International, Inc. or any other material subsidiary of AMERCO or AREC, other than as part of the implementation of the Plan; or

                                    (19)     a "Termination Event" occurs under
         the "Final Order Authorizing Consensual Use Of Cash Collateral And Granting Adequate Protection," entered August 14, 2003, in the AMERCO Chapter 11 case (the "Cash Collateral Order") (other than the Termination Event set forth in paragraph 11(b) of such Order).

                  (c) Except as set forth in Section 8(d), no Party shall have any liability to the other or any other person as a result of the termination of such Party's obligations hereunder in accordance with this Section 8.

                  (d) If this Agreement is found to be unenforceable by the Bankruptcy Court or if AMERCO materially breaches its obligations under this Agreement or the Term Sheet, each of the Administrative Agent, the Revolver Lenders and AMERCO hereby agrees that the Revolver Lenders shall be entitled to receive accrued and unpaid default interest on the principal amount owed to the Revolver Lenders as set forth in the Credit Agreement and related documents, from the effectiveness of this Agreement up to the confirmation and consummation of a plan of reorganization in the Chapter 11 Case and AMERCO shall not object to such claim being an allowed claim in the Chapter 11 Case.

         9. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Plan Documents, in good faith, and in any event, in all material respects consistent with the Term Sheet.

         10. Forbearance. As long as this Agreement shall remain in effect, each Consenting Party hereby severally agrees to forbear (and where necessary cause the forbearance, including by giving all necessary instructions to the Administrative Agent in accordance with the Credit Agreement) from exercising any rights or remedies it may have under the Credit Agreement and all related documents, applicable law, or otherwise with respect to any default with respect to the Existing Loans or the Credit Agreement, whether presently existing or hereafter arising.

         11. Representations and Warranties. Each Consenting Party (and with respect to sections (a)-(e), AMERCO) represents and warrants that the following statements are true, correct and complete as of the date hereof:

                  (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of AMERCO.

                  (e) Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of AMERCO, enforceable against it in accordance with its terms.

                  (f) Owner of Claims. As of the date hereof, the Consenting Parties are the beneficial owners of, or holders of investment authority over, the Existing Loans that each Consenting Party has agreed to vote in favor of the Plan.

                  (g) Acknowledgment of Risks. Each Consenting Party has received and reviewed this Agreement and all schedules and exhibits hereto and has received all such information as it deems necessary and appropriate to enable it to evaluate whether to become a Consenting Party.

         12. Further Acquisition of Claims. This Agreement shall in no way be construed to preclude any of the Revolver Lenders or the Administrative Agent from acquiring additional Existing Loans. However, any such additional Existing Loans so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         13. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of AMERCO, the Administrative Agent and the Revolver

Lenders whose claims in respect of the Existing Loans equal or exceed two-thirds in amount of the total of the Existing Loans.

         14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Nevada. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Nevada jurisdiction, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

         15. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         16. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         18. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

         19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

         20. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof, other than successors and assigns of any Party.

         21. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to the Administrative Agent or any Lender for its agreement to vote to accept the Plan in accordance with the terms and conditions of this Agreement.

         22. Notices. (a) All notices hereunder to be served to AMERCO shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail

(return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                            AMERCO
                            2727 North Central Avenue
                            Suite 500
                            Phoenix, Arizona  85004
                            Attn: Robert Peterson
                            Fax: 602-277-4879

                            with copy to:

                            SQUIRE, SANDERS & DEMPSEY L.L.P.
                            40 N. Central Avenue, Suite 2700
                            Phoenix, AZ 85004
                            Attn: Craig D. Hansen, Esq.
                            Fax: 602-253-8129

                           (b) All notices hereunder to be served to a Consenting Party shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the address or telecopier number for such Consenting Party set forth above its signature hereto (or at such other addresses or telecopier numbers as shall be specified by like notice), with a copy to:

                           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 South Grand Avenue, 34th Floor
                           Los Angeles, CA 90071
                           Attn: Richard Levin, Esq.
                           Fax: 213-687-5600

         23. Effectiveness. This Agreement shall become effective when AMERCO has received counterparts of this Agreement duly executed and delivered by AMERCO, the Administrative Agent and Revolver Lenders holding at least two-thirds in principal in amount of the Existing Loans; provided that such condition of effectiveness may be waived by the written consent of each of AMERCO and the Consenting Parties.

         24. Cash Collateral Order Unaffected. Nothing in this Agreement supercedes any provision in the Cash Collateral Order or is intended to constitute a consent by any Consenting Party beyond the consents under the Cash Collateral Order.

                            [Signature page follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                    AMERCO

                                    By : /s/ Robert T. Peterson
                                        -----------------------------
                                    Name: Robert T. Peterson
                                    Title: Assistant Treasurer

                       [Additional signature pages follow]

                                    JPMORGAN CHASE BANK,
                                    AS ADMINISTRATIVE AGENT

                                    BY: /s/ John P. McDonagh
                                        --------------------
                                        Name: John P. McDonagh
                                        Title: Managing Director

                                    REVOLVER LENDERS: JPMORGAN CHASE BANK

                                    By: /s/ John P. McDonagh
                                        ------------------------
                                        Name: John P. McDonagh
                                        Title: Managing Director

                                    Principal Amount of Loans Owned or
                                    Controlled: $ 25,000,000,00

                                    REVOLVER LENDERS: SPS HIGH YIELD LOAN
                                    TRADING

                                    By: /s/ John P. McDonagh
                                        ---------------------------
                                        Name: John P. McDonagh
                                        Title: Managing Director

                                    Principal Amount of Loans Owned or
                                    Controlled: $ 15,000,000,00

                                    REVOLVER LENDERS: Bank of America NA

                                    By: /s/ [ILLEGIBLE]
                                        ---------------------------
                                        Name: [ILLEGIBLE]
                                        Title: [ILLEGIBLE]

                                    Principal Amount of Loans Owned or
                                    Controlled: [ILLEGIBLE]

                                 KBC BANK N.V.

                                 By: /s/ [ILLEGIBLE]        /s/ ROBERT SNAUFFER
                                     -------------------------------------------
                                     Name [ILLEGIBLE]       ROBERT SNAUFFER
                                     Title: VICE PRESIDENT  FIRST VICE PRESIDENT

                                 Principal Amount of Loans Owned or
                                 Controlled: $ 10,000,000

                                         REVOLVER LENDERS:
                                         LaSalle Bank N.A.

                                         By: /s/ John M. Schuessler
                                             --------------------------
                                             Name: John M. Schuessler
                                             Title: First Vice President

                                         Principal Amount of Loans Owned or
                                         Controlled: $20,000,000.00

                                         REVOLVER LENDERS:

                                         U.S. Bank National Association

                                         By: /s/ Daniel E. Falstad
                                             -------------------------
                                             Name: Daniel E. Falstad
                                             Title: Vice President

                                         Principal Amount of Loans Owned or
                                         Controlled: $20,000,000.00

                                        REVOLVER LENDERS: WASHINGTON MUTUAL BANK

                                        By: /s/ Bruce Kendrex
                                            -------------------------
                                            Name: BRUCE KENDREX
                                            Title: VICE PRESIDENT

                                        Principal Amount of Loans Owned or
                                        Controlled: $20,000,000.00

                                         REVOLVER LENDERS:
                                         [ILLEGIBLE]

                                         By: /s/ [ILLEGIBLE]
                                             -------------------------
                                             Name: [ILLEGIBLE]
                                             Title: SENIOR VICE PRESIDENT

                                         Principal Amount of Loans Owned or
                                         Controlled: $20,000,000

                                    EXHIBIT A

                             AMERCO REVOLVER LENDERS

                                   TERM SHEET

         This Term Sheet describes the principal terms of the proposed restructuring and recapitalization of certain of the outstanding indebtedness of AMERCO, a Nevada corporation ("AMERCO"), pursuant to a plan of reorganization (the "Plan") in accordance with (a) Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") and (b) the terms and conditions contained herein. This Term Sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Plan.

                               CERTAIN DEFINITIONS

                  "AREC" means Amerco Real Estate Company.

                  "Effective Date" means the date the Plan becomes effective in accordance with its terms and conditions.

                  "Term Loan A Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Plan, in the aggregate face amount not to exceed $350,000,000.

                  "Term Loan B Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Plan, in the aggregate face amount not to exceed $200,000,000.

                  "Debtor or Debtors" means, collectively, AMERCO, AREC and any other affiliates or subsidiaries of AMERCO or AREC that file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, other than PAC Fourteen, Inc. and PAC Fifteen, Inc.

                  "New Notes" means, collectively, the Term Loan A Notes and the Term Loan B Notes.

                  "Noteholders" means the holders of the Notes.

         CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THE AMERCO-REVOLVER LENDERS RESTRUCTURING AGREEMENT BY AND AMONG AMERCO, THE ADMINISTRATIVE AGENT AND THE REVOLVER LENDERS SIGNATORY THERETO (THE "RESTRUCTURING AGREEMENT").

                          TREATMENT OF REVOLVER LENDERS

CLASSIFICATION:                     The Plan will place the claims of the
                                    Revolver Lenders under the Credit Agreement in a single class or subclass, and such class or subclass will be impaired and entitled to vote on the Plan.

CASH DISTRIBUTIONS FROM DIP         Upon execution of the Restructuring
FACILITY:                           Agreement, the Revolver Lenders will receive
                                    a cash distribution of $51,250,000 (25% of the principal amount of the Existing Loans).

CASH DISTRIBUTIONS ON               On the Effective Date of the Plan, the
EFFECTIVE DATE:                     Revolver Lenders will receive an additional
                                    cash distribution of $71,750,000 (35% of the principal amount of the Existing Loans), plus additional cash in the amount of any and all accrued but unpaid interest on the Existing Loans up to the Effective Date, payable at the non-default rate.

NEW NOTES:                          $48,400,000 (23.6% of the principal amount
                                    of the Existing Loans) exchanged for and satisfied with Term Loan A Notes under the Emergence Facility in the amount (net after any discount) of $48,400,000, subject to the Syndication Terms set forth in this Term
                                    Sheet.

                                    $33,600,000 (16.4% of the principal amount of the Existing Loans) exchanged for and satisfied with Term Loan B Notes under the Emergence Facility having an aggregate Market Value (as defined below) of $33,600,000, subject to the Syndication Terms set forth in this Term Sheet.

TERMS OF NEW NOTES:                 As the new notes are to be issued under the
                                    Emergence Facility, the new notes (under both Term Loan A and Term Loan B) will be identical to the notes issued under the Emergence Facility and will be issued under the same credit agreement, note purchase agreement, or comparable governing document, and will be governed by and entitled to all of the same benefits and terms as the Term
                                    Loan A Notes and Term Loan B Notes,
                                    including borrowers, guarantors, maturity date, early termination provisions, collateral, lien priority, interest rate, fees, and all other terms of the Foothill
                                    Term Sheet, subject to the qualification that the maturity of the New Notes may not exceed 5 years from date of issuance;

FEES: On the Effective Date, the Revolver Lenders will receive 2% of the par amount of Term Loan B Notes actually issued to the Revolver Lenders, in addition to any fees provided under the Foothill Term Sheet generally to buyers of any of the Term Loan A or Term Loan B Notes

CLOSING CONDITIONS                  - Term Loan A and Term Loan B shall be
                                    subject to conditions precedent
                                    substantially similar to those set forth in the Foothill Term Sheet.

                                    - Treatment in the Chapter 11 case of the Noteholders will be substantially as set forth in that certain Restructuring Agreement dated as of August 12, 2003, among the Noteholders and AREC (the "Noteholders Restructuring Agreement").

                                    - Treatment in the Chapter 11 case of
                                    AMERCO's general unsecured claims will
                                    provide for cash not in excess of 35% of their allowed general unsecured claims, with the balance thereof to be satisfied through a combination of Term Loan B Notes and other securities with a priority position junior to the Term Loan B Notes in the collateral securing the Term Loan B Notes.

RELEASE AND EXCULPATION             The Plan will contain release and
PROVISIONS:                         exculpation provisions in substantially the
                                    following form:

                                    1. As of the Effective Date, the Debtors and reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 cases or the Plan (other than the rights of the Debtors or reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen on unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking - place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the

                                    Chapter 11 cases or the Plan, and that may be asserted by or on behalf of the Debtors or their estates or the reorganized Debtors against (a) the directors, officers, employees, agents and professionals of the Debtors, (b) the holders of prepetition lender claims and the agents thereof, (c) the DIP Facility agent and the holders of DIP Facility claims, (d) each Noteholder and Revolver Lender, and (e) the respective directors, officers, employees, agents and professionals of the entities released in subclauses (b) - (d) acting in such capacity.

                                    2. As of the Effective Date, each
                                    prepetition lender, each Noteholder and
                                    Consenting Party (solely in its capacity as the holder of an Existing Loan) and each holder of an impaired claim that affirmatively elects on the ballot for voting on the Plan to do so, shall in consideration for the obligations of the Debtors and the reorganized Debtors under the Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the reorganized Debtors' obligations under the Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event on other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 cases, or the Plan against (a) the Debtors and the reorganized Debtors, (b) the directors, officers, employees, agents and professionals of the Debtors, (c) the holders of prepetition lender claims and the a gents thereof, (d) the DIP Facility agent and the holders of DIP Facility claims, (e) each Noteholder and Revolver Lender, and (f) the respective directors, officers, employees, agents and professionals of the entities released in subclauses (c)-(e) acting in such capacity.

                                    3. None of the Debtors, the reorganized
                                    Debtors, the

                                    Noteholders, the Revolver Lenders, holders of DIP Facility claims, the DIP Facility agent, the holders of prepetition lender claims, the agents thereto, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 cases, formulating negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

EMERGENCE FACILITY:                 On the Effective Date, the Debtors shall
                                    close the Emergence Facility with
                                    substantially the terms and conditions set forth in the Foothill Term Sheet.

                                    All funded obligations outstanding under the DIP Facility on the Effective Date shall be repaid from borrowings under the Emergence Facility.

SYNDICATION RIGHTS:                 1. AMERCO will obtain ratings for the Term
                                    Loan B Notes from either S&P or Moody's
                                    prior to closing.

                                    2. If the Term Loan B Notes are syndicated as described below, then the "Market Value" of the Term Loan B Notes shall be the price (net after any discounts) at which Term Loan B Notes are purchased in such syndication.

                                    3. AMERCO will use its best efforts to
                                    arrange for the placement of a portion of the Term Loan B Notes to Market Participants (as defined below). The proceeds of any commitments from new Market Participants above $30 million aggregate face amount of Term Loan B Notes will be paid initially to the Revolver Lenders until the total cash received by the Revolver Lenders equals 65% of the principal amount of the Existing Loans, and all proceeds thereafter will be paid, on a pro rata basis, to the Revolver Lenders and Noteholders, in lieu of an equal amount of Term Loan B Notes to reduce, on a pro rata basis, the principal amounts of Term Loan B Notes to be distributed to the Revolver Lenders and the Noteholders under the Plan in accordance with this Restructuring Agreement and the Noteholders Restructuring Agreement.

                                    4. In addition to any fees payable to the Revolver Lenders under "Fees" above, to the extent the Term Loan B Notes are offered in a syndication with fees, discounts, increased spreads or any other additional compensation not already taken into account in the determination of Market Value (whether paid pre-or post-closing of the Term Loan B Notes, and including any "pricing flex"), the Revolver Lenders will fully participate therein, on the same terms offered or issued to each other holder of Term Loan B Notes.

                                    5. If less than $20 million of Term Loan B
                                    Notes are sold to Market Participants on the same terms as are to be issued to the Revolver Lenders under the Restructuring Agreement, then the Revolver Lenders will receive Term Loan A Notes in the amount (net after any discount) of $33,600,000, instead of any Term Loan B Notes, and the Revolver Lenders will not participate in the Term Loan B Notes.

                                    For purposes of this Term Sheet, "Market
                                    Participants" is defined as recognized
                                    institutional investors not affiliated with the Debtors or with any "insider" (as that term is defined in the Bankruptcy Code) of the Debtors.

REVOLVER LENDER FEES:               The reasonable fees and expenses of the
                                    financial and legal professionals retained by the Administrative Agent or the Revolver
                                    Lenders shall be paid on the Effective Date of the Plan.

                                    EXHIBIT E

              SAC HOLDING PARTICIPATION AND SUBORDINATION AGREEMENT

               [TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE]

                                    EXHIBIT F

                        AMERCO/AREC GUARANTY OBLIGATIONS

                                 [SEE ATTACHED]

                        AMERCO/AREC GUARANTY OBLIGATIONS

          LESSOR/OWNER                        LESSEE              DATE FUNDED
---------------------------------   ---------------------------   -----------
BANC ONE LEASING CORPORATION        U-HAUL LEASING & SALES CO.     26-Jun-96

GENERAL FOODS CREDIT
CORPORATION AS OWNER
PARTICIPANT                         U-HAUL LEASING & SALES CO.     28-Jun-96

FLEET NATIONAL BANK AND NOW
KNOWN AS US BANK AS OWNER
TRUSTEE                             U-HAUL LEASING & SALES CO.     28-Jun-96

FIRST SECURITY BANK, NA
NOW KNOWN AS WELLS FARGO BANK, NA
AS INDENTURE TRUSTEE                U-HAUL LEASING & SALES CO.     28-Jun-96

BANCBOSTON LEASING, INC. NOW
KNOWN AS FIRST UNION LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.     01-Aug-96

WELLS FARGO BANK, NA                U-HAUL LEASING & SALES CO.     15-Aug-96

BANCORP LEASING OF HAWAII , INC.
NOW KNOWN AS PACIFIC CENTURY
LEASING, INC.                       U-HAUL LEASING & SALES CO.     29-Aug-96

USL CAPITAL LEASING NOW KNOWN
AS GENERAL ELECTRIC CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     30-Aug-96

PNC LEASING CORPORATION             U-HAUL LEASING & SALES CO.     12-Sep-96

SAFECO CREDIT COMPANY, INC. NOW
KNOWN AS GENERAL ELECTRIC
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     26-Sep-96

THE CIT GROUP/EQUIPMENT FINANCE     U-HAUL LEASING & SALES CO.     25-Oct-96

BANCBOSTON LEASING, INC. NOW
KNOWN AS NATIONAL CITY LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.     30-Oct-96

THE CIT GROUP/EQUIPMENT FINANCE     U-HAUL LEASING & SALES CO.     28-Apr-97

CARGILL LEASING CORPORATION NOW
KNOWN AS US BANCORP LEASING AND
FINANCIAL                           U-HAUL LEASING & SALES CO.     12-May-97

CARGILL LEASING CORPORATION NOW
KNOWN AS KREDIETBANK, N.V.          U-HAUL LEASING & SALES CO.     12-May-97

CARGILL LEASING CORPORATION NOW
KNOWN AS US BANCORP LEASING AND
FINANCIAL                           U-HAUL LEASING & SALES CO.     12-May-97

BANC ONE LEASING CORPORATION        U-HAUL LEASING & SALES CO.     27-May-97

KEYCORP LEASING LTD.                U-HAUL LEASING & SALES CO.     28-May-97

FLEET CAPITAL CORPORATION NOW
KNOWN AS MIZUHO LEASING INC.        U-HAUL LEASING & SALES CO.     02-Jun-97

FLEET CAPITAL CORPORATION NOW
KNOWN AS OVERLAND CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     02-Jun-97

FLEET CAPITAL CORPORATION NOW
KNOWN AS OVERLAND CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     02-Jun-97

CHASE EQUIPMENT LEASING, INC.
NOW KNOWN AS JP MORGAN LEASING,
INC.                                U-HAUL LEASING & SALES CO.     27-Jun-97

BB&T LEASING CORPORATION            U-HAUL LEASING & SALES CO.     27-Jun-97

BNY CAPITAL RESOURCES
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Jul-97

SIGNET LEASING AND FINANCIAL NOW
KNOWN AS FIRST UNION COMMERCIAL
CORPORATION                         U-HAUL LEASING & SALES CO.     23-Jul-97

BANCBOSTON LEASING, INC. NOW
KNOWN AS FLEET CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     30-Jul-97

BARNETT BUSINESS FINANCE
CORPORATION NOW KNOWN AS BA
LEASING & CAPITAL CORPORATION       U-HAUL LEASING & SALES CO.     22-Aug-97

PITNEY BOWES CREDIT CORPORATION
NOW KNOWN AS EASTERN BANK           U-HAUL LEASING & SALES CO.     05-Sep-97

FLEET CAPITAL CORPORATION           U-HAUL LEASING & SALES CO.     19-Dec-97

BARNETT BUSINESS FINANCE
CORPORATION NOW KNOWN AS BA
LEASING & CAPITAL CORPORATION       U-HAUL LEASING & SALES CO.     26-Dec-97

US BANCORP LEASING AND FINANCIAL    U-HAUL CO. OF OREGON           28-Jan-99

CORESTATES LEASING, INC. NOW
KNOWN AS FIRST UNION COMMERCIAL
CORPORATION                         U-HAUL LEASING & SALES CO.     06-Mar-98

SUMITOMO BANK OF CALIFORNIA
NOW KNOWN AS ZIONS CREDIT
CORPORATION                         U-HAUL LEASING & SALES CO.     13-Mar-98

BANC ONE LEASING CORPORATION        U-HAUL LEASING & SALES CO.     20-Mar-98

COMERICA LEASING CORPORATION        U-HAUL LEASING & SALES CO.     26-Mar-98

BA LEASING & CAPITAL CORPORATION    U-HAUL LEASING & SALES CO.     27-Mar-98

PITNEY BOWES CREDIT CORPORATION     U-HAUL LEASING & SALES CO.     30-Mar-98

FLEET CAPITAL CORPORATION NOW
KNOWN AS THE FIFTH THIRD LEASING
COMPANY                             U-HAUL LEASING & SALES CO.     30-Mar-98

FLEET CAPITAL CORPORATION NOW
KNOWN AS MIZUHO LEASING INC.        U-HAUL LEASING & SALES CO.     30-Mar-98

FLEET CAPITAL CORPORATION NOW
KNOWN AS LASALLE NATIONAL
LEASING CORPORATION                 U-HAUL LEASING & SALES CO.     30-Mar-98

GENERAL ELECTRIC CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     15-May-98

AMERICAN FINANCE GROUP, INC. NOW
KNOWN AS US BANCORP LEASING AND
FINANCIAL                           U-HAUL LEASING & SALES CO.     15-Jun-98

NEWCOURT FINANCIAL USA, INC. NOW
KNOWN AS US BANCORP LEASING AND
FINANCIAL                           U-HAUL LEASING & SALES CO.     30-Jun-98

CHASE EQUIPMENT LEASING, INC.
NOW KNOWN AS JP MORGAN LEASING,
INC.                                U-HAUL LEASING & SALES CO.     15-Jul-98

CONCORD COMMERCIAL, DIVISION OF
HSBC BUSINESS LOANS, INC.           U-HAUL LEASING & SALES CO.     20-Jul-98

FIRSTMERIT LEASING CORPORATION      U-HAUL LEASING & SALES CO.     27-Jul-98

SANWA BUSINESS CREDIT
CORPORATION NOW KNOWN AS FLEET
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     24-Aug-98

SAFECO CREDIT COMPANY, INC. NOW
KNOWN AS GENERAL ELECTRIC
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     26-Aug-98

FLEET CAPITAL CORPORATION           U-HAUL LEASING & SALES CO.     08-Sep-98

FLEET CAPITAL CORPORATION           U-HAUL LEASING & SALES CO.     08-Sep-98

FLEET CAPITAL CORPORATION NOW
KNOWN AS BB&T LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.     08-Sep-98

CITIZENS LEASING CORPORATION        U-HAUL LEASING & SALES CO.     23-Sep-98

BANCBOSTON LEASING, INC. NOW
KNOWN AS FLEET CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Oct-98

BANCBOSTON LEASING, INC. NOW
KNOWN AS FLEET CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Oct-98

CITICORP LEASING, INC.              U-HAUL LEASING & SALES CO.     23-Oct-98

COMERICA LEASING CORPORATION        U-HAUL LEASING & SALES CO.     16-Jun-99

FLEET CAPITAL CORPORATION NOW
KNOWN AS MIZUHO LEASING INC.        U-HAUL LEASING & SALES CO.     16-Jun-99

BANC ONE LEASING CORPORATION        U-HAUL LEASING & SALES CO.     17-Jun-99

SUNTRUST LEASING CORPORATION        U-HAUL LEASING & SALES CO.     28-Jun-99

BNY CAPITAL RESOURCES
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Jul-99

ALLFIRST BANK NOW KNOWN AS M&T
BANK                                U-HAUL LEASING & SALES CO.     15-Jul-99

HSBC BUSINESS LOANS, INC.           U-HAUL LEASING & SALES CO.     23-Jul-99

SAFECO CREDIT COMPANY, INC. NOW
KNOWN AS GENERAL ELECTRIC
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     01-Sep-99

CITIZENS LEASING CORPORATION        U-HAUL LEASING & SALES CO.     10-Sep-99

SOUTHTRUST BANK N.A.                U-HAUL LEASING & SALES CO.     10-Sep-99

BA LEASING & CAPITAL CORPORATION    U-HAUL LEASING & SALES CO.     15-Oct-99

NATIONAL CITY LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Dec-99

NATIONAL CITY LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.     15-Dec-99

HSBC BUSINESS LOANS, INC.           U-HAUL LEASING & SALES CO.     15-Dec-99

SOUTHTRUST BANK N.A.                U-HAUL LEASING & SALES CO.     15-Dec-99

BB&T LEASING CORPORATION            U-HAUL LEASING & SALES CO.     03-Feb-00

MELLON US LEASING, A DIVISION OF
MELLON US LEASING CORPORATION
NOW KNOWN AS GENERAL ELECTRIC
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     10-Feb-00

COMERICA LEASING CORPORATION        U-HAUL LEASING & SALES CO.     01-Mar-00

HSBC BUSINESS LOANS, INC.           U-HAUL LEASING & SALES CO.     06-Mar-00

THE FIFTH THIRD LEASING COMPANY     U-HAUL LEASING & SALES CO.     10-Mar-00

US BANCORP LEASING AND FINANCIAL    U-HAUL LEASING & SALES CO.     30-Mar-00

FIRSTMERIT                          U-HAUL LEASING & SALES CO.     30-Mar-00

BANC ONE LEASING                    U-HAUL LEASING & SALES CO.     07-Apr-00

FIRSTMERIT LEASING CORPORATION      U-HAUL LEASING & SALES CO.     14-Apr-00

SUNTRUST LEASING CORPORATION        U-HAUL LEASING & SALES CO.     17-Apr-00

GENERAL ELECTRIC CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.     28-Apr-00

FIRST SECURITY BANK, N.A. NOW
KNOWN AS GENERAL ELECTRIC
CAPITAL CORPORATION                 U-HAUL LEASING & SALES CO.     05-May-00

ICX CORPORATION                     U-HAUL LEASING & SALES CO.     15-May-00

LEASE PLAN USA, INC. NOW KNOWN
AS CITICORP LEASING, INC.           U-HAUL LEASING & SALES CO.     01-Jun-00

CITICORP LEASING, INC.              U-HAUL LEASING & SALES CO.     02-Jun-00

ZIONS CREDIT CORPORATION            U-HAUL LEASING & SALES CO.     09-Jun-00

WELLS FARGO BANK, N.A.              U-HAUL LEASING & SALES CO.     15-Jun-00

KEYCORP LEASING, A DIVISION OF
KEY CORPORATE CAPITAL INC.          U-HAUL LEASING & SALES CO.     22-Jun-00

GENERAL ELECTRIC CAPITAL
BUSINESS ASSET FUNDING
CORPORATION                         U-HAUL LEASING & SALES CO.        23-Jun-00

GENERAL FOODS CREDIT INVESTORS
NO. 2 CORPORATION AS OWNER
PARTICIPANT                         U-HAUL LEASING & SALES CO.        30-Jun-00

NORWEST BANK MINNESOTA, N.A.
NOW KNOWN AS WELLS FARGO BANK,
N.A, AS OWNER TRUSTEE OR
PURCHASER                           U-HAUL LEASING & SALES CO.        30-Jun-00

COMMERCE BANK, N.A.                 U-HAUL LEASING & SALES CO.        14-Jul-00

AMERICAN FINANCE GROUP, INC.,
D/B/A GUARANTY CAPITAL
CORPORATION NOW KNOWN AS HSBC
BUSINESS LOANS. INC.                U-HAUL LEASING & SALES CO.        21-Jul-00

AMERICAN FINANCE GROUP, INC.,
D/B/A GUARANTY CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.        21-Jul-00

AMERICAN FINANCE GROUP, INC.,
D/B/A GUARANTY CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.        21-Jul-00

KEYCORP LEASING, A  DIVISION OF
KEY CORPORATE CAPITAL INC.          U-HAUL LEASING & SALES CO.        28-Jul-00

GENERAL ELECTRIC CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.        28-Jul-00

FLEET CAPITAL CORPORATION NOW
KNOWN AS OVERLAND CAPITAL
CORPORATION                         U-HAUL LEASING & SALES CO.        02-Aug-00

FLEET CAPITAL CORPORATION NOW
KNOWN AS MIZUHO LEASING INC.        U-HAUL LEASING & SALES CO.        04-Aug-00

FLEET CAPITAL CORPORATION NOW
KNOWN AS PNC LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.        04-Aug-00

NATIONAL CITY LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.        10-Aug-00

COMERICA LEASING CORPORATION        U-HAUL LEASING & SALES CO.        11-Aug-00

CITIZENS LEASING CORPORATION        U-HAUL LEASING & SALES CO.        21-Aug-00

LASALLE NATIONAL LEASING
CORPORATION                         U-HAUL LEASING & SALES CO.        29-Aug-00

ZIONS CREDIT CORPORATION            U-HAUL LEASING & SALES CO.        01-Sep-00

PROVIDENT COMMERCIAL GROUP, INC.    U-HAUL LEASING & SALES CO.        06-Sep-00

BOKF EQUIPMENT FINANCE INC.         U-HAUL LEASING & SALES CO.        08-Sep-00

GENERAL ELECTRIC CAPITAL
BUSINESS ASSET FUNDING
CORPORATION                         U-HAUL LEASING & SALES CO.        15-Sep-00

FIRSTSTAR BANK, N.A. NOW KNOWN
AS US BANCORP LEASING AND
FINANCIAL                           U-HAUL LEASING & SALES CO.        15-Sep-00

ROYAL BANK OF CANADA                U-HAUL CO.(CANADA) LTD.           30-Sep-00

GENERAL ELECTRIC CAPITAL
CORPORATION OF TENNESSEE            U-HAUL LEASING & OREGON           17-Nov-00

FIRST SECURITY BANK, N.A. NOW
KNOWN AS WELLS FARGO BANK, N.A.     U-HAUL LEASING & SALES CO.        01-Dec-00

BOKF EQUIPMENT FINANCE INC.         U-HAUL LEASING & SALES CO.        01-Dec-00

KANSAS CITY INDUSTRIAL CAPITAL,     U-HAUL CO. OF KANSAS, INC, dba
LLC                                 KC ENGINE SHOP                    12-Apr-01

TCF LEASING, INC.                   U-HAUL LEASING & SALES CO.        01-Jun-01

BNY CAPITAL RESOURCES
CORPORATION                         U-HAUL LEASING & SALES CO.        26-Jun-01

ZIONS CREDIT CORPORATION         U-HAUL LEASING & SALES CO.           06-Sep-01

BANC ONE LEASING CORPORATION     U-HAUL LEASING & SALES CO.           30-Oct-01

KEYCORP LEASING, A DIVISION OF
KEY CORPORATE CAPITAL INC.       U-HAUL LEASING & SALES CO.           04-Dec-01

KEYCORP LEASING, A DIVISION OF
KEY CORPORATE CAPITAL INC.       U-HAUL LEASING & SALES CO.           04-Dec-01

KEYCORP LEASING, A DIVISION OF
KEY CORPORATE CAPITAL INC.       U-HAUL LEASING & SALES CO.           04-Dec-01

KEYCORP LEASING, A DIVISION OF
KEY CORPORATE CAPITAL INC.       U-HAUL LEASING & SALES CO.           04-Dec-01

FIRSTMERIT LEASING CORPORATION   U-HAUL LEASING & SALES CO.           07-Mar-02

CITIZENS LEASING CORPORATION     U-HAUL LEASING & SALES CO.           28-Jun-02

BANC ONE LEASING CORPORATION     U-HAUL LEASING & SALES CO.           24-Sep-02

IBM CREDIT CORPORATION           Republic Western Insurance Company   30-Sep-02

BERND FREYTAG                    AREC                                   MTM

STATE OF CALIFORNIA DOT          AREC                                   MTM

MARY MACARIO                     AREC                                  1-Feb-02

COCO'S/CARROWS                   AREC                                  1-Jun-03

COLORADO DOT                     AREC                                  1-Mar-03

COOK COUNTY DEPT OF REVENUE      AREC                                  1-Sep-02

ELLIE SALTZMAN                   AREC                                  1-Jun-99

NORFOLK SOUTHERN CORP            AREC                                  1-Apr-99

AIRPORT GARDEN INVESTORS         AMERCO                                1-Nov-98

BATON ROUGE WATER CO             N/A*                                    N/A*

CITY OF HOUSTON                  N/A*                                    N/A*

COMED                            N/A*                                    N/A*

GMAC COMMERICAL HOLDING CORP.,
AS ADMINISTRATIVE AGENT          AMERCO#                              28-Feb-03

* These entries identify agreements wherein AMERCO has guaranteed U-Haul's obligations to certain providers of utility services, so no lessee is identified in these entries.

# This entry identifies AMERCO's execution of a support party agreement on behalf of PM Preferred Properties, LP ("PMPP"), in relation to a credit facility under which PMPP is borrower and GMAC is lender. Accordingly, lessor and lessee nomenclature is inappropriate for this entry.

                                    EXHIBIT G

                                 PMSR AGREEMENT

                                 [SEE ATTACHED]

                                 PMSR AGREEMENT

         This PMSR Agreement (this "Agreement") is made and entered into as of [the Effective Date], by AMERCO, a Nevada corporation ("AMERCO"), Private Mini Storage Realty, L.P., a Texas limited partnership ("PMSR"), JPMorgan Chase Bank, as Administrative Agent under the Credit Agreement described below (the "Administrative Agent"), and the lenders under the Credit Agreement described below (the "Lenders"). AMERCO, the Administrative Agent and the Lenders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, AMERCO is the Support Party under that certain Support Party Agreement dated as of December 30, 1997 (the "Support Party Agreement"), with respect to the indebtedness of PMSR under that certain Amended and Restated Credit Agreement dated as of March 3, 2003 (as amended to date, the "Credit Agreement"), among PMSR, Storage Realty L.L.C., the Lenders and the Administrative Agent.

         WHEREAS, pursuant to that certain Non-Exoneration Letter dated as of March 3, 2003, AMERCO acknowledged its obligations under the Support Party Agreement to purchase all of the outstanding loans made by the Lenders to PMSR in the aggregate principal amount of $55.55 million (the "PMSR Support Obligations").

         WHEREAS, on June 20, 2003, AMERCO filed for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 101, et. seq. (the "Bankruptcy Code"), before the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") and on August 13, 2003, AMERCO Real Estate Company ("AREC") filed for relief under Chapter 11 of the Bankruptcy Code before the Bankruptcy Court.

         WHEREAS, on October 6, 2003, AMERCO and AREC filed a Joint Plan of Reorganization (the "Plan") with the Bankruptcy Court, which was amended and was subsequently confirmed by the Bankruptcy Court on _____, 2004. Capitalized terms used herein without definition have the meanings ascribed to them in the Plan.

         WHEREAS, under the Plan, the Lenders have an Allowed Class 7 Claim of $55.55 million plus any unpaid interest or charges owing under the Credit Agreement and will receive a Pro Rata share of each of the following on the Effective Date: (i) Cash in an amount to be determined; (ii) New Term Loan B Notes in a principal amount to be determined; (iii) SAC Holding Senior Notes in the Face Amount of $200 million; and (iv) New AMERCO Notes in an amount to be determined (the SAC Holding Senior Notes, the New Term Loan B Notes and the New AMERCO Notes received by the Lenders are hereinafter referred to as the "New Debt Securities"); and the sum of the cash and the Face Amount of the New Debt Securities that the Lenders are to receive under the Plan will equal their Allowed Class 7 Claim.

         WHEREAS, pursuant to the Plan, Reorganized AMERCO and the Lenders are required to enter into this Agreement on the Effective Date of the Plan.

         WHEREAS, the purpose of this Agreement is to prevent the Lenders from being paid twice (i.e., once on the Loans (as defined in the Credit Agreement) and again on the New Debt

Securities).

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         1. Recitals. Each of the foregoing Recitals is incorporated hereby as if fully set forth herein.

         2. New Debt Securities to be Issued to Administrative Agent. Each Lender hereby agrees that all of the New Debt Securities to be issued to the Lenders in partial satisfaction of the Lenders' Allowed Class 7 Claims shall be issued to the Administrative Agent on behalf of the Lenders, and the Administrative Agent agrees to hold such New Debt Securities as agent for and on behalf of the Lenders in accordance with this Agreement. Subject to Section 4 below, the Administrative Agent agrees to distribute all payments of principal of, and interest and other amounts on, such New Debt Securities that the Administrative Agent then holds to the Lenders on a Pro Rata basis promptly upon receipt.

         3. Assignment on Effective Date; Promissory Notes. Each Lender hereby assigns to AMERCO a portion of its Loans (as defined in the Credit Agreement) in an aggregate principal amount equal to the Cash received by such Lender on the Effective Date in partial satisfaction of the principal portion of its Allowed Class 7 Claim. PMSR and the Administrative Agent hereby consent to such assignment.

         4. Interest Payments, (a) The Administrative Agent shall distribute all payments of interest on the Loans to the Lenders in accordance with the Credit Agreement. So long as no default in the payment of interest has occurred and is continuing under the New Debt Securities, then, except as otherwise provided in this paragraph, upon the Administrative Agent's receipt of each payment of interest on any New Debt Securities (the date of such payment, an "NDS Interest Payment Date"), the Administrative Agent shall within one (1) Business Day thereafter distribute a portion of such interest to AMERCO in an amount equal to the product of (i) the interest on the Loans paid to the Lenders during the Interest Payment Period (as hereafter defined) ending on such NDS Interest Payment Date and (ii) a fraction, the numerator of which equals the outstanding aggregate principal amount of the New Debt Securities for which interest was received by the Administrative Agent on the relevant NDS Interest Payment Date and the denominator of which equals the outstanding aggregate principal amount of all New Debt Securities held by the Administrative Agent on such NDS Interest Payment Date. Any amount of interest on the New Debt Securities not distributed to AMERCO in accordance with the immediately preceding sentence shall be distributed to the Lenders on a pro rata basis.

                           (b) For purposes of this Agreement, an "Interest Payment Period" is the period commencing on the Effective Date and ending on the first NDS Interest Payment Date, and each subsequent Interest Payment Period commences on the day after the preceding NDS Interest Payment Date and ends on the next succeeding NDS Interest Payment Date.

                           (c) If any payment of interest on the New Debt Securities is made other than on the date it is due, the Administrative Agent shall distribute AMERCO's portion of the payment to AMERCO 95 days after the payment date. If the payor of the interest becomes a debtor in a case under the Bankruptcy Code within the 95-day period, then the Administrative Agent shall not distribute any portion until such time as there is a final resolution of whether any interest payment is avoidable or recoverable in the bankruptcy case. At the time of such final resolution, the Administrative Agent shall retain or shall transfer to AMERCO the interest payment based on the amount, if any, that the Administrative Agent retains (for distribution to the Lenders) of the payment.

         5. Principal Payments on New Debt Securities. If the issuer of a New Debt Security pays any principal owing on the New Debt Security to the Administrative Agent, or redeems such New Debt Security, then, except as otherwise provided in this paragraph, the Administrative Agent shall transfer an amount of Loans with a face amount equal to the amount of any principal paid or redeemed on the New Debt Security to AMERCO on the date that is 95 days after the date of the principal payment or redemption, together with any interest and principal payments made on such Loans during such 95 day period, if the issuer of the New Debt Securities redeemed or on which principal payments were made has not then become a debtor in a case under the Bankruptcy Code. If the issuer has become a debtor in a case under the Bankruptcy Code within the 95-day period, then the Administrative Agent may continue to hold the Loans (together with any interest and principal payments thereon) that otherwise would have been assigned and transferred until such time as there is a final resolution of whether any principal or redemption payment to the Administrative Agent is avoidable or recoverable in the bankruptcy case. At the time of such final resolution, the Administrative Agent shall retain the Loans (together with any interest and principal payments thereon) or shall transfer and assign the Loans (together with any interest and principal payments thereon) to AMERCO based on the amount, if any, that the Administrative Agent retains (for distribution to the Lenders) of the principal or redemption payment. PMSR and the Administrative Agent hereby consent to any assignment pursuant to this Section 5.

         6. Sale of New Debt Securities. If any Lender (a "Selling Lender"), acting in its sole discretion, decides to sell all or a portion of the New Debt Securities held on behalf of such Lender by the Administrative Agent to a third party, such Selling Lender shall notify the Administrative Agent and AMERCO of such sale and, upon the closing of such sale, (i) the Administrative Agent shall release such New Debt Securities to the buyer and (ii) such Selling Lender shall assign to AMERCO a portion of its Loans in an aggregate principal amount equal to the Face Amount of the New Debt Securities sold by such Selling Lender. PMSR and the Administrative Agent hereby consent to any such assignment.

         7. Sale or Assignment of Loans. If any Lender (an "Assigning Lender"), acting in its sole discretion, decides to sell or assign all or a portion of its Loans to a third party, in addition to complying with the assignment provisions of the Credit Agreement, such Assigning Lender shall (i) require that such third party agree in writing to become a party to this Agreement and be treated as a Lender for all purposes with respect to the assigned Loans; and (ii) notify the Administrative Agent of such sale or assignment and, upon the closing of such sale or assignment, the Administrative Agent shall hold all (or if only a portion of the Loans of the Assigning Lender are being sold or assigned, a corresponding portion) of the New Debt Securities held by the

Administrative Agent on behalf of the Assigning Lender as agent for and on behalf of the buyer or assignee of the Loans, subject to all of the terms and provisions of this Agreement.

         8.       Repayment of Loans.

                           (a) The Administrative Agent shall distribute all payments of principal on the Loans to the Lenders in accordance with the Credit Agreement and, except as otherwise provided in this paragraph 8, shall, 95 days after the date of payment, transfer New Debt Securities in an aggregate Face Amount equal to such principal payment to AMERCO. New Debt Securities so transferred to AMERCO shall be in the following order: (i) first, New AMERCO Notes; (ii) second, New Term Loan B Notes; and (iii) third, SAC Holding Senior Notes.

                           (b) If the Loans, together with accrued interest thereon and any other amounts due to the Administrative Agent and the Lenders under the Credit Agreement, are repaid in full prior to the payment in full of the New Debt Securities, then except as otherwise provided in this paragraph 8, the Administrative Agent shall transfer all New Debt Securities held by it on behalf of the Lenders to AMERCO 95 days after the date of repayment.

                           (c) If PMSR becomes a debtor in a case under the Bankruptcy Code within 95 days after any payment of principal on the Loans, then the Administrative Agent may continue to hold the New Debt Securities that otherwise would have been transferred under this paragraph 8 until such time as there is a final resolution of whether any payment is avoidable or recoverable in the bankruptcy case. At the time of such final resolution, the Administrative Agent shall retain the New Debt Securities (together with any payment of principal or interest thereon) or transfer the New Debt Securities (together with any payment of principal or interest thereon) to AMERCO based on the amount, if any, that the Administrative Agent retains (for distribution to the Lenders) of the payment.

         9. Subordination. AMERCO hereby covenants and agrees that its rights and the rights of any of its subsidiaries, whether now existing or hereafter arising, to receive payment on account of any indebtedness owed to it or any such subsidiary by PMSR, whether under the Loans transferred to it under this Agreement or otherwise, or to receive any payment from PMSR from any other source (other than ordinary expenses relating to the operation of the business of PMSR, paid in PMSR's ordinary course of business) shall at all times be Subordinate (as defined in the Credit Agreement) in accordance with the provisions of Schedule S of the Credit Agreement ("Schedule S") to the full and prior repayment of the amounts outstanding in favor of the Lenders under the Credit Agreement. Except as expressly provided in Schedule S or in Section 4 of this Agreement, neither AMERCO nor any of its subsidiaries shall be entitled to enforce or receive payment of any sums hereby Subordinated until the amounts outstanding under the Credit Agreement in favor of the Lenders have been paid and performed in full and all Commitments terminated, and any such sums received in violation of this Agreement or Schedule S shall be received by AMERCO or its subsidiaries, as applicable, in trust for the Administrative Agent and the Lenders. AMERCO shall cause each subsidiary to Subordinate any indebtedness owed to the subsidiary by PMSR in accordance with the terms of this Section 9. Notwithstanding anything in Schedule S to the contrary, AMERCO shall not have the right to vote on any amendment, waiver or consent with respect to the Credit Agreement or any other Loan Document (as defined in the Credit Agreement) until the termination of this Agreement. If AMERCO transfers any of the Loans that it receives under this Agreement to any other entity, whether or not an AMERCO subsidiary, the subordination provisions of this paragraph shall continue to apply to the transferred Loans as though still held by AMERCO.

         10.      Loans Transferred to AMERCO.

                  (a) Notwithstanding the transfer of Loans to AMERCO under any provision of this Agreement, AMERCO shall not be deemed to be a "Lender" for any purpose under this Agreement. Notwithstanding any other provision of this Agreement, once the Administrative Agent transfers a Loan to AMERCO, the Loan shall no longer be treated as a "Loan" for purposes of this Agreement.

                  (b) If any Loan assigned, in whole or in part, to AMERCO hereunder is evidenced by a promissory note, the assigning Lender shall, promptly upon such assignment, surrender such promissory note to PMSR, and PMSR shall promptly prepare and execute new promissory notes evidencing the Loans retained by such assigning Lender and the Loans assigned to AMERCO and deliver them to the assigning Lender and AMERCO, respectively. If any Loan assigned to AMERCO hereunder is not evidenced by a promissory note, the assigning Lender shall promptly upon such assignment notify PMSR of such assignment, and PMSR shall promptly execute and deliver to AMERCO a new promissory note evidencing the Loan assigned to AMERCO. PMSR shall make all payments required under the promissory notes delivered to AMERCO hereunder directly to AMERCO or as otherwise instructed by AMERCO.

         11. Disclosure. The Parties agree that a copy of this Agreement shall be filed with the Bankruptcy Court.

         12. Termination of Agreement. This Agreement shall terminate on the later to occur of (i) the date that all Loans held by the Lenders on the Effective Date have been assigned or transferred to AMERCO as provided hereunder and (ii) the date that all New Debt Securities held by the Administrative Agent on behalf of the Lenders have been transferred to AMERCO in accordance with
Section 8 hereof.

         13. Costs and Expenses. AMERCO agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery and administration of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement, including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

         14. Representations and Warranties. AMERCO represents and warrants to the Administrative Agent and each Lender that the following statements are true, correct and complete as of the date hereof:

                  (a) Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

                  (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

                  (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

                  (e) Binding Obligation. This Agreement is the legally valid and binding obligation of AMERCO, enforceable against it in accordance with its terms.

                  (f) Bankruptcy Court Approval. This Agreement has been approved by the Bankruptcy Court in connection with the confirmation of a plan of reorganization for AMERCO in its chapter 11 case.

         15. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of AMERCO, PMSR, the Administrative Agent and all of the Lenders.

         16. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

         17. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         19. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

         21. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof, other than successors and assigns of any Party.

         22. Notices. (a) All notices hereunder to be served to AMERCO shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                           AMERCO
                           c/o U-Haul International, Inc.
                           2727 North Central Avenue
                           Suite 500
                           Phoenix, Arizona  85004
                           Attn: Jennifer M. Settles, Esq.
                           Fax: 602-263-6173

                           with copy to:

                           SQUIRE, SANDERS & DEMPSEY L.L.P.
                           40 N. Central Avenue, Suite 2700
                           Phoenix, AZ 85004
                           Attn: Christopher D. Johnson, Esq.
                           Fax: 602-253-8129


                           (b) All notices hereunder to be served to PMSR shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                           Private Mini Storage Realty, L.P.
                           10575 Westoffice Drive
                           Houston, TX 77042

                           Attn: Doug Mulvaney
                           Fax: 713-827-0710

                           with copy to:

                           NATHAN SOMMERS JACOBS & GORMAN
                           2700 Post Oak Boulevard, Suite 2500
                           Houston, TX 77055
                           Attn: Marvin D. Nathan, Esq.
                           Fax: 713-892-4800

                           (c) All notices hereunder to be served to the Administrative Agent or a Lender shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the address or telecopier number for such person set forth above its signature hereto (or at such other addresses or telecopier numbers as shall be specified by like notice), with a copy to:

                           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 South Grand Avenue, 34th Floor
                           Los Angeles, CA 90071
                           Attn: Richard Levin, Esq.
                           Fax: 213-687-5600

         23. Effectiveness. This Agreement shall become effective when AMERCO has received counterparts of this Agreement duly executed and delivered by AMERCO, PMSR, the Administrative Agent and all of the Lenders.

                            [Signature page follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                                 AMERCO

                                 By:______________________________________
                                     Name:________________________________
                                     Title:_______________________________

                       [Additional signature pages follow]

                                 PRIVATE MINI STORAGE REALTY, L.P.

                                 By:   STORAGE REALTY L.L.C, its General Partner

                                       By:______________________________________
                                           Name:________________________________
                                           Title:_______________________________

                                 JP MORGAN CHASE BANK,
                                 AS ADMINISTRATIVE AGENT

                                 By:______________________________________
                                     Name:________________________________
                                     Title:_______________________________

                                 Address for notices:

                                 LENDERS:

                                 By:______________________________________
                                     Name:________________________________
                                     Title:_______________________________

                                 Address for notices:

                                    EXHIBIT H

                            RESTATED BMO MASTER LEASE

                                 [SEE ATTACHED]

              SECOND AMENDED AND RESTATED MASTER LEASE AND OPEN END
                                    MORTGAGE

                      THIS DOCUMENT SECURES FUTURE ADVANCES

         THIS SECOND AMENDED AND RESTATED MASTER LEASE AND OPEN END MORTGAGE, dated as of____________________, 2004, among each institution executing a signature page hereto as a lessor an/or receiving an assignment of a lessor's interest pursuant to Section 12.1 of the Participation Agreement, for so long as such institution shall hold a lessor's interest hereunder (each, individually, a "Lessor" and collectively, the "Lessors"), U-HAUL INTERNATIONAL, INC., a Nevada corporation ("International"), as Lessee of the Existing Properties, AMERCO REAL ESTATE COMPANY, a Nevada corporation ("AREC"), as Lessee of the Properties (other than the Existing Properties) (International and AREC, collectively, the "Lessee"), and BMO GLOBAL CAPITAL SOLUTIONS, INC. (f/k/a Bank of Montreal Global Capital Solutions, Inc. and f/k/a BMO Leasing (U.S.), Inc.), a Delaware corporation, as agent for the Lessors (in such capacity, the "Agent Lessor").

                                   WITNESSETH:

         WHEREAS, pursuant to the Master Lease and Open End Mortgage dated as of December 6, 1996 (the "Original Master Lease"), among International, the lessor parties thereto and the Agent Lessor, such lessors have agreed to lease to International, and the Lessee has agreed to lease from such lessors, each Property;

         WHEREAS, pursuant to the Amended and Restated Master Lease and Open End Mortgage dated as of July 27,1999, a copy of which is attached hereto as Exhibit A (the "Amended Master Lease"), among Lessee, the Lessors and the Agent Lessor, the Original Master Lease was amended and restated in its entirety; and

         WHEREAS, Lessee, the Lessors and the Agent Lessor desire to amend and restate the Amended Master Lease (the Amended Master Lease, as amended and restated as set forth herein and as further amended, supplemented, amended and restated or otherwise modified from time to time after the date hereof, this "Master Lease") to accomplish the following: (i) the prepayment of $5,100,000 of the principal balance of the Lender Base Rent and the Lessor Basic Rent obligations; (ii) extend the Lease Term by seven (7) years; (iii) increase the effective rate of interest to be paid on the Lender Basic Rent and Lessor Basic Rent obligations; and (iv) amortize over thirty (30) years the principal of the Lender Basic Rent and Lessor Basic Rent obligations.

                                    ARTICLE I
              DEFINITIONS; INCORPORATION BY REFERENCE; RATIFICATION

         1.1 Definitions; Interpretation. Capitalized Terms used but not otherwise defined in this Master Lease have the respective meanings specified in Appendix A to the Participation Agreement; and the rules of interpretation set forth in Appendix A to the Participation Agreement shall apply to this Master Lease.

         1.2 Incorporation by Reference; Ratification. The Amended Master Lease is hereby incorporated in this Master Lease by this reference as though fully stated herein; provided, however, that certain of the terms and conditions of the Amended Master Lease are hereby modified on the terms and conditions set forth herein. The parties hereby ratify and confirm the continued force and effect of this Master Lease, and agree that all terms and provisions of the Amended Master Lease shall remain in full force and effect as originally set forth, except as otherwise expressly modified or amended herein. In the event of any conflict between the provisions of this Master Lease and the provisions of the Operative Documents, the provisions of this Master Lease shall prevail.

                                   ARTICLE II
                           AMENDED AND RESTATED TERMS

         2.1 Lease Term. Section 2.3 of the Amended Master Lease is hereby deleted in its entirety and replaced with the following:

                  2.3 Lease Term. The Lease Term for each Property (other than Improved Property) shall consist of an Interim Lease Term (an "Interim Lease Term") and a Basic Lease Term (a "Basic Lease Term"), and the Lease Term for each Improved Property shall consist of a Basic Lease Term only. The Interim Lease Term of this Master Lease with respect to any Property (other than an Improved Property) shall commence on (and include) the Acquisition Date therefore and end on (but exclude) the Completion Date for such Property. The Basic Lease Term of this Master Lease for each Property shall be as follows: (a) with respect to each Property (other than an Improved Property), the Basic Lease Term shall commence on (and include) the last day of the Interim Lease Term for such Property and end on the date that is the day immediately preceding the date that is the seventh (7th) anniversary of the date of the Amended and Restated Lease and (b) with respect to each Improved Property, the Basic Lease Term shall commence on (and include) the Acquisition Date of such Property and end on the date that is the day immediately preceding the date that is the seventh (7th) anniversary of the date of the Amended and Restated Lease.

         2.2 Rent. The following is hereby added to the end of Section 3.1(a) of the Amended Master Lease:

                  Notwithstanding any provision to the contrary in the Master Lease or The Participation Agreement, "Basic Rent" shall be the sum of the payments for (i) the Lender Basic Rent Amortization (as set forth in Exhibit "B" attached hereto and herein incorporated by the reference) and (ii) the Lessor Basic Rent Amortization (as set forth in Exhibit "C" attached hereto and herein incorporated by the reference).

         IN WITNESS WHEREOF, the parties have caused this Master Lease to be duly executed and delivered as of the date first above written.

                                       U-HAUL INTERNATIONAL, INC., as a Lessee

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       AMERCO REAL ESTATE COMPANY, as a Lessee

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       BMO GLOBAL CAPITAL SOLUTIONS, INC., as
                                       Agent Lessor and as a Lessor

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       FBTC LEASING CORP., as a Lessor

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       DRESDNER BANK AG, NEW YORK AND
                                       GRAND CAYMAN BRANCES, as a Lessor

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

STATE OF__________________________ )
                                   )   ss.:
COUNTY OF_________________________ )

         The foregoing Master Lease was acknowledged before me, the undersigned Notary Public, in the County of_________________, ____________________ of
________________, this ______ day of ________________, ________, by
_____________________, as ___________________ of U-HAUL INTERNATIONAL, INC., a
Nevada corporation, on behalf of said corporation.

[Notarial Seal]                        ________________________________________
                                       Notary Public

My commission expires:__________________________________

STATE OF__________________________ )
                                   )   ss.:
COUNTY OF_________________________ )

         The foregoing Master Lease was acknowledged before me, the undersigned Notary Public, in the County of _______________, ______________________ of
_______________, this ______ day of_________________, ______, by
______________________, as ________________________ of AMERCO REAL ESTATE
COMPANY, a Nevada corporation, on behalf of said corporation.

 [Notarial Seal]                        ________________________________________
                                        Notary Public

My commission expires:__________________________________

STATE OF___________________________ )
                                    )    ss.:
COUNTY OF__________________________ )

         The foregoing Master Lease was acknowledged before me, the undersigned Notary Public, in the County of _____________________, ________________ of
________________, this ______ day of ____________, ________, by
______________________, as ________________________ of BMO GLOBAL CAPITAL
SOLUTIONS, INC., a Delaware corporation, on behalf of said corporation.

[Notarial Seal]                        ________________________________________
                                       Notary Public

My commission expires:__________________________________

STATE OF___________________________ )
                                    )    ss.:
COUNTY OF__________________________ )

         The foregoing Master Lease was acknowledged before me, the undersigned Notary Public, in the County of _____________________, ________________ of
___________, this ___________ day of _________________, ________, by
_____________________, as ________________________ of FBTC LEASING CORP., a New
York corporation, on behalf of said corporation.

[Notarial Seal]                          ______________________________________
                                         Notary Public

My commission expires:_________________________________

STATE OF___________________________ )
                                    )   ss.:
COUNTY OF__________________________ )

         The foregoing Master Lease was acknowledged before me, the undersigned Notary Public, in the County of _____________________, ________________ of
_______________, this ______ day of _________________, ________, by
______________________, as ________________________ of DRESDNER BANK AG, NEW
YORK AND GRAND CAYMAN BRANCES, a _____________________________________
corporation, on behalf of said corporation.

[Notarial Seal]                         ________________________________________
                                        Notary Public

My commission expires:__________________________________

THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART.

Receipt of this original counterpart of the foregoing Master Lease is hereby acknowledged as of ________________, ________.

                                       BANK OF MONTREAL, as Administrative Agent for the Lenders

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

BMO LENDER BASIC RENT

Yearly Interest            7.44%

Amount Financed    $121,731,320

Quarters Financed           120

Yearly Payments    $ 10,174,641

                             PAYMENT TO         PAYMENT TO        PRINCIPLE
QUARTER      PAYMENT          INTEREST          PRINCIPLE          BALANCE
----------------------------------------------------------------------------
                                                                $121,731,320
   1       $ 2,543,660       $ 2,265,344       $   278,316       121,453,003
   2         2,543,660         2,260,164           283,496       121,169,508
   3         2,543,660         2,254,889           288,771       120,880,736
   4         2,543,660         2,249,515           294,145       120,586,591
   5         2,543,660         2,244,041           299,619       120,286,972
   6         2,543,660         2,238,465           305,195       119,981,777
   7         2,543,660         2,232,786           310,874       119,670,903
   8         2,543,660         2,227,001           316,659       119,354,243
   9         2,543,660         2,221,108           322,552       119,031,691
  10         2,543,660         2,215,105           328,555       118,703,136
  11         2,543,660         2,208,991           334,669       118,368,467
  12         2,543,660         2,202,763           340,897       118,027,570
  13         2,543,660         2,196,419           347,241       117,680,329
  14         2,543,660         2,189,957           353,703       117,326,626
  15         2,543,660         2,183,375           360,285       116,966,341
  16         2,543,660         2,176,671           366,990       116,599,352
  17         2,543,660         2,169,841           373,819       116,225,533
  18         2,543,660         2,162,885           380,776       115,844,757
  19         2,543,660         2,155,799           387,862       115,456,895
  20         2,543,660         2,148,581           395,080       115,061,816
  21         2,543,660         2,141,228           402,432       114,659,384
  22         2,543,660         2,133,739           409,921       114,249,463
  23         2,543,660         2,126,111           417,549       113,831,914
  24         2,543,660         2,118,341           425,319       113,406,595
  25         2,543,660         2,110,426           433,234       112,973,360
  26         2,543,660         2,102,364           441,297       112,532,064
  27         2,543,660         2,094,151           449,509       112,082,555
  28         2,543,660         2,085,786           457,874       111,624,681

BMO LESSOR BASIC RENT

Yearly Interest               7.82%

Amount Financed        $21,536,490

Quarters Financed              120

Yearly Payments        $ 1,866,792

                             PAYMENT TO         PAYMENT TO        PRINCIPLE
QUARTER      PAYMENT          INTEREST          PRINCIPLE          BALANCE
----------------------------------------------------------------------------
                                                                 $21,536,490
   1       $  466,698        $  420,971        $   45,727         21,490,763
   2          466,698           420,077            46,621         21,444,142
   3          466,698           419,166            47,532         21,396,610
   4          466,698           418,237            48,461         21,348,149
   5          466,698           417,290            49,408         21,298,741
   6          466,698           416,324            50,374         21,248,366
   7          466,698           415,339            51,359         21,197,008
   8          466,698           414,335            52,363         21,144,645
   9          466,698           413,312            53,386         21,091,259
  10          466,698           412,268            54,430         21,036,829
  11          466,698           411,204            55,494         20,981,335
  12          466,698           410,120            56,578         20,924,756
  13          466,698           409,014            57,684         20,867,072
  14          466,698           407,886            58,812         20,808,260
  15          466,698           406,736            59,962         20,748,298
  16          466,698           405,564            61,134         20,687,165
  17          466,698           404,369            62,329         20,624,836
  18          466,698           403,151            63,547         20,561,289
  19          466,698           401,909            64,789         20,496,500
  20          466,698           400,643            66,056         20,430,445
  21          466,698           399,351            67,347         20,363,098
  22          466,698           398,035            68,663         20,294,435
  23          466,698           396,693            70,005         20,224,430
  24          466,698           395,324            71,374         20,153,056
  25          466,698           393,929            72,769         20,080,287
  26          466,698           392,507            74,191         20,006,096
  27          466,698           391,057            75,641         19,930,455
  28          466,698           389,578            77,120         19,853,335

                                    EXHIBIT I

                         RESTATED CITIBANK MASTER LEASE

                                 [SEE ATTACHED]

                        AMENDED AND RESTATED MASTER LEASE

         THIS AMENDED AND RESTATED MASTER LEASE, dated as of _______________________________, 2004, between BMO GLOBAL CAPITAL SOLUTIONS,
INC., a Delaware corporation (the "Lessor"), having an address at 430 Park Avenue, 16th Floor, New York, New York 10022, and AMERCO REAL ESTATE COMPANY, a Nevada corporation (the "Lessee"), having an address at 2727 N. Central Avenue, Phoenix, Arizona 85004. as Lessee of the Properties (other than the Existing Properties) (International and AREC, collectively, the "Lessee"), and as agent for the Lessors (in such capacity, the "Agent Lessor").

                              Preliminary Statement

         Pursuant to the Master Lease dated as of September 24,1999, a copy of which is attached hereto as Exhibit A (the "Original Master Lease"), between Lessor and Lessee, Lessee has agreed to lease from Lessor the Properties, and Lessor has agreed to lease to Lessee the Properties. Lessee and Lessor desire to amend and restate the Original Master Lease in its entirety (the Original Master Lease, as amended and restated as set forth herein and as further amended, supplemented, amended and restated or otherwise modified from time to time after the date hereof, this "Master Lease") to accomplish the following: (i) the prepayment of $3,500,000 of the principal balance of the Series A Portion of the Adjusted Capital Cost of the Property (the "Series A Obligations"), the Series B Portion of the Adjusted Capital Cost of the Property (the "Series B Obligations") and the Series C Portion of the Adjusted Capital Cost of the Property (the "Series C Obligations"); (ii) extend the Lease Term by seven (7) years; (iii) increase the effective rate of interest to be paid on the Series A Obligations, the Series B Obligations and the Series C Obligations, and (iv) amortize over thirty (30) years the principal of the Series A Obligations, the Series B Obligations and the Series C Obligations.

                                    ARTICLE I
              DEFINITIONS; INCORPORATION BY REFERENCE; RATIFICATION

         1.1 Definitions. Capitalized Terms used but not otherwise defined in this Master Lease have the respective meanings specified in the Participation Agreement dated as of September 24,1999, by and among AMERCO, the Lessee, the Lessor, the Persons named therein as Note Holders and as Certificate Holders, the Persons named therein as APA Purchasers, and Citicorp USA, Inc., as Agent (as the same may be amended, modified or supplemented from time to time).

         1.2 Incorporation by Reference; Ratification. The Original Master Lease is hereby incorporated in this Master Lease by this reference as though fully stated herein; provided, however, that certain of the terms and conditions of the Original Master Lease are hereby modified on the terms and conditions set forth herein. The parties hereby ratify and confirm the continued force and effect of this Master Lease, and agree that all terms and provisions of the Original Master Lease shall remain in full force and effect as originally set forth, except as otherwise expressly modified or amended herein. In the event of any conflict between the provisions of this Master Lease and the provisions of the Operative Documents, the provisions of this Master Lease shall prevail.

                                   ARTICLE II
                           AMENDED AND RESTATED TERMS

         2.1 Section 3 of the Lease is hereby deleted in its entirety and replaced with the following:

                  3. Term. The Lease shall be effective as of the date hereof. Each Property is leased for a Term (the "Term") which shall commence, with respect to any portion of the Property, on the Transaction Date set forth in the Lease Supplement applicable to such Property and shall terminate on the date that is the day immediately preceding the date that is the seventh (7th) anniversary of the date of the Amended and Restated Lease (the "Expiration Date") or such earlier date as the Lease with applicable Lease Supplement for such Property shall be terminated pursuant to any provision hereof.

         2.2 Fixed Rent. Section I.C of Schedule A is hereby deleted in its entirety and replaced with the following:

                  Notwithstanding any provision to the contrary in the Master Lease or the Participation Agreement, "Fixed Rent" shall be due and payable in arrears on each Payment Date and shall be the sum of the payments for (i) the Series A Obligations (as set forth in Exhibit "A" attached hereto and herein incorporated by the reference), (ii) the Series B Obligations (as set forth in Exhibit "B" attached hereto and herein incorporated by the reference), and (iii) the Series C Obligations (as set forth in Exhibit "C" attached hereto and herein incorporated by the reference.

         IN WITNESS WHEREOF, the parties have caused this Master Lease to be duly executed and delivered as of the date first above written.

                                       LESSOR:

                                       BMO GLOBAL CAPITAL SOLUTIONS, INC.

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

                                       LESSEE: .

                                       AMERCO REAL ESTATE COMPANY

                                       By:__________________________________
                                       Name:________________________________
                                       Title:_______________________________

CITIBANK - SERIES A OBLIGATIONS

Yearly Interest                7.46%

Amount Financed         $82,992,024

Quarters Financed               120

Yearly Payments         $ 6,949,474

                            PAYMENT TO        PAYMENT TO       PRINCIPLE
QUARTER      PAYMENT         INTEREST         PRINCIPLE         BALANCE
------------------------------------------------------------------------
                                                             $82,992,024
   1       $1,737,369       $1,548,320       $  189,049       82,802,975
   2        1,737,369        1,544,793          192,576       82,610,400
   3        1,737,369        1,541,200          196,168       82,414,231
   4        1,737,369        1,537,541          199,828       82,214,403
   5        1,737,369        1,533,812          203,556       82,010,847
   6        1,737,369        1,530,015          207,354       81,803,494
   7        1,737,369        1,526,146          211,222       81,592,272
   8        1,737,369        1,522,206          215,163       81,377,109
   9        1,737,369        1,518,192          219,177       81,157,932
  10        1,737,369        1,514,103          223,266       80,934,666
  11        1,737,369        1,509,937          227,431       80,707,235
  12        1,737,369        1,505,694          231,674       80,475,561
  13        1,737,369        1,501,372          235,996       80,239,564
  14        1,737,369        1,496,969          240,399       79,999,165
  15        1,737,369        1,492,484          244,884       79,754,281
  16        1,737,369        1,487,916          249,453       79,504,828
  17        1,737,369        1,483,262          254,107       79,250,722
  18        1,737,369        1,478,521          258,847       78,991,874
  19        1,737,369        1,473,692          263,676       78,728,198
  20        1,737,369        1,468,773          268,596       78,459,603
  21        1,737,369        1,463,762          273,607       78,185,996
  22        1,737,369        1,458,657          278,711       77,907,285
  23        1,737,369        1,453,458          283,911       77,623,374
  24        1,737,369        1,448,161          289,207       77,334,167
  25        1,737,369        1,442,766          294,603       77,039,564
  26        1,737,369        1,437,269          300,099       76,739,464
  27        1,737,369        1,431,671          305,698       76,433,767
  28        1,737,369        1,425,967          311,401       76,122,366

CITIBANK - SERIES B OBLIGATIONS

Yearly Interest                         7.59%

Amount Financed                  $11,716,521

Quarters Financed                        120

Yearly Payments                     $993,154

                           PAYMENT TO        PAYMENT TO        PRINCIPLE
QUARTER      PAYMENT        INTEREST         PRINCIPLE          BALANCE
------------------------------------------------------------------------
                                                             $11,716,521
   1        $248,288        $222,248          $26,041         11,690,480
   2         243,288         221,754           26,535         11,663,946
   3         248,288         221,250           27,038         11,636,908
   4         248,288         220,738           27,551         11,609,357
   5         248,288         220,215           28,073         11,581,283
   6         248,288         219,682           28,606         11,552,677
   7         248,288         219,140           29,149         11,523,529
   8         248,288         218,587           29,702         11,493,827
   9         248,288         218,024           30,265         11,463,562
  10         248,288         217,449           30,839         11,432,723
  11         248,288         216,864           31,424         11,401,299
  12         248,288         216,268           32,020         11,369,279
  13         248,288         215,661           32,627         11,336,652
  14         248,288         215,042           33,246         11,303,405
  15         248,288         214,411           33,877         11,269,528
  16         248,288         213,769           34,520         11,235,009
  17         248,288         213,114           35,174         11,199,834
  18         248,288         212,447           35,842         11,163,993
  19         248,288         211,767           36,521         11,127,471
  20         248,288         211,074           37,214         11,090,257
  21         248,288         210,368           37,920         11,052,337
  22         248,288         209,649           38,639         11,013,697
  23         248,288         208,916           39,372         10,974,325
  24         248,288         208,169           40,119         10,934,206
  25         248,288         207,408           40,880         10,893,326
  26         248,288         206,633           41,656         10,851,670
  27         248,288         205,843           42,446         10,809,224
  28         248,288         205,037           43,251         10,765,973

CITIBANK - SERIES C OBLIGATIONS

Yearly Interest                         8.21%

Amount Financed                   $2,960,736

Quarters Financed                        120

Yearly Payments                   $  266,398

                            PAYMENT TO      PAYMENT TO      PRINCIPLE
QUARTER      PAYMENT         INTEREST       PRINCIPLE        BALANCE
---------------------------------------------------------------------
                                                           $2,960,736
    1       $  66,599       $  60,788       $   5,812       2,954,924
    2          66,599          60,668           5,931       2,948,993
    3          66,599          60,547           6,053       2,942,940
    4          66,599          60,422           6,177       2,936,763
    5          66,599          60,295           6,304       2,930,459
    6          66,599          60,166           6,433       2,924,025
    7          66,599          60,034           6,566       2,917,460
    8          66,599          59,899           6,700       2,910,759
    9          66,599          59,762           6,838       2,903,921
   10          66,599          59,621           6,978       2,896,943
   11          66,599          59,478           7,122       2,889,821
   12          66,599          59,332           7,268       2,882,554
   13          66,599          59,182           7,417       2,875,137
   14          66,599          59,030           7,569       2,867,567
   15          66,599          58,875           7,725       2,859,843
   16          66,599          58,716           7,883       2,851,959
   17          66,599          58,554           8,045       2,843,914
   18          66,599          58,389           8,210       2,835,704
   19          66,599          58,221           8,379       2,827,325
   20          66,599          58,049           8,551       2,818,774
   21          66,599          57,873           8,726       2,810,047
   22          66,599          57,694           8,906       2,801,142
   23          66,599          57,511           9,089       2,792,053
   24          66,599          57,324           9,275       2,782,778
   25          66,599          57,134           9,466       2,773,313
   26          66,599          56,940           9,660       2,763,653
   27          66,599          56,741           9,858       2,753,795
   28          66,599          56,539          10,061       2,743,734

                                    EXHIBIT J

                                NEW BMO GUARANTY

                                 [SEE ATTACHED]

                      SECOND AMENDED AND RESTATED GUARANTY

         THIS SECOND AMENDED AND RESTATED GUARANTY, dated as of _______________, 2004, is made by AMERCO, a Nevada corporation (the "Guarantor"), in favor of BANK OF MONTREAL and each of the other various financial institutions as are or may from time to time become Lenders under the Loan Agreement pursuant to the terms thereof and of the Participation Agreement (as hereinafter defined) (together with their respective successors and assigns, the "Lenders"). BMO GLOBAL CAPTIAL SOLUTIONS, INC. (f/k/a Bank of Montreal Global Capital Solutions, Inc. and f/k/a BMO Leasing (U.S.), Inc.), a Delaware corporation, and the other various lessors identified herein, as Lessors (as "Lessors"), BMO GLOBAL CAPTIAL SOLUTIONS, INC., as Agent Lessor for the Lessors (in such capacity, the "Agent Lessor"), and BANK OF MONTREAL, as the Administrative Agent under the Loan Agreement (in such capacity, the "Administrative Agent") and as the Arranger (the "Arranger") under the Participation Agreement (the Lenders, the Lessors, the Agent Lessor, the Administrative Agent, the Arranger and their respective successors and assigns, being referred to herein collectively as the "Guaranteed Parties").

                              W I T N E S S E T H:

         WHEREAS, the Guarantor executed and delivered that certain Guaranty dated as of December 6, 1996 (the "Original Guaranty") in favor of the Guaranteed Parties;

         WHEREAS, pursuant to the Amended and Restated Guaranty dated as of July 27,1999, a copy of which is attached hereto as Exhibit A (the "Amended Guaranty"), among the Guarantor and the Guaranteed Parties, the Original Guaranty was amended and restated in its entirety; and

         WHEREAS, Guarantor and the Guaranteed Parties desire to amend and restate the Amended Guaranty (the Amended Guaranty, as amended and restated as set forth herein and as further amended, supplemented, amended and restated or otherwise modified from time to time after the date hereof, this "Guaranty").

                                    ARTICLE I
              DEFINITIONS; INCORPORATION BY REFERENCE; RATIFICATION

         1.1 Definitions; Interpretation. Capitalized Terms used but not otherwise defined in this Guaranty have the respective meanings specified in Appendix A to the Participation Agreement; and the rules of interpretation set forth in Appendix A to the Participation Agreement shall apply to this Guaranty.

         1.2 Incorporation by Reference; Ratification. The Amended Guaranty is hereby incorporated in this Master Lease by this reference as though fully stated herein; provided, however, that certain of the terms and conditions of the Amended Guaranty are hereby modified on the terms and conditions set forth herein. The parties hereby ratify and confirm the continued force and effect of this Guaranty, and agree that all terms and provisions of the Amended

Guaranty shall remain in full force and effect as originally set forth, except as otherwise expressly modified or amended herein.

                                   ARTICLE II
                           AMENDED AND RESTATED TERMS

         2.1 Recitals. The five (5) paragraphs of that section of the Amended Guaranty entitled "Witnesseth," each of which begins with "WHEREAS" are hereby deleted in their entirety.

         IN WITNESS WHEREOF, the Guaranty has caused this Guaranty to be duly executed and delivered as of the date first above written.

                                        AMERCO

                                        By:________________________________
                                        Name: _____________________________
                                        Title:_____________________________

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

BANK OF MONTREAL, as Administrative Agent, on behalf of the Lenders

By:________________________________
Name: _____________________________
Title:_____________________________

BMO GLOBAL CAPITAL SOLUTIONS, INC.,
as Agent Lessor, on behalf of the Lessors

By:________________________________
Name: _____________________________
Title:_____________________________

                                    EXHIBIT K

                             NEW CITIBANK GUARANTY

                                 [SEE ATTACHED]

                      AMENDED AND RESTATED PARENT GUARANTY

         THIS AMENDED AND RESTATED PARENT GUARANTY, dated as of _______________, 2004, by AMERCO REAL ESTATE COMPANY, a Nevada corporation (the "Guarantor"), to CITICORP USA, INC., as Agent for the benefit of the Note Holders and the Certificate Holders (the "Agent"). BMO GLOBAL CAPITAL SOLUTIONS, INC., (the "Lessor"), as Lessor under the Lease and CITIBANK, N.A., as APA Agent for the benefit of the APA Purchasers (the "APA Agent").

                              Preliminary Statement

         Guarantor entered into that certain Parent Guaranty dated as of September 24,1999, a copy of which is attached hereto as Exhibit A (the "Original Guaranty"), in favor of the Agent, the Lessor and the APA Agent. Guarantor desires to amend and restate the Original Guaranty in its entirety (the Original Guaranty, as amended and restated as set forth herein and as further amended, supplemented, amended and restated or otherwise modified from time to time after the date hereof, this "Guaranty").

                                    ARTICLE I
              DEFINITIONS; INCORPORATION BY REFERENCE; RATIFICATION

         1.1 Definitions. Capitalized Terms used but not otherwise defined in this Guaranty have the respective meanings specified in the Participation Agreement dated as of September 24, 1999, by and among AMERCO, the Lessee, the Lessor, the Persons named therein as Note Holders and as Certificate Holders, the Persons named therein as APA Purchasers, and Citicorp USA, Inc., as Agent (as the same may be amended, modified or supplemented from time to time).

         1.2 Incorporation by Reference; Ratification. The Original Guaranty is hereby incorporated in this Guaranty by this reference as though fully stated herein; provided, however, that certain of the terms and conditions of the Original Guaranty are hereby modified on the terms and conditions set forth herein. The parties hereby ratify and confirm the continued force and effect of this Guaranty, and agree that all terms and provisions of the Original Guaranty shall remain in full force and effect as originally set forth, except as otherwise expressly modified or amended herein.

                                   ARTICLE II
                           AMENDED AND RESTATED TERMS

         2.1 Preliminary Statement. The entire three paragraphs (Paragraph A, B and C) of the section of the Original Guaranty entitled "Preliminary Statement" is hereby deleted in its entirety.

         IN WITNESS WHEREOF, the parties have caused this Master Lease to be duly executed and delivered as of the date first above written.

                                        GUARANTOR
                                        AMERCO

                                        By:________________________________
                                        Name: _____________________________
                                        Title:_____________________________

                                    EXHIBIT L

                           NEW AMERCO NOTES INDENTURE

               [TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE]

                                    EXHIBIT M

                        NEW TEAM LOAN B NOTES INDENTURE

               [TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE]

                                    EXHIBIT N

                       SAC HOLDING SENIOR NOTES INDENTURE

               [TO BE FILED ON OR BEFORE THE EXHIBIT FILING DATE]

                                    EXHIBIT O

            RESTATED ARTICLES OF INCORPORATION OF REORGANIZED AMERCO

                                 [SEE ATTACHED]

                            PROPOSED AMENDMENT OF THE

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                                     AMERCO

Article 5 of the Restated Articles of Incorporation of AMERCO is amended in its entirety to read as follows:

5. The total number of shares of common stock which this corporation is authorized to issue is (i) One Hundred and Fifty Million (150,000,000) shares of common stock with a par value of Twenty-five Cents ($0.25) per share ("Common Stock"), and (ii) One Hundred and Fifty Million (150,000,000) shares of common stock ("Serial Common Stock"), with the Board of Directors having authority to issue shares of Serial Common Stock in one or more series (the number of shares of each series being determined by the Board of Directors), with or without par value, and with such voting powers, designations, preferences, limitations, restrictions, and relative rights as shall be stated or expressed in the resolution regarding such Serial Common Stock adopted by the Board of Directors pursuant to the authority expressly vested in it by this provision of the Articles of Incorporation, or any amendment thereto. For purposes of these Articles of Incorporation, the term "common stock" includes Common Stock and Serial Common Stock. The voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series A Common Stock are described on Exhibit A attached hereto. The voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series B Common Stock are described on Exhibit B attached hereto.

         In addition to the common stock authorized to be issued by the foregoing paragraph, this corporation is authorized to issue Fifty Million (50,000,000) shares of Preferred Stock with the Board of Directors having authority to issue such shares in one or more series (the number of shares of each series being determined by the Board of Directors), with or without par value, and with such voting powers, designations, preferences limitations, restrictions, and relative rights as shall be stated or expressed in the resolution regarding such preferred stock adopted by the Board of Directors pursuant to the authority expressly vested in it by this provision of the Articles of Incorporation, or any amendment thereto. The voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series A Preferred Stock are described on Exhibit C attached hereto. The voting powers, designations, preferences, limitations, restrictions, and relative rights of the Series B Preferred Stock are described on Exhibit D attached hereto.

         Pursuant to 1123(a)(6) of Title 11 of the United States Code, 11 U.S.C. Sections 101, et seq., and notwithstanding any provision to the contrary in this
Article 5, the Board shall not authorize the issuance of any non-voting shares of Common Stock, Serial Common Stock or Preferred Stock.

                                    EXHIBIT-A

                                     AMERCO

                             SERIES A COMMON STOCK

         (a) Designation. A series of Serial Common Stock (as defined in the Articles of Incorporation) is hereby designated "Series A Common Stock." The number of shares constituting the Series A Common Stock is 10,000,000. Shares of the Series A Common Stock shall have a par value of $0.25.

         (b) Dividends and Distributions. Shares of the Series A Common Stock shall be entitled to receive such dividends and distributions as may be declared by the Board of Directors from time to time and shall be payable, when and as declared by the Board of Directors.

         (c) Conversion. The holders of shares of the Series A Common Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of stock [ILLEGIBLE] the Corporation.

         (d) Voting. The shares of the Series A Common Stock shall be entitled to one vote per share.

         (e) Liquidation Rights. Upon the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Series A Common Stock shall be entitled to distribution of the assets of the Company on a pari passu basis with the Company's common stock, $0.25 par value.

                                    EXHIBIT B

                                     AMERCO

                              SERIES B COMMON STOCK

         (a) Designation. A series of Serial Common Stock (as defined in the Articles of Incorporation) is hereby designated "Series B Common Stock." The number of shares constituting the Series B Common Stock is 10,000,000. Shares of the Series B Common Stock shall have a par value of $0.25.

         (b) Dividends and Distributions. Shares of the Series B Common Stock shall be entitled to receive such dividends and distributions as may be declared by the Board of Directors from time to time on a pari passu basis with the Corporation's Common Stock and Series A Common Stock and shall be payable, when and as declared by the Board of Directors.

         (c) Conversion. The holders of shares of the Series B Common Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation.

         (d) Voting. The shares of the Series B Common Stock shall be entitled to one-tenth (1/10) of one vote per share.

         (e) Liquidation Rights. Upon the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Series B Common Stock shall be entitled to distribution of the assets of the Corporation on a pari passu basis with the Corporation's Common Stock and Series A Common Stock.

                                    EXHIBIT C

                                     AMERCO

                           SERIES A PREFERRED STOCK;

         (a) Designation. A series of preferred stock is hereby designated, "Series A 8 1/2% Preferred Stock." The number of shares constituting the Series A Preferred Stock is 6,100,000. Shares of the Series A Preferred Stock shall have a liquidation preference of $25.00 per share and shall have no par value.

         (b)      Dividend Rate.

                  (i) Shares of the Series A Preferred Stock shall be entitled to receive dividends at a fixed annual rate of $2.125 per share: Such dividends shall be cumulative from the date of original issue of such shares and shall be payable, when and as declared by the Board of Directors, quarterly for each of the quarters ending February, May, August, and November of each year, payable in arrears on the first business day that is not a legal holiday of each succeeding March, June, September, and December, commencing December 1, 1993.
         Each such dividend shall be paid to the holders of record of Shares of the Series A Preferred Stock as they appear on the stock records of the Corporation on the applicable record date, not exceeding 15 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date as may be fixed by the Board of Directors, which shall not exceed 15 days preceding such dividend payment date thereof.

                  (ii) No dividends shall be declared or paid or set apart for payment on any shares of any class or classes of stock of the Corporation of any series thereof ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividend. When dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other shares of any class or classes of stock or series thereof ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and any other shares of such class or classes of series thereof ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of the Series A Preferred Stock and such other shares shall in all cases bear to each other the same ratio that accrued dividends per share or the shares of the Series A Preferred Stock and such other shares bear to each other. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

                  (iii) So long as any shares of the Series A Preferred Stock are outstanding, no dividend (other than a dividend in common stock or in any other shares ranking junior to the Series A Preferred Stock as to dividends and upon Liquidation (as defined in subsection (f) (i) and other than as provided in paragraph (ii) of this subsection (b)) shall be declared or paid or set aside for payment or other distribution declared or made upon the shares of any class or classes of stock of the Corporation or any series thereof ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon Liquidation nor shall any of the shares of any class or classes of stock of the Corporation or any series thereof ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon Liquidation be redeemed, purchased, or otherwise acquired or any consideration paid (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, or any subsidiary thereof (except by conversion into or exchange for shares of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation), unless, in each case, the full cumulative dividends on all outstanding shares of the Series A Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for payment thereof is set apart for payment, for all past dividend payment periods.

                  (iv) Dividends payable on the Series A Preferred Stock for any period less than a full quarterly dividend period, and for the dividend period beginning on the date of issuance of the shares of the Series A Preferred Stock, shall be computed on the basis of a 360-day year consisting of 12 30-day months. The amount of dividends payable on shares of the Series A Preferred Stock for each full quarterly dividend period shall be computed by dividing by 4 the annual rate per share set forth above in subsection (b) (i).

         (c)      Redemption.

                  (i) The shares of the Series A Preferred Stock shall not be redeemable prior to December 1, 2000. On and after December 1, 2000, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, for cash, at any time or from time to time, at a redemption price of $25.00 per share plus, in each case, accrued and unpaid dividends thereon to the date fixed for redemption.

                  (ii) In the event that fewer than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

                  (iii) In the event the Corporation shall redeem shares of the Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation, or by publishing notice thereof in The Wall Street Journal or The New York Times, or, if, neither such newspaper is then being published, any other daily newspaper of national circulation (each, an "Authorized Newspaper"). If the Corporation elects to provide such notice by publication, it shall also promptly mail notice of such redemption to each holder of the shares of the Series A Preferred Stock to be redeemed. Each such mailed or published notice shall state: (v) the redemption date; (w) the number of shares of the Series A Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (x) the redemption price; (y) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and
         (z) that dividends on the shares to be redeemed will cease to accrue on such redemption date. No defect in the notice of redemption or in the mailing thereof shall affect the validity of the redemption proceedings, and the failure to give notice to any holder of shares of the Series A Preferred Stock to be so redeemed shall not effect the validity of the notice given to the other holders of shares of the Series A Preferred Stock, to be so redeemed.

                  (iv) Notice having been mailed as aforesaid, then, notwithstanding that the certificates evidencing the shares of the Series A Preferred Stock shall not have been surrendered, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders (including dividend and voting rights) of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (v) Any shares of the Series A Preferred Stock that shall at any time have been redeemed shall, after such redemption, in the discretion of the Board of Directors of the Corporation, be (x) held in treasury or (y) resume the status of authorized but unissued shares of preferred stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

                  (vi) Notwithstanding the foregoing provisions of this subsection (c), if any dividends on the Series A Preferred Stock are in arrears, no shares of the Series A Preferred Stock shall be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not, and shall not permit any subsidiary thereof to, purchase or otherwise acquire any shares of the Series A Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series A Preferred Stock.

         (d) Conversion. The holders of shares of the Series A Preferred Stock shall not have any rights herein to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation.

         (e) Voting. The shares of the Series A Preferred Stock shall not have any voting powers either general or special, except as required by law and except that:

                  (i) So long as any of the shares of the Series A Preferred Stock are outstanding, the consent of the holders of at least two-thirds of all the shares of the Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Series A Preferred Stock shall vote together as a separate class, shall be necessary for authorizing, affecting or validating the amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation of the Corporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of amendment or any similar document relating to any series of preferred stock) that would adversely affect the powers, preferences, or special rights of the Series A Preferred Stock, including the creation or authorization of any class of stock that ranks senior to the Series A Preferred Stock with respect to dividends or upon Liquidation. Any amendment or any resolution or action of the Board of Directors that would create or issue any series of preferred stock out of the authorized shares of preferred stock, or that would authorize, create, or issue any shares or class of stock (whether or not already authorized), ranking junior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends and distributions and distributions upon any Liquidation, shall not be considered to affect adversely the powers, preferences, or special rights of the outstanding shares of the Series A Preferred Stock;

                  (ii) In the event that the Corporation shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of the Series A Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive, and all such preferred dividends remain unpaid (a "Preferred Dividend Default"), the holders of outstanding shares of the Series A Preferred Stock, voting together as a class with the holders of all other series of preferred stock then entitled to vote on the election of such directors, shall be entitled to elect two directors to the Board of Directors of the Corporation until the full dividends accumulated on all outstanding shares of the Series A Preferred Stock have been declared and paid in full. Upon the occurrence of a Preferred Dividend Default, the Board of Directors shall within 10 business days (any day other than a day that is a Saturday, Sunday, or legal holiday on which banks are authorized to close in New York, New York) of such default call a special meeting of the holders of shares of the Series A Preferred Stock and all other holders of a series of preferred stock who are then entitled to participate in the election of such two directors for the purpose of electing the two directors provided by the foregoing provisions; provided that, in lieu of holding such meeting, the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and all other series of preferred stock who are then entitled to participate in the election of such two directors may, by action taken by written consents permitted by law and the Articles of Incorporation and the Bylaws of the Corporation, elect such two directors. If and when all accumulated dividends on the shares of the Series A Preferred Stock have been declared and paid or set aside for payment in full, the holders of shares of the Series A Preferred Stock shall be divested of the special voting rights provided by this paragraph, subject to revesting in the event of each and every subsequent Preferred Dividend Default. Upon termination of such special voting rights attributable to all holders of shares of the Series A Preferred Stock and any other series of preferred stock, each director elected by the holders of shares of the Series A Preferred Stock and the holders of any other series of preferred stock (hereinafter referred to as a "Preferred Stock Director") pursuant to such special voting rights shall, without further action, be deemed to have resigned, subject always to the election of directors pursuant to the foregoing provisions in case of a future Preferred Dividend Default. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by, the vote of the holders of record of two-thirds of the outstanding shares of the Series A Preferred Stock and all other series of preferred stock who were entitled to participate in such Preferred Stock Director's election, voting as a separate class, at a meeting called for such purpose or by written consent as, and to the extent, permitted by law and the Articles of Incorporation and the Bylaws of the Corporation. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director shall be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and all other series of preferred stock who are then entitled to participate in the election, of such Preferred Stock Directors as provided above. As long as a Preferred Dividend Default shall continue, holders of shares of the Series A Preferred Stock shall not, as such stockholders, be entitled to vote on the election or removal of directors other than Preferred Stock Directors, but shall not be divested of any other voting rights provided to such stockholders by law with respect to any other matter to be acted upon by the stockholders of the Corporation. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

         (f)      Liquidation Rights.

                  (i) Upon the dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation" ), after payment or provision for payment has been made of the debts and other liabilities of the Corporation and payment or provision for payment has been made on all amounts required to be paid in respect of all outstanding shares of any class or classes of stock of the Corporation or series thereof ranking senior to the shares of the Series A Preferred Stock, the holders or the shares of the Series A Preferred Stock shall be entitled, subject to paragraph (iv) of this subsection (f), to receive out of the assets of the Corporation, before any payment or distribution shall be made on common stock or on any other class of stock ranking junior to preferred stock upon Liquidation, the amount of $25.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

                  (ii) Neither the sale, transfer, or lease of all or any part of the property or business of the Corporation, nor the merger or consolidation of the Corporation, into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a Liquidation for the purposes of this subsection (f).

                  (iii) After the payment to the holders of the shares of the Series A preferred Stock of the full preferential amounts provided for in this subsection (f), the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation and the shares of the Series A Preferred Stock shall no longer be deemed to be outstanding or be entitled to any other powers, preferences, rights, or privileges, including voting rights, and such shares shall be surrendered for cancellation to the Corporation.

                  (iv) In the event the assets of the Corporation available for distribution to the holders of shares of the Series A Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (i) of this subsection (f), no such distribution shall be made on account of any shares of any series of preferred stock ranking on a parity with the shares of the Series A Preferred Stock upon such Liquidation unless proportionate distributive amounts shall be paid on account of the shares of the Series A Preferred Stock, ratably, in proportion, to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such Liquidation.


         (g) Priority. Any shares of any class or classes of the Corporation or series thereof shall be deemed to ranks:

                  (i) Prior to the shares of the Series A Preferred Stock, either as to dividends or upon Liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation of the Corporation, in preference or priority to the holders of shares of the Series A Preferred Stock:

                  (ii) On a parity with shares of the Series A Preferred Stock, either as to dividends or upon

         Liquidation, whether or not the dividend rates, dividend payment dates, or redemption or Liquidation prices per share or sinking fund provisions, if any, be different from those of the Series A Preferred Stock, if the holders of such shares shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation of the Corporation, in proportion to their respective dividend rates or Liquidation prices, without preference or priority, one over the other, as between the holders of such shares and the holders of shares of the Series A Preferred Stock; and

                  (iii) Junior to shares of the Series A Preferred Stock, either as to dividends or upon Liquidation, if such class is common stock or if the holders of shares of the Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon Liquidation of the Corporation, in preference or priority to the holders of shares of such class or classes.

         (h) Sinking or Retirement Fund. The shares of the Series A Preferred Stock shall not be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares.

         (i)      Miscellaneous.

                  (i) Subject to paragraph (iii) of subsection (c) above, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by first-class mail with postage prepaid, addressed, if to the Corporation, to its offices at 1325 Airmotive Way, Suite 100, Rono, Nevada 89502-3239 (Attention: Secretary), if to a holder, to the address thereof shown on the security register maintained by the registrar for the Series A Preferred Stock, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                  (ii) In the event a holder of shares of the Series A Preferred Stock shall not by written notice designate the name to whom payment upon redemption of any shares of the Series A Preferred Stock should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such shares as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such holder shown on the records of the Corporation.

                                    EXHIBIT D

                                     AMERCO

                            SERIES B PREFERRED STOCK

         The Series Designated as Series B Preferred Stock (the "Series B Preferred"), will consist of 100,000 shares and will have the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions described below. Shares of the Series B Preferred shall have liquidation rights as provided in Section 2 and shall have no par value. Certain capitalized terms used below have the meanings given in Section 11.

1.       Dividends and Distributions.

         a. Regular Dividends. Subject to the prior rights of the holders of Senior Shares, if any, the Holder, in preference to the holders of Junior Shares, shall be entitled, in conjunction with any provision then being made for the holders of Parity Shares, to receive, when, as and if declared by the Board of Directors, out of any funds of the Corporation lawfully available for the payment of dividends, payable on the last day of each Payment Period, cumulative cash dividends at, but not exceeding, (i) the product of the Conversion Value times the Floating Rate, plus (ii) any Additional Amounts, payable on the last day of each Payment Period following the date of this Certificate. If the stated dividends are not paid in full, the Series B Preferred and all Parity Shares shall share [ILLEGIBLE] in the payment of dividends, including accumulations thereof, if any, on such shares in accordance with the sums that would be payable on such shares if all dividends were paid in full.

         b. Notice. The Holder will notify the Corporation of any event occurring after the date of this Certificate which will entitle the Holder to receive any Additional Amounts as promptly as practicable after it obtains knowledge thereof but in any event within thirty (30) days after it obtains knowledge thereof and determines to request such compensation. Determinations and allocations by the Holder for purposes hereof of the effect of any Regulatory Change on its costs of purchasing or holding the Series B Preferred or on amounts receivable by it in respect of the Series B Preferred and of the additional amounts required to compensate the Holder in respect of any Additional Amounts, shall be prima facie valid provided that such determinations and allocations are made on a reasonable basis.

         c. Priority. Any and all dividends payable on the Series B Preferred shall be paid in preference and in priority to the payment of dividends or distributions on any Junior Shares. So long as any Series B Preferred shares are outstanding, no dividends whatever shall be paid or declared, nor shall any distribution be made, on any Junior Shares, other than a dividend or distribution payable in Junior Shares, nor shall the Corporation or any subsidiary of the Corporation purchase, redeem or otherwise acquire for a consideration any Junior Shares, unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred for all Payment Periods terminating on or prior to the date of payment of such purchase, redemption or acquisition.

2.       Liquidation Rights.

         a. Generally. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any amount shall be paid to the holders of any Junior Shares, the Holder of the Series B Preferred shall be paid first out of the assets of the Corporation available for distribution to holders of its capital stock an amount per share equal to, but not exceeding, (i) the Conversion Value, as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like of the Series B Preferred, plus (ii) all accrued but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation (the "Liquidation Date")). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed to the Holder shall be insufficient to permit the payment to the Holder of its full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock (other than Senior Shares) shall be distributed ratably to the Holder and the holders of any Parity Shares.

         b. Events Deemed a Liquidation. For purposes of this Section 2, the Holder may elect to have treated at a liquidation, dissolution or winding up of the Corporation the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority of the voting securities of the surviving or acquiring corporation immediately thereafter (and for purposes of this calculation equity securities which any stockholder or the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded).

         c. Priority. Any amounts payable on the Series B Preferred in the event of any liquidation, dissolution or winding up of the Corporation shall be paid in preference and in priority to the payment of any amounts payable on Junior Shares.

3. Conversion. The Holder has conversion rights as follows (the "Conversion Rights"):

         a. Right to Convert. Upon each of the following to occur from time to time: (i) August 31, 1997, and for 10 Business Days thereafter; (ii) the first day of each fiscal quarter of the Corporation occurring after August 31, 1997, and for 10 Business Days after the first day of each such fiscal quarter;
(iii) the expiration of ten days after the occurrence of an Event of Noncompliance under the Stock Purchase Agreement that is not then cured, and at any time thereafter; (iv) any dividends on the Series B Preferred becoming in arrears, and at any time thereafter; (v) the Corporation no longer holding more than 50% of the outstanding stock and assets of any of [ILLEGIBLE] Holdings, Inc., Oxford Life Insurance Company or Republic Western Insurance Company, and at any time thereafter: or (vi) the Corporation or any of its subsidiaries completing any Excess Equity Offering, and at any time thereafter, then each share of Series B Preferred shall be convertible; at the option of the Holder, into either:

                  i. the number of fully paid and nonassessable shares of Series B Common Stock that results from dividing the Conversion Price per share in effect at the time of conversion into the per share Conversion Value but no more than the maximum amount authorized and available for issuance; or

                  ii. all of the shares of capital stock of Picacho then outstanding.

Upon conversion, all accrued but unpaid dividends (including interest accrued thereon calculated as of the Conversion Date) on the Series B Preferred shall be paid in cash, to the extent permitted by applicable law.

         b. Conversion Price and Conversion Value. The initial Conversion Price of the Series B Preferred shall be $25.00 per share, and the initial Conversion Value of the Series B Preferred shall be $1,000.00 per share. The initial Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as provided in Section 3(d).

         c. Mechanics of Conversion. To convert any shares of Series B Preferred, the Holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation, or notify the Corporation in writing that such certificates have been lost, stolen or destroyed and agree to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice (the "Conversion Notice") to the Corporation at such office that the Holder elects to convert the same, specifying whether the Series B Preferred shares are to be converted into Series B Common Stock or shares of Picacho. As soon as practicable (but not more than one Business Day) after such delivery, or after such notification, the Corporation shall issue and deliver at such office to the Holder, unless the Corporation shall elect instead to redeem the Series B Preferred as provided in Section 5:

                  i. A certificate or certificates for the number of shares of Series B Common Stock to which the Holder shall be entitled if the Holder has elected to convert the Series B Preferred into Series B Common Stock; or

                  ii. A certificate or certificates for all of the outstanding shares of Picacho, if the Holder has elected to convert the Series B Preferred into Picacho, stock;

and, in either case, a check payable to the Holder in the amount of any accrued or declared but unpaid dividends payable pursuant to Section 1, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted or of the notification of lost certificates and the persons entitled to shares of Series B Common Stock or Picacho stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares on such date (the "Conversion Date"). In the event of a notice of redemption of any shares of Series B Preferred pursuant to Section 5, the Conversion Rights shall terminate at the close of business on the

Redemption Date, unless default is made in payment of the redemption price, in which case the Conversion Rights for such shares shall continue until such payment.

         d.       Adjustments to Conversion Price.

                           i.       Adjustments of Conversion Price. The
Conversion Price of the Series B Preferred shall be adjusted if the Corporation issues or is deemed to issue Additional Shares of Common Stock for a consideration per share that is less than the Conversion Price for the Series B Preferred in effect on the date of, and immediately prior to, such issue or deemed issue.

                           ii.      Deemed Issue of Additional Shares of Common
Stock. If the Corporation at any time or from time to time after the date of this Certificate issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(iv)) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (1)      except as provided in Section 5(d)(ii)(2),
no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (2)      if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against [ILLEGIBLE], the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                           (3)      no readjustment pursuant to clause (2) above
shall have the effect of increasing the Conversion Price.

                           iii.     Adjustment of Conversion Price Upon
Issuance of Additional Shares of Common Stock. Except as provided by Section 3(d)(ii)(2). In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii) without consideration or for a consideration per share less than the Conversion Price of the Series B Preferred in effect on the date of and immediately prior to such issue, then and in each such event the Conversion Price of the Series B Preferred shall be reduced to the price (calculated to the nearest cent) [ILLEGIBLE] which the Additional Shares of Common Stock are issued.

                           iv.      Determination of Consideration. For purposes
of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be determined after payment of all commissions paid or discounts given in connection with the issuance or deemed issuance of the shares and shall be computed as follows:

                           (1)      Cash and Property: Such consideration shall:

                                    (a)      insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation;

                                    (b)      insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment: and

                                    (c)      in the event Additional Shares of
Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received for the Additional Shares of Common Stock, computed as provided in clauses (a) and (b) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                           (2)      Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing;

                                    (a)      the total amount, if any, received
or receivable by the Corporation as consideration for the issue of such Options or convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (b)      the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained, therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           v.       Other Adjustments.

                                    (a)      Subdivisions, Combinations, or
Consolidations of Series B Common Stock. In the event the outstanding shares of Series B Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Series B Common Stock, the Conversion Price of the Series B Preferred in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted to achieve the result that, upon conversion of the Series B Preferred into Series B Common Stock, the Holder shall receive, as nearly as possible, the same percentage of the outstanding shares of Series B Common Stock that it would have had the Series B Preferred been converted immediately prior to such subdivision, combination or consolidation.

                                    (b)      Reclassifications. In the case, at
any time after the date of this Certificate, of any capital reorganization or any reclassification of the stock of the corporation (other than as a result of a subdivision, combination or consolidation of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger (A) in which the Corporation is the continuing entity and that does not result in any change in the Common Stock or (B) that is treated as a liquidation pursuant to Section 2(b)), the Conversion Price shall be adjusted so that the shares of the Series B Preferred shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which the Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger if the Holder had converted the shares of the Series B Preferred into Series B Common Stock. The provision of this clause 3(d)(v)(b) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

          e. No Adjustments to Conversion Value. The Corporation shall not effect any stock split, stock dividend, combination or recapitalization of the Series B Preferred and, therefore, the Conversion Value of the Series B Preferred will not be adjusted.

          f. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred pursuant to this Section 3, the Corporation at its expense shall promptly compare such adjustment or readjustment in accordance with the terms of this Certificate and furnish to the Holder a Certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price of the Series B Preferred at the time in effect, and
(iii) the number of shares of Series B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

         g. Status of Converted Stock. In case any shares of Series B Preferred shall be converted pursuant to Section 3, the shares so converted shall be canceled, shall not be reissuable and shall cease to be a part of the outstanding capital stock of the Corporation.

         h. Fractional Shares. In Lieu of any fractional shares of Series B Common Stock to which the Holder would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Series B Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

         i.       Miscellaneous.

                  i. All calculation under this Section S shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  ii. The Holder shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this
Section 3, in which case such determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the Holder, the cost of such appraisal to be borne equally by the Corporation and the Holder.

                  iii. No adjustment in the Conversion Price of the Series B Preferred need be made if such adjustment would result in change in such Conversion Price of less shares $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

         j. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred, such number of its shares of Series B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred. If at any time the number of authorized but unissued shares of Series B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Common Stock to such number of shares as shall be sufficient for such purpose.

4.       Voting Rights.

         a. Except as otherwise required by law and Subsection 4(b), the Holder shall have no voting rights with respect to the Series B Preferred.

         b. So long as any of the shares of Series B Preferred are outstanding, the written consent of the Holder shall be necessary for authorizing, affecting or validating the amendment, alteration, or repeal of any of the provisions of the Articles of Incorporation of the Corporation or of any certificate amendatory thereof or supplemental thereto (including any certificate of amendment or any similar document relating to any series of preferred stock) that would adversely affect the powers, preferences, or special rights of the Series B Preferred, including the creation or authorization of any class of Senior Shares or Party Shares. Any amendment or any resolution or action of the Board of Directors that would create or issue any series of Junior Shares out of the authorized shares of preferred stock, or that would authorize, create, or issue any other Junior Shares (whether or not already authorized), shall not be considered to affect adversely the powers, preferences, or special rights of the outstanding shares of the Series B Preferred.

5.       Redemption.

         a. Optional Redemption. If the Holder exercises its Conversion Rights pursuant to Section 3, then instead of effecting the conversion, the Corporation may, by giving written notice to the Holder (a "Notice of Redemption") not later than one Business Day after receiving the Conversion Notice, elect to redeem all (but not less than all) of the Series B Preferred outstanding on the Redemption Date.

         b. Redemption Value. Upon any redemption of the Series B Preferred, the Corporation shall pay out of funds legally available therefor in cash a sum per share equal to the Conversion Value, together with (i) all accrued but unpaid dividends (including any interest accrued thereon) calculated as of the Redemption Date, (ii) if the Redemption Date is a date other than the last day of a Payment Period, the Interim Payment and (iii) all other costs, fees, expenses, or amounts the Corporation is required to pay Holder pursuant to the Stock Purchase Agreement, regardless of the reason for such redemption or such costs, fees, expenses, or amounts (collectively the "Redemption Value").

         c. Notice of Redemption. Any Notice of Redemption given by the Corporation shall be delivered to the Holder, notifying the Holder of the redemption to be effected. The Notice of Redemption shall:

                  i.       State that the Series B Preferred is to be redeemed:

                  ii. Specify the date (the "Redemption Date") on which the Series B Preferred is to be redeemed, which shall be not more than ten Business Days following the date the Corporation receives the Conversion Notice from the Holder.

                  iii. Request wire transfer or other instructions for the payment of the Redemption Value.

         d. Transfer Instructions. Not less than one Business Day after delivery of the Notice of Redemption, the Holder shall provide the Corporation with instructions for [ILLEGIBLE] or other transfer of the Redemption Value to the Holder.

         e.       Completing the Redemption. On the Redemption Date:

                  i. The Holder shall surrender to the Corporation at the principal offices of the Corporation the Holder's certificate or certificates representing the shares to be redeemed or provide a notice to the Corporation in writing that such certificates have been lost, stolen or destroyed and that the Holder agrees to indemnify the Corporation from any loss incurred by it in connection with such certificates; and

                  ii. The Corporation shall pay the Redemption Value to the Holder by wire or other transfer acceptable to the Holder, and thereupon each surrendered or lost certificate shall be canceled.

         f. Lack of Legally Available Funds. If the funds of the Corporation legally available for redemption of the Series B Preferred are insufficient to redeem the total number of shares of Series B Preferred required to be redeemed on the Redemption Date, then, at the Holder's election in its sole discretion, the Corporation either shall redeem that number of shares of Series B Preferred for which the Corporation has funds legally available or shall not redeem any of the Series B Preferred.

         g. Effect of Redemption. From and after the payment of the Redemption Value, all rights of the Holder shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall notify the Holder, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

7. Notices. All notices and other communications provided for in this Certificate shall be given or made in writing and telecopied, mailed by certified mail return receipt requested or delivered to the intended recipient at such address as shall be designated by such person in a notice to each other relevant person given in accordance with this Section, in addition to any other notices that may be required by law. All such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided herein.

8. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE CORPORATION HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR

COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THE SERIES B PREFERRED SHARES, THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

9. Interest. Any amounts required to be paid under this Certificate that are not paid on the first day such payment may be made and any dividends in arrears shall bear interest from that date at the lesser of (a) the Maximum Rate or (b) the sum of four percent plus the rate per annum publicly announced from time to time by NationsBank. N.A. as its prime rate in effect at its principal office in Charlotte, North Carolina.

10. Maximum Rate. Notwithstanding anything to the contrary contained herein, in the event the Series B Preferred shall be deemed to be debt instead of equity, no provisions of this Certificate shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect shall be adjudicated to be so provided in this Certificate or otherwise in connection with the Series B Preferred, the provisions of this paragraph shall govern and prevail, and neither the Corporation nor the successors or assigns of the Corporation shall be obligated to pay the excess amount of such interest, or any other excess sum paid with respect to the Series B Preferred. If, for any reason, interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness deemed to be evidenced by the Series B Preferred; and, if such principal has been paid in full, any remaining excess shall forthwith be paid to the Corporation. In determining whether or not the interest paid or payable exceed the Maximum Rate, the Corporation and the Holder shall, to the extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire term of the indebtedness deemed to be evidenced by the Series B Preferred so that the interest for the entire period does not exceed the Maximum Rate.

11.      Definitions.

         a. Capitalized terms used in this Certificate and not otherwise defined have the meanings given to those terms in the Series B Stock Purchase Agreement between the Corporation and Blue Ridge Investments. LLC, dated August 30, 1996.

         b. "Additional Amounts" means such amounts. If any, as are necessary to compensate the Holder of any costs incurred by Holder which the Holder determines are attributable, directly or indirectly, to its purchase or holding of the Series B Preferred or any reduction in any amount receivable by the Holder as a holder of the Series B Preferred to the extent such costs and reductions in amount are not reflected in any dividends, fees, reimbursements or other amounts received by the Holder hereunder or under the Stock Purchase Agreement, resulting from (i) an increase (over the dividend rate paid hereunder) in the cost of funding the purchase of the Series B Preferred, or
(ii) any Regulatory Change which:

                  (A) changes the basis of taxation of any amounts payable generally to NationsBank under Eurodollar loans (other than taxes imposed on the overall net income of NationsBank of its applicable lending office for any of such loans by the jurisdiction in which NationsBank has its principal office or such applicable lending office);

                  (B) Imposes or modifies reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, NationsBank (including any of such loans or any deposits referred to in the definition of ("Floating Rate" herein); or

                  (C) imposes any other condition generally affecting loans by NationsBank or any of such extensions of credit or liabilities or commitments.

         c. "Additional Shares of Common Stock" means all shares of Common Stock issued (or, pursuant to Section 3(d)(ii), deemed to be issued) by the Corporation after the date of this Certificate, other than shares of Common Stock issued or issuable:

                  i.       upon conversion of shares of Series B Preferred;

                  ii.      as a dividend or distribution on Series B Preferred;

                  iii.     in a transaction described in Section 3(d)(v);

                  iv. by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock.

         d. "Affiliate" has the meaning given that term in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act.

         e. "Business Day" means (a) any day which commercial banks are not authorized or required to close in charlotte, North Carolina and (b) with respect to all payments, Conversions, Payment Periods, and notices, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in dollar are carried out in the London interbank market.

         f. "Common Stock" means shares of the Corporation's common stock, par value $0.25 per share, serial common stock, or other securities entitled generally to vote in the election of directors of the Corporation.

         g.       "Conversion Date" has the meaning given in Section 3(c).

         h.       "Conversion Notice" has the meaning given in Section 3(c).

         i.       "Conversion Price" has the meaning given in Section 3(b).

         j.       "Conversion Value" has the meaning given in Section 3(h).

         k. "Convertible Securities" means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, except the Series B Preferred.

         l.       "Corporation" means AMERCO, a Nevada corporation.

         m. "Excess Equity Offering" means any offer or sale of equity securities of the Corporation or any of its subsidiaries, whether public or private, after the date of this Certificate, other than (i) the offer and sale of Series B Preferred issued to Holder, (ii) the offer and sale by the Corporation of up to $125,000,000 of equity securities in a single transaction occurring on or before March 1, 1997, and (iii) issuances of equity securities to employees of the Corporation or its subsidiaries pursuant to written employee benefit plans existing on the date of this Certificate in the maximum amount permitted under such plans or arrangements on the date of this Certificate.

         n. "Floating Rate" means, for any Payment Period; the rate per annum that is the lesser of (x) the sum of (i) two and one-quarter percent (2.25%), and (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Payment Period for a term comparable to such Payment Period, or if for any reason such rate is not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Payment Period for a term comparable to such Payment Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates, or (y) the Maximum Rate, Dividends shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) during the Payment Period unless such calculation would result in the dividends exceeding the Maximum Rate, in which case dividends shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding the first sentence of this paragraph, if at any time the dividend is limited by the terms of this Certificate to the Maximum Rate, then any subsequent reduction in the Floating Rate shall not reduce the dividend below the Maximum Rate until the aggregate amount of dividends accrued equals the aggregate amount of dividends which would have accrued on the Series B Preferred if the dividend specified in the first sentence of this paragraph had at all times been in effect.

         o. "Holder" means the holder or holders of record of the Series B Preferred.

         p. "Interim Payment" means such amount or amounts as shall be sufficient to compensate the Holder for any loss, cost, or expense incurred by the Holder as a result of any payment or prepayment for any reason on a date other than the last day of a Payment Period. Without limiting the affect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of dividends which otherwise would have accrued.

on the Conversion Value of the Series B Preferred redeemed from the period from the date of such redemption to the last day of the Payment Period at the applicable rate of dividends for such Series B Preferred provided for herein, over (ii) the interest component of the amount the Holder would have bid in the London interbank market for dollar deposits of leading banks in amounts comparable to the Conversion Value of the Series B Preferred redeemed and with the maturities comparable to the applicable Payment period.

         q. "Junior Shares" means all classes and series of shares that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be subordinate to the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

         r.       "Liquidation Date" has the meaning given in Section 2(a).

         s. "Maximum Rate" means the maximum rate of [ILLEGIBLE] interest permitted from day to day by applicable law, and calculated after taking into account any and all relevant fees, payments, and other charges contracted for, charged or received which are deemed to be interest under applicable law.

         t. "NationsBank" means NationsBank Corporation, a Delaware corporation.

         u. "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, other than the Series B Preferred.

         v. "Parity Shares" means all classes and series of shares that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be on parity with the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding-up of the Corporation.

         w. "Payment Period" means each period commencing on the date any shares of Series B Preferred are first issued or, in the case of each subsequent, successive Payment Period, the last day of the next preceding Payment Period, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Holder may select by written notice to the Corporation at least three days before the the commencement of the applicable Payment Period, except that each such Payment Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Payment Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Payment Period which would otherwise extend beyond a Conversion Date, Redemption Date or Liquidation Date or Liquidation Date shall end on the Conversion Date, Redemption Date or Liquidation Date, as appropriate; and (c) no Payment Period shall have a duration of less than one (1) month. If Holder shall fail to give the Corporation a notice of the length of a Payment Period prior to the end of the then current Payment Period, such Payment Period shall automatically be continued on the last day thereof as Payment Period having a term of one month.

         x. "Picacho" means Picacho Peak Investment Co., a Nevada corporation.

         y.       "Redemption Date" has the meaning given in Section 5(c).

         z. "Regulatory Change" means any change after the date of this Certificate in United States federal, state or foreign laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time) or the adoption or making after such date of any interpretations, directives or requests applying to a class of Institutions including NationsBank of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         aa.      "Senior Shares" means all classes and series of shares,
including the Corporation's Series A 8 1/2% Preferred Stock, that, by the terms of the Corporation's Articles of Incorporation, or by law, shall be senior to the Series B Preferred with respect to the right of the holders thereof to receive dividends and to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding-up of the Corporation.

         bb.      "Series B Common Stock" means the Series B common stock, $0.25 par value per share, of the Corporation.

         cc.      "Stock Purchase Agreement" means the Series B Stock Purchase
Agreement between the Corporation and Blue Ridge Investments, LLC, dated August 30, 1996.

                                [ILLEGIBLE SEAL]

                                    EXHIBIT P

             RESTATED ARTICLES OF INCORPORATION OF REORGANIZED AREC

                                 [SEE ATTACHED]

                            PROPOSED AMENDMENT OF THE

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                           AMERCO REAL ESTATE COMPANY

Article IV of the Restated Articles of Incorporation of Amerco Real Estate Company is amended in its entirety to read as follows:

                                   ARTICLE IV

The number of shares of common stock which this corporation is authorized to issue is twenty million (20,000,000) shares with a par value of One Cent ($0.01) per share. In addition to the common stock authorized to be issued, the corporation is authorized to issue five million $5,000,000) shares of preferred stock, with the Board of Directors having authority to issue such shares in one or more series, with a par value of One Cent ($0.01) per share, with limited voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution regarding such stock adopted by the Board of directors pursuant to the authority expressly vested in it by this provision of the Articles of Incorporation, or any amendment hereto.

Pursuant to 1123(a)(6) of Title 11 of the United States Code, 11 U.S.C.
Sections 101, et seq., and notwithstanding any provision to the contrary in this
Article IV, the Board shall not authorize the issuance of any non-voting shares of common stock or preferred stock.